Exhibit 4.4

US$1,500,000,000 (OR EQUIVALENT)

EXTENDIBLE REVOLVING - TERM CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

OVINTIV CANADA ULC

(as Borrower)

AND

OVINTIV INC.

(as Guarantor)

AND

THE FINANCIAL AND OTHER INSTITUTIONS NAMED HEREIN

FROM TIME TO TIME IN THEIR

CAPACITIES AS LENDERS

(as Lenders)

AND

ROYAL BANK OF CANADA

(as Agent)

Dated as of January 27, 2020

RBC CAPITAL MARKETS

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

CANADIAN IMPERIAL BANK OF COMMERCE

TD SECURITIES

CITIBANK, N.A., CANADIAN BRANCH

(as Joint-Lead Arrangers and Joint Bookrunners)

AND

BMO CAPITAL MARKETS

THE BANK OF NOVA SCOTIA

(as Joint-Lead Arrangers)

AND

BANK OF MONTREAL

THE BANK OF NOVA SCOTIA

(as Documentation Agents)

Norton Rose Fulbright Canada LLP

Blake, Cassels & Graydon LLP

- ii -

5.7	Interest on Overdue Amounts	50
5.8	Standby Fees	50
5.9	Agency Fees	50
5.10	Maximum Rate Permitted by Law	50
5.11	Interest Act	51
5.12	Nominal Rates; No Deemed Reinvestment	51
5.13	Interest on Prepayments and Repayments	51

ARTICLE 6	PAYMENTS	51
6.1	Time and Place of Payment	51
6.2	Currency of Payment	52
6.3	Payments Free and Clear	52
6.4	Account Debit Authorization	53

ARTICLE 7	CONDITIONS PRECEDENT	53
7.1	Conditions Precedent to Effectiveness	53
7.2	Conditions Precedent to all Drawdowns	54
7.3	Conditions Precedent to Conversion or Rollover	55
7.4	Waiver	55

ARTICLE 8	COVENANTS OF THE OBLIGORS	55
8.1	Affirmative Covenants of the Obligors	55
8.2	Negative Covenants of the Obligors	58
8.3	Actions in Respect of Subsidiaries	60

ARTICLE 9	EVENTS OF DEFAULT	60
9.1	Events of Default	60
9.2	Occurrence of an Event of Default	63
9.3	Lenders’ Right to Suspend the Borrowings	63
9.4	Remedies Cumulative	63
9.5	Set-Off	64
9.6	Cash Coverage Account	64
9.7	Application and Sharing of Payments Following Acceleration	65

ARTICLE 10	CHANGE OF CIRCUMSTANCES	65
10.1	Market Disruption	65
10.2	Increased Costs or Reduced Income or Return Due to Change in Law	70
10.3	Illegality	71
10.4	Designation of Different Lending Office	72

ARTICLE 11	PAYMENT OF EXPENSES AND INDEMNITIES	73
11.1	Payment of Expenses	73
11.2	General Indemnity	73

ARTICLE 12	THE AGENT AND THE LENDERS	74
12.1	Authorization of Agent	74
12.2	Responsibility of Agent	74
12.3	Acknowledgement of Lenders	75
12.4	Rights and Obligations of Each Lender	75
12.5	Determinations by Lenders	75
12.6	Notices between the Lenders, the Agent and the Borrower	76
12.7	Agent’s Duty to Deliver Documents Obtained from Borrower	76
12.8	Arrangements for Borrowings	76
12.9	Arrangements for Repayment of Borrowings	76
12.10	Repayment by Lenders to Agent	77
12.11	Adjustments Among Lenders	77
12.12	Lenders’ Consents to Waivers, Amendments, etc.	78
12.13	Reimbursement of Agent’s Expenses	79
12.14	Reliance by Agent on Notices, etc.	80
12.15	Relations with Borrower	80

- iii -

12.16	Successor Agent	80
12.17	Change of Schedule I Reference Bank	81
12.18	Indemnity of Agent	81
12.19	Cash Collateral and Withholding from a Defaulting Lender	81
12.20	Funding if there is a Defaulting Lender	82
12.21	Amendment to this Article 12	84

ARTICLE 13	GUARANTEE	84
13.1	Guarantee	84
13.2	No Subrogation	85
13.3	Amendments, etc. With Respect to the Obligations; Waiver of Rights	85
13.4	Guarantee Absolute and Unconditional	85
13.5	Reinstatement	86
13.6	Not Affected by Bankruptcy	86

ARTICLE 14	NOTICES	87
14.1	Method of Giving Notice	87
14.2	Change of Address	87
14.3	Deemed Receipt	87

ARTICLE 15	GOVERNING LAW AND JUDGMENT CURRENCY	87
15.1	Governing Law	87
15.2	Jurisdiction	87
15.3	Judgment Currency	88

ARTICLE 16	MISCELLANEOUS	88
16.1	Exchange and Confidentiality of Information	88
16.2	Severability	90
16.3	Amendments and Waivers	90
16.4	Survival of Representations	90
16.5	Whole Agreement	90
16.6	Term of Agreement	90
16.7	Time of Essence	90
16.8	Substitution of Lender	91
16.9	Successors and Assigns	91
16.10	AML Legislation and “Know Your Client” Requirements	93
16.11	Platform	93
16.12	Waiver of Jury Trial	94
16.13	Electronic Communications	94
16.14	Counterparts	94
16.15	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	94

- iv -

SCHEDULES

Schedule “A” -	Notice of Drawdown, Repayment or Cancellation of Commitment
Schedule “B” -	Notice of Drawdown by way of Bankers’ Acceptances
Schedule “C” -	Notice of Conversion
Schedule “D” -	Notice of Rollover
Schedule “E” -	Request for Extension
Schedule “F” -	Compliance Certificate
Schedule “G” -	Negative Pledge
Schedule “H” -	Power of Attorney – Bankers’ Acceptances
Schedule “I” -	Lender Transfer Agreement
Schedule “J” -	Commitments

- v -

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of January 27, 2020.

AMONG:

OVINTIV CANADA ULC, a corporation continued under the laws of the Province of British Columbia, having an office in Calgary, Alberta, Canada (the “Borrower”)

AND

OVINTIV INC., a corporation incorporated under the laws of the State of Delaware, having its executive office in Denver, Colorado, United States of America (the “Guarantor”)

AND

each of the financial and other institutions named on Schedule “J” from time to time, in their capacities as Lenders

AND

ROYAL BANK OF CANADA, a Canadian chartered bank having its head office in Toronto, Ontario, Canada, in its capacity from time to time as administrative agent of the Lenders hereunder (in such capacity, the “Agent”)

WHEREAS Encana, certain of the Lenders and the Agent are parties to the Existing Credit Agreement;

AND WHEREAS, pursuant to the Reorganization, Encana will continue and be re-named as the Borrower and become a Wholly-Owned Subsidiary of the Guarantor;

AND WHEREAS the Borrower has requested and the Lenders have agreed to amend and restate the Existing Credit Agreement upon the terms and conditions, and in the form, of this Agreement;

NOW THEREFORE, in consideration of the premises, the mutual covenants and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

In this Agreement:

“Acceleration Notice” has the meaning ascribed thereto in Section 9.2;

“Accounts” means the accounts and records established by the Agent to record the Borrower’s liability to each of the Lenders in respect of the Borrowings and other Loan Indebtedness owing by the Borrower to each of the Lenders hereunder in accordance with Section 4.4;

“Additional Compensation” has the meaning ascribed to that term in Section 10.2;

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Agent;

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise;

“Agent” means Royal when acting in its capacity as agent hereunder, and includes any successor agent appointed pursuant to Section 12.16;

“Agent’s Account for Payments” means:

(i)	for all payments in Canadian Dollars, the following account maintained by the Agent at its Toronto main branch, to which payments and transfers are to be effected as follows:

Royal Bank of Canada

Swift Address: ROYCCAT2

Favour: /00002-266-760-8

RBC Agency Services Group

Toronto, Ontario

Ref: Ovintiv Canada ULC

(ii)	for all payments in US Dollars, the following account maintained by the Agent at its Toronto main branch, to which payments and transfers are to be effected as follows:

JPMorgan Chase Bank, New York, New York

ABA 021000021, Swift code: CHASUS33

Swift Address: ROYCCAT2

Beneficiary: Favour: /00002-408-919-9

RBC Agency Services Group

Toronto, Ontario

Ref: Ovintiv Canada ULC

or such other places or accounts in Canada as may be stipulated by the Agent from time to time and notified in writing to the Borrower and the Lenders;

“Agent’s Branch of Account” means:

Royal Bank of Canada

RBC Agency Services Group

Royal Bank Plaza

P.O. Box 50, 200 Bay Street

12th Floor, South Tower,

Toronto, Ontario

M5J 2W7

Fax: (416) 842-4023

or such other office or branch of the Agent in Canada as the Agent may from time to time advise the Borrower and the Lenders in writing;

“Agreement” or “Credit Agreement” means this agreement, including Schedules “A” to “J” inclusive, and any further amendments or supplements to it;

“AML Legislation” has the meaning given to it in Section 16.10;

“Anti-Corruption Laws” means all laws, rules, and regulations of Sanctions Authorities that apply to the Borrower and its Subsidiaries from time to time concerning or relating to bribery of government officials or public corruption;

“Applicable Law” means, with respect to any Person, property, transaction or event, and whether or not having the force of law, all applicable provisions of laws, statutes, regulations, rules, guidelines, by-laws, treaties, orders, policies, judgments, decrees and official directives of Governmental/Judicial Bodies or Persons acting under the authority of any Governmental/Judicial Body;

“Applicable Pricing Margin” means, with respect to any applicable Borrowing or the standby fees payable under Section 5.8, a rate per annum set forth opposite the applicable Debt Rating:

Level	Debt Rating (S&P/Moody’s/Fitch)	Bankers’ Acceptances / LIBOR Loans / Letters of Credit (in bps)	Prime Loans / USBR Loans (in bps)	Standby Fee (in bps)
1	A/A2/A or higher	80	0	16
2	A-/A3/A-	100	0	20
3	BBB+/Baa1/BBB+	120	20	24
4	BBB/Baa2/BBB	145	45	29
5	BBB-/Baa3/BBB-	170	70	34
6	Lower than Level 5, or unrated by each of S&P, Moody’s and Fitch	225	125	45

provided that, in each case, as applicable:

(i)

if at any time the Guarantor has three Debt Ratings and the Debt Rating assigned by any one Rating Agency is lower than the Debt Rating assigned by any other Rating Agency, then such lowest Debt Rating (the “Disregarded Debt Rating”) shall be disregarded for the purposes of this definition; provided that if the Debt Rating assigned by any two Rating Agencies is the same and is lower than the Debt Rating assigned by the third Rating Agency, then only one of the two lowest Debt Ratings shall be treated as the Disregarded Debt Rating;

(ii)

if at any time the Guarantor has either (A) two Debt Ratings, or (B) three Debt Ratings but one is a Disregarded Debt Rating, and if at any time the Debt Rating assigned by one Rating Agency differs from the Debt Rating assigned by the other Rating Agency by only one rating subcategory, then the Applicable Pricing Margin shall be the applicable rate per annum set forth opposite the higher of the two Debt Ratings;

(iii)

if at any time the Guarantor has either (A) two Debt Ratings, or (B) three Debt Ratings but one is a Disregarded Debt Rating, and if at any time the Debt Rating assigned by one Rating Agency differs from the Debt Rating assigned by the other Rating Agency by two or more rating subcategories, then the Applicable Pricing Margin shall be the average of the applicable rates per annum set forth opposite those two Debt Ratings;

(iv)	the Applicable Pricing Margin for Bankers’ Acceptances and Letters of Credit shall be determined on the date of issuance and shall be subject to adjustment in accordance with Section 5.6;

(v)

with respect to Letters of Credit which are not characterized as Direct Credit Substitutes (as determined by the Fronting Bank, acting reasonably), the Applicable Pricing Margin shall be 66 2/3% of the applicable rates described above; provided that if any such Letter of Credit is determined by the Office of the Superintendent of Financial Institutions Canada to be a Direct Credit Substitute after the issuance thereof, the Applicable Pricing Margin shall be adjusted to 100% of the applicable rates described above with retroactive effect to the date of issuance and the incremental issuance fee payable for the period from the date of issuance to the date of such determination shall be payable on the first Business Day of the next Fiscal Quarter; and

(vi)

if any or all of S&P, Moody’s and Fitch ceases to carry on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments, then the provisions of Section 1.8 (and not Level 6 pricing) shall apply;

“BA Equivalent Loan” means, in relation to a Drawdown of, Conversion into or Rollover of, Bankers’ Acceptances, a Borrowing advanced by a Non-Acceptance Lender pursuant to Section 3.5(f) as part of such Drawdown, Conversion or Rollover;

“BA Suspension Notice” has the meaning given to it in Section 10.1(b)(ii);

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution;

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule;

“Bankers’ Acceptance” means either a depository bill, as defined by the Depository Bills and Notes Act (Canada), or a blank non-interest bearing bill of exchange, as defined by the Bills of Exchange Act (Canada), in either case drawn by the Borrower and accepted by a Lender as a bankers’ acceptance, as evidenced by the Lender’s endorsement thereof at the request of the Borrower pursuant to Section 3.3, 3.8 or 3.9;

“basis point” or “bp” means one one-hundredth of a percent;

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation;

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230;

“Borrower” means Ovintiv Canada ULC, an unlimited liability corporation continued under the laws of British Columbia and any successor thereto permitted pursuant to Section 8.2(c);

“Borrower’s Accounts” means, for all payments in Canadian Dollars, account no. 100-994-3, and, for all payments in US Dollars, account no. 400-284-6, in each case maintained by the Borrower with the Agent at the Agent’s Main Branch in Calgary, Alberta, or such other account or accounts maintained by the Borrower with the Agent as the Borrower may from time to time designate and advise the Agent in writing;

“Borrowing” means (i) an advance by way of Prime Loans, (ii) an advance by way of USBR Loans, (iii) an advance by way of LIBOR Loans, (iv) an acceptance of drafts or Depository Bills to become Bankers’ Acceptances having the same issuance and maturity dates (or BA Equivalent Loans made in lieu thereof) or (v) an issuance of any Letter(s) of Credit, in each case made pursuant to a Notice of Drawdown, Notice of Conversion or Notice of Rollover, or as a result of applying Section 3.4(a), 3.5(g) or 3.7(d);

“Borrowing Conversion Date” means the date on which the Borrower has elected, pursuant to Section 3.8, or is deemed pursuant to Section 3.4(a) or 3.5(g) to have elected, to convert a Borrowing (or a portion thereof) to another type of Borrowing;

“Borrowing Rollover Date” means the date on which the Borrower has elected, pursuant to Section 3.9, (i) to Rollover a LIBOR Loan (or a portion thereof) for a further LIBOR Interest Period, (ii) to Rollover a Bankers’ Acceptance (or a BA Equivalent Loan made in lieu thereof) (or a portion thereof) to a new Bankers’ Acceptance (or a BA Equivalent Loan in lieu thereof), or (iii) to Rollover a Letter of Credit (or a portion thereof) to a new or extended Letter of Credit;

“Bow Office Lease” means, collectively and individually, the Headlease, the Sublease and the Encana Indemnity and all amendments, supplements, renewals, extensions, replacements and restatements of any of the foregoing and any other agreements entered into pursuant to any of the foregoing relating to The Bow office tower or any properties ancillary thereto. For purposes of this definition, “Headlease” means, collectively, the lease made as of the 7th day of February, 2007 between EDP (as landlord) and Encana Leasehold Limited Partnership (“ELLP”) (as tenant), as assigned by EDP to Centre Street Trust pursuant to an assignment and assumption agreement dated the 8th day of February, 2007 between EDP and Centre Street Trust, as amended pursuant to letter agreements dated December 10, 2007, February 11, 2008, February 14, 2008 and February 25, 2009 among Centre Street Trust, ELLP and EDP, and as amended by a lease amending agreement made as of April 22, 2009 among, inter alia, Centre Street Trust and ELLP, as same may be further assigned or amended, restated, superseded, supplemented, extended, replaced or modified from time to time; “Sublease” means the Sublease with respect to a portion of the premises located in The Bow entered into between ELLP as sublandlord and the Borrower as subtenant dated November 29, 2009 and effective on or about November 30, 2009, as such sublease may be amended, restated, superseded, supplemented, extended, replaced or modified from time to time; and “Encana Indemnity” means the indemnity entered into by the Borrower and Encana Developments Partnership (“EDP”) dated February 7, 2007, as assigned by EDP to Centre Street Trust pursuant to an assignment and assumption agreement dated the 8th day of February, 2007 between EDP and Centre Street Trust, as same may be amended, restated, superseded, supplemented, extended, replaced or modified from time to time;

“Branch of Account” means, with respect to each Lender, the branch or office of such Lender at the address set forth in such Lender’s Administrative Questionnaire provided to the Agent or such other branch or office in Canada as such Lender may from time to time advise the Borrower and the Agent in writing; provided that, for purposes of delivering any notice required to be delivered by the Agent to a Lender pursuant to Section 12.8 and for purposes of effecting any payments to a Lender in connection with this Agreement, a Lender may specify to the Borrower and the Agent in writing any other branch or office of such Lender in Canada, and such branch or office shall thereafter be the Branch of Account of such Lender for such purpose;

“Business Day” means a day, excluding Saturday and Sunday, on which Canadian chartered banks are open for business in Calgary, Alberta, Canada and Toronto, Ontario, Canada and, in respect of any payments in US Dollars, a day on which banking institutions are also open for business in New York, New York, USA and, if such matter relates to any determination of LIBOR or a Borrowing or payment in respect of LIBOR Loans, a day on which dealings in US Dollars may be carried on by and between banks in the London interbank market;

“Canadian Dollars”, “Cdn. Dollar” and the symbol “Cdn. $” each mean lawful currency of Canada;

“Capital Adequacy Guidelines” means the capital adequacy guidelines from time to time issued by the Office of the Superintendent of Financial Institutions Canada or any other governmental agency or regulatory authority in Canada regulating or having jurisdiction with respect to any Lender;

“Cash Coverage Account” means an account maintained by the Agent (i) which bears interest for the Borrower’s account at the rates prevailing at the time of deposit for deposits of similar amounts and for similar terms, (ii) which contains amounts received by the Agent from the Borrower pursuant to Section 3.10(c), 3.10(d), 4.2 or 9.6 and (iii) from which the Borrower shall have no withdrawal rights or other entitlement to such amounts (except for any accrued interest thereon unless such interest is required to yield the face amount of any Bankers’ Acceptances) to the extent and for so long as such amounts may be required to satisfy any unmatured or contingent obligations or liabilities of the Borrower to the Agent and the Lenders pursuant to the above sections or are actually used to satisfy any such obligations and liabilities pursuant to the above sections; and, for the purposes hereof and to the foregoing extent, each such account shall be considered to be the Agent’s or Lender’s account and not the Borrower’s account;

“CDOR One Month Rate” means, on any day, the annual rate of interest determined by the Agent as being the arithmetic average of the “BA 1 mth” rate per annum applicable to Canadian Dollar bankers’ acceptances displayed and identified as such on the “Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page” (or any display substituted therefor) as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate); provided, however, if such a rate does not appear on the Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page as contemplated, then CDOR One Month Rate, on any day, shall be the 30 day discount rate quoted to the Agent by the Schedule I Reference Bank (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of one month Bankers’ Acceptances accepted by the Schedule I Reference Bank and in an aggregate amount of Cdn. $10,000,000, and issued on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided further that if and for so long as the long term debt of the Schedule I Reference Bank is assigned a rating of A2 or lower by Moody’s, the Borrower shall be entitled to designate another Lender for the purposes of determination of CDOR One Month Rate pursuant to the preceding proviso and CDOR One Month Rate shall be the average of (i) the rate determined in the absence of this proviso and (ii) the aforesaid rate, determined with the designated Lender substituted for the Schedule I Reference Bank; and provided, further, that if the CDOR One Month Rate would be less than zero on any day, then the CDOR One Month Rate will be deemed to be zero on such day;

“CDOR Rate” means, on any day, the annual rate of interest determined by the Agent as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower displayed and identified as such on the display referred to as the “Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page” (or any display substituted therefor) as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such a rate does not appear on such Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page, then the CDOR Rate, on any day, shall be the discount rate quoted to the Agent by the Schedule I Reference Bank (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances accepted by the Schedule I Reference Bank in a comparable amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued by the Borrower on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that if the CDOR Rate would be less than zero on any day, then the CDOR Rate will be deemed to be zero on such day;

“CDOR Discontinuation Date” has the meaning given to it in Section 10.1(b);

“Centralized Banking Arrangements” means any centralized banking arrangements entered into by the Borrower and/or any of its Subsidiaries with any financial institution in the ordinary course of business for the purpose of obtaining cash management services (which arrangements may include, without limitation, the pooling and set-off of account balances between accounts belonging to different entities, the provision of guarantees or indemnities or the assumption of joint and several liabilities by one or more entities in regard to obligations of one or more other entities, or other similar arrangements);

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time;

“Commitment” means, in relation to a Lender, such Lender’s Syndicated Commitment or Fronting Bank Commitment, as the context may require;

“Common Equity Securities” means the securities of a Person which are entitled to share without limitation in a distribution of the assets of such Person upon any liquidation, dissolution or winding-up of such Person;

“Compliance Certificate” means a compliance certificate substantially in the form attached hereto as Schedule “F” executed by any Senior Financial Officer;

“Consolidated Capitalization” means, at the end of a Fiscal Quarter, and as determined on a consolidated basis in accordance with GAAP, the aggregate of:

(i)	Consolidated Net Worth; and

(ii)	Consolidated Debt;

“Consolidated Debt” means, at the end of a Fiscal Quarter and as determined on a consolidated basis in accordance with GAAP, all Financing Debt of the Guarantor at such time but excluding any Financing Debt referred to in the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio;

“Consolidated Debt to Consolidated Capitalization Ratio” means, at the end of a Fiscal Quarter, the ratio of Consolidated Debt at such date to Consolidated Capitalization at such date; provided that, for the purposes of calculating such ratio, Consolidated Debt shall exclude:

(i)

any Financing Debt where the Guarantor or a Subsidiary has irrevocably deposited with the proper depository in trust the necessary cash or marketable debt instruments for the defeasance, redemption or satisfaction of such Financing Debt prior to its scheduled maturity date in accordance with the provisions of the indenture, agreement or other instrument governing such Financing Debt (and such deposits shall be excluded in any calculation of the Consolidated Tangible Assets); and

(ii)

any new Financing Debt borrowed or issued for the purpose of repaying or satisfying any existing Financing Debt prior to its maturity date provided that (A) such existing Financing Debt matures within 12 months of the date on which the new Financing Debt is borrowed or issued, (B) such new Financing Debt will only be excluded to the extent it is deposited into a segregated account of the Guarantor or the applicable Subsidiary (as certified by the President or a Senior Financial Officer of the Guarantor or the Borrower in an officer’s certificate delivered to the Agent promptly after such deposit) and (C) such deposits shall be excluded in any calculation of the Consolidated Tangible Assets. Any such deposit and the Guarantor’s or the applicable Subsidiary’s, as the case may be, intention to repay such existing Financing Debt with such deposit shall be confirmed in each regularly scheduled Compliance Certificate which is delivered prior to repayment of such existing Financing Debt;

“Consolidated Net Worth” means, at the end of a Fiscal Quarter and as determined in accordance with GAAP on a consolidated basis for the Guarantor, the consolidated shareholders’ equity as shown on the consolidated balance sheet of the Guarantor (including, for certainty, to the extent included as shareholders’ equity on such balance sheet, preferred securities and minority interests, but excluding all amounts included in shareholders’ equity attributable to Non-Recourse Assets and without giving effect to the non-cash ceiling test impairments and other changes in aggregate of US$ 7,746,000,000 as at December 31, 2011 as a consequence of Encana’s adoption of US GAAP);

“Consolidated Tangible Assets” means, at the end of a Fiscal Quarter and as determined in accordance with GAAP on a consolidated basis for the Guarantor, the total assets of the Guarantor shown on the consolidated balance sheet of the Guarantor (excluding (i) goodwill, trademarks, copyrights and other similar intangible assets and (ii) Non-Recourse Assets and without giving effect to the non-cash ceiling test impairments and other changes in aggregate of US$10,585,000,000 as at December 31, 2011 as a consequence of Encana’s adoption of US GAAP); provided that Consolidated Tangible Assets shall not include any deposits referred to in either (i) or (ii) of the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio;

“Conversion” means a conversion or deemed conversion of one type of Borrowing or a portion thereof into another type of Borrowing in accordance with the provisions of this Agreement;

“Credit Facility” means the credit facility established pursuant to Section 3.1;

“Debt Ratings” means the ratings that have been most recently announced by S&P, Moody’s and Fitch (or, as applicable under Section 1.8, a Substitute Rating Entity) for any class of senior unsecured non-convertible publicly-held long term debt of the Guarantor;

“Default” means any event or circumstance which, with the giving of notice, lapse of time (or both) or the fulfillment of any other event or condition (including, for certainty and as applicable, the making of a Borrowing) would become an Event of Default;

“Defaulting Lender” means any Lender, as reasonably determined by the Agent:

(i)

that has failed to fund any payment or its portion of any Borrowings required to be made by it hereunder or to purchase or fund any participation required to be purchased or funded by it hereunder in each case within one (1) Business Day after the date that such funding was required hereunder;

(ii)

that has notified the Borrower, the Agent or any Lender (verbally or in writing) that it does not intend to or is unable to comply with any of its funding obligations under this Agreement or has made a public statement to that effect or to the effect that it does not intend to or is unable to fund advances generally under credit arrangements to which it is a party;

(iii)

that has failed, within three (3) Business Days after request by the Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Borrowings including participations in then outstanding Letters of Credit;

(iv)

that has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute;

(v)	in respect of which a Lender Insolvency Event or a Lender Distress Event has occurred in respect of such Lender or its Lender Parent;

(vi)	that is generally in default of its obligations under other existing credit or loan documentation under which it has commitments to extend credit; or

(vii)	that becomes, or its Lender Parent has become, the subject of a Bail-In Action;

“Depository Bill” has the meaning ascribed thereto in the Depository Bills and Notes Act (Canada);

“Direct Credit Substitutes” has the meaning contemplated within the Capital Adequacy Guidelines;

“Discount Proceeds” means the net cash proceeds to the Borrower from the sale of Bankers’ Acceptances at the applicable Discount Rate, before deduction or payment of stamping fees to be paid to the Lenders pursuant to Section 5.4;

“Discount Rate” means:

(i)	with respect to an issue of Bankers’ Acceptances accepted by a Lender that is a Schedule I Bank:

(A)

in the case of a standard term of one (1) month, two (2) months or three (3) months, the annual rate of interest determined by the Agent as being the arithmetic average of the yield rates per annum (calculated on a year of 365 days) applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower, displayed and identified as such on the “Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page” (or any display substituted therefor) as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent in good faith after

10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such rates do not appear on such Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page as contemplated, then the Discount Rate for purposes of this paragraph (i), on any day, shall be the discount rate quoted to the Agent by the Schedule I Reference Bank (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of Canadian Dollar bankers’ acceptances accepted by the Schedule I Reference Bank having comparable face values and identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower, and issued on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided further that if and for so long as the long term debt of the Schedule I Reference Bank is assigned a rating of A2 or lower by Moody’s, the Borrower shall be entitled to designate another Lender for the purposes of the determination of Discount Rate pursuant to the preceding proviso and the Discount Rate for purposes of this paragraph (i) shall be the average of (A) the rate determined in the absence of the proviso and (B) the aforesaid rate, determined with the designated Lender substituted for the Schedule I Reference Bank; and

(B)	in the case of any other term:

(1)	if such term is less than one (1) month, such rate of interest as may be determined by the Agent (acting reasonably); and

(2)

if such term is greater than one (1) month, such rate of interest as may be determined by the Agent (acting reasonably) in accordance with its customary practices by interpolating between the rates of interest determined in accordance with subparagraph (A) above for the immediately shorter and immediately longer standard terms; and

(ii)	with respect to an issue of Bankers’ Acceptances accepted by a Lender that is a Schedule II Bank or a Schedule III Bank, the lesser of:

(A)

the arithmetic average of the yield rates per annum (calculated on a year of 365 days) quoted to the Agent by the Schedule II/III Reference Banks (determined as of 10:00 a.m. (Toronto time) on the date of determination), which rates would be applicable in respect of the purchase by the Schedule II/III Reference Banks of Canadian Dollar bankers’ acceptances accepted by the Schedule II/III Reference Banks having comparable face values and identical issue dates and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower, and issued on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; and

(B)	the sum of the Discount Rate, determined in accordance with paragraph (i) above, and 10 bps per annum;

provided that if the Discount Rate as determined above is less than zero on any day, then the Discount Rate shall be deemed to be zero on such day;

“Drawdown” means an advance or deemed advance of funds or other extension of credit in accordance with the provisions of this Agreement, and for certainty includes the issuance of a Letter of Credit but does not include a Conversion or a Rollover;

“Drawdown Date” means a Business Day, at the expiration of the notice period specified pursuant to Section 3.3, on which the Borrower obtains a Drawdown;

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a Lender Parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its Lender Parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway;

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution;

“Effective Date” means the date on which all conditions in Section 7.1 are satisfied or waived by the Lenders.

“Encana” means Encana Corporation, a corporation subsisting under the Canada Business Corporations Act prior to the Reorganization;

“Equivalent Amount” in one currency (the “First Currency”) of an amount in another currency (the “Other Currency”) means, as of the date of determination, the amount of the First Currency which would be required to purchase such amount of the Other Currency at the average exchange rate quoted by the Bank of Canada at approximately the close of business on the Business Day that such determination is required to be made (or, if such determination is required to be made before close of business on such Business Day, then at approximately close of business on the immediately preceding Business Day); provided that, in either case, if no such rate is quoted, it shall mean the spot rate of exchange for wholesale transactions quoted by the Agent at approximately noon (Toronto time) on such date of determination in accordance with its normal practice or, if such date of determination is not a Business Day, on the Business Day immediately preceding such date of determination;

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time;

“Event of Default” means any of the occurrences referred to in Section 9.1 if, at the time of, or during the continuance of any such occurrence, a Borrowing is outstanding;

“Excluded Taxes” means:

(i)

all taxes on, based on, measured by or with respect to the Agent’s or a Lender’s net or gross income, gains, capital, receipts, franchises, excess profits or conduct of business (unless such taxes are in lieu of any Taxes the Borrower or a Guarantor Subsidiary would otherwise be required to pay hereunder) that are taxes imposed in a jurisdiction or any political subdivision thereof as a consequence of the Agent or applicable Lender carrying on a trade or business or having a permanent establishment in that jurisdiction or otherwise being organized under the laws of or being a resident in that jurisdiction;

(ii)

all U.S. federal withholding Taxes imposed under FATCA, and any Taxes or penalties arising from a Lender’s failure to properly comply with such Lender’s obligations imposed under the Canada-United States Enhanced Tax Information Exchange Agreement Implementation Act (Canada) or the similar provisions of legislation of any other jurisdiction that has entered into an agreement with the United States of America to provide for the implementation of FATCA-based reporting in that jurisdiction; and

(iii)

any Taxes imposed on a payment or deemed payment by reason of the recipient not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Borrower or being a “specified shareholder” of the Borrower (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) at the time of payment or deemed payment, or by reason of such recipient not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Borrower or a “specified shareholder” of the Borrower at the time of payment or deemed payment;

“Existing Credit Agreement” means the restated credit agreement dated as of July 16, 2015 among Encana (as predecessor to the Borrower), the Existing Lenders and the Agent, as amended prior to the Effective Date;

“Existing Lenders” means those financial and other institutions which are parties as “Lenders” to the Existing Credit Agreement;

“Extension Date” has the meaning ascribed to that term in Section 3.12(a);

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable), any current or future regulations (whether final, temporary or proposed in final form) or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code;

“Fed Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York, based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time and as published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, or, if such day is not a Business Day, such rate for the immediately preceding Business Day for which the same is published or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Agent, acting reasonably; provided that if the Fed Funds Rate would be less than zero on any day, then the Fed Funds Rate shall be deemed to be zero on such day;

“Finance Co.” means Encana Holdings Finance Corp., an unlimited liability company incorporated under the laws of Nova Scotia, and any successor thereto;

“Finance Lease” means, at any time, any finance lease or other arrangement providing for the right of the lessee thereunder to use property, real or personal, moveable or immovable (whether or not such lease or other arrangement is intended as security), and in respect of which the present value of the minimum rental commitment or other amounts payable by the lessee thereunder would, in accordance with GAAP, be accounted for as a finance lease on a balance sheet of the lessee thereunder; provided that any real property leases (including the Bow Office Lease) and any other leases (whether entered into before or after December 31, 2019) that are or would be characterized as operating leases under GAAP as at December 31, 2019 shall be deemed to be operating leases and shall be excluded from this definition;

“Financing Debt” means, with respect to any Person and at any time, all indebtedness for borrowed money of such Person at such time and specifically includes (without duplication):

(i)	indebtedness of such Person arising pursuant to bankers’ acceptance facilities, note purchase facilities and commercial paper programs;

(ii)	indebtedness of such Person for borrowed money evidenced by and owed under a bond, note, debenture or similar instrument;

(iii)

all indebtedness of such Person representing the deferred purchase price of any property which, in accordance with its terms is, or after giving effect to any renewal or extension provisions of such arrangements may be, payable by such Person more than 12 months after the date of acquisition;

(iv)	the amounts under Finance Leases under which such Person is the lessee which, in accordance with GAAP, are capitalized on the balance sheet of such Person;

(v)

indebtedness of such Person arising pursuant to letters of credit or letters of guarantee securing or supporting any indebtedness referred to in the foregoing parts of this definition and in paragraph (vi) of this definition; and

(vi)

(y) obligations of such Person under guarantees, indemnities or other contingent obligations securing or supporting any indebtedness or other obligations of any other Person referred to in the foregoing parts of this definition, and (z) all other obligations of such Person incurred for the purpose of or having the effect of providing financial assistance to another Person to secure or support any indebtedness or other obligations of any other Person referred to in the foregoing parts of this definition, including endorsements with recourse of bills of exchange constituting or evidencing any such indebtedness or obligations (other than for collection or deposit in the ordinary course of business);

provided that Financing Debt of a Person shall not include (A) any Non-Recourse Debt of such Person, (B) indebtedness under any real property leases (including the Bow Office Lease) and any other leases (whether entered into before or after December 31, 2019) that are or would be characterized as operating leases under GAAP as at December 31, 2019 and (C) where such Person is a Wholly-Owned Subsidiary, any of the foregoing which is owed to the Guarantor, the Borrower or another Wholly-Owned Subsidiary or owed by the Guarantor or the Borrower to a Wholly-Owned Subsidiary;

“Fiscal Quarter” means the first three (3) months of a Fiscal Year, and each successive period of three (3) months in such Fiscal Year;

“Fiscal Year” means the fiscal year as adopted by the Guarantor from time to time and which is currently the one year period commencing on January 1 of each year and ending on December 31 of such year;

“Fitch” means Fitch Ratings Inc., its Affiliates and their respective successors;

“Fronting Bank Commitment” means, in relation to a Fronting Bank, the amount set forth opposite such Fronting Bank’s name in the second column on Schedule “J” from time to time, as such Fronting Bank Commitment may hereafter be increased, cancelled , reduced or terminated from time to time pursuant to this Agreement;

“Fronting Banks” means, from time to time, any Lenders selected by the Borrower and the Agent which have agreed to act as a fronting bank to issue Letters of Credit up to their respective Fronting Bank Commitments; provided that with respect to any particular Letter of Credit issued hereunder, “Fronting Bank” shall mean the Lender which issued that Letter of Credit;

“GAAP” means generally accepted accounting principles in the United States which are in effect from time to time, unless the Guarantor’s most recent audited annual or unaudited interim financial statements are not prepared in accordance with generally accepted accounting principles in the United States, in which case GAAP shall mean generally accepted accounting principles in Canada in effect from time to time;

“Governmental/Judicial Body” means:

(i)

any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board (including any board having jurisdiction in respect of pipelines or the oil and gas industry generally) and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances;

(ii)

any Person to whom a government, parliament or legislature, any regulatory or administrative authority, agency, commission or board or any other statute, rule or regulation making entity referred to in paragraph (i) has delegated power or authority under a statute, rule or regulation thereof; and

(iii)	any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;

“Guarantor” means Ovintiv Inc., a corporation incorporated under the laws of the State of Delaware and any successor thereto, in its capacity as covenantor and guarantor under this Agreement;

“Guarantor Subsidiary” means, at any time, a Subsidiary which is then guaranteeing the Obligations pursuant to a guarantee in a form acceptable to the Agent (acting reasonably);

“Interest Date” means, in respect of Borrowings by way of Prime Loans and USBR Loans, the first Business Day of each month;

“Investment Grade” means a Debt Rating from at least two Rating Agencies of not lower than BBB- from S&P, Baa3 from Moody’s and BBB- from Fitch (or, if applicable, an equivalent Debt Rating from a Substitute Rating Entity);

“LC Draft” means any draft, bill of exchange, receipt, acceptance, demand or other request for payment presented to a bank as provided in a Letter of Credit;

“Lender Distress Event” means, in respect of a given Lender, such Lender or its Lender Parent is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guarantees or other support (including, without limitation, the nationalization or assumption of ownership or operating control by the Government of the United States, Canada or any other Governmental/Judicial Body) or is otherwise adjudicated as, or determined by any Governmental/Judicial Body having regulatory authority over such Lender or Lender Parent or their respective assets to be, insolvent or bankrupt or deficient in meeting any capital adequacy or liquidity standard of any such Governmental/Judicial Body; provided that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Lender Parent (including the exercise of control over such Lender or its Lender Parent through such ownership interest) by a Governmental/Judicial Body or an instrumentality thereof;

“Lender Insolvency Event” means, in respect of a given Lender, such Lender or its Lender Parent:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)	becomes insolvent, is deemed insolvent by Applicable Law or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)

(A) institutes, or has instituted against it by a regulator, supervisor or any similar Governmental/Judicial Body with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, (x) a proceeding pursuant to which such Governmental/Judicial Body takes control of such Lender’s or Lender Parent’s assets, (y) a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or (z) a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar Governmental/Judicial Body; or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a Person or entity not described in clause (A) above and either (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (y) is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof;

(v)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vi)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of all of its assets;

(vii)

has a secured party take possession of all or a substantial portion of all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case, within fifteen (15) days thereafter;

(viii)

causes or is subject to any event with respect to it which, under the Applicable Law of any jurisdiction, has an analogous effect to any of the events specified in subparagraphs (i) to (vii) above, inclusive; or

(ix)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing;

“Lender Parent” means any Person that directly or indirectly controls a Lender and, for the purposes of this definition, “control” shall have the same meaning as set forth in the definition of “Affiliate” contained herein;

“Lenders” means each of the financial and other institutions named on Schedule “J” hereto as a Lender which has executed this Agreement or, as a Permitted Assignee, an agreement substantially in the form of Schedule “I”, and includes Royal in its capacity as a Lender, but excludes any such financial or other institution, the Commitment of which has been reduced to zero, and also excludes the Agent in its capacity as the Agent; and “Lender” means any one of such Lenders, as applicable;

“Lender’s Proportion” means, at any time and from time to time with respect to each Lender:

(i)

if there has been delivered an Acceleration Notice, or during the continuance of an Event of Default specified in Section 9.1(b) or 9.1(c), in each such case at a time during which there are Outstandings, the proportion that the amount of such Lender’s Outstandings at such time bears to the amount of the total Outstandings of all Lenders at such time; and

(ii)	at any other time, the proportion that the amount of such Lender’s Syndicated Commitment at such time bears to the Total Syndicated Commitment;

“Letter of Credit” means a performance, standby or documentary letter of credit issued by the Fronting Bank at the request of the Borrower pursuant to Section 3.7;

“LIBOR” means, with respect to any LIBOR Interest Period applicable to a Borrowing by way of a LIBOR Loan:

(i)

in the case of a standard LIBOR Interest Period of one (1) month, two (2) months, three (3) months or six (6) months, the rate of interest per annum, based upon a year of 360 days, (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent to be the offered rate listed on the “LIBOR 01 Page” (or any display substituted therefor) of Reuter’s Monitor Money Rates Service (or any successor thereto designated by the Agent) that displays the ICE Benchmark Administration Limited (or its successor) Interest Settlement Rate applicable to such LIBOR Interest Period for purposes of displaying the rates at which US Dollar deposits are offered for deposit in the London interbank market) at approximately 11:00 a.m. London, England time two (2) Business Days prior to the Drawdown Date, Borrowing Conversion Date or Borrowing Rollover Date, as applicable, for such Borrowing and for the LIBOR Interest Period selected; and

(ii)	in the case of any other LIBOR Interest Period:

(A)	if such LIBOR Interest Period is less than one (1) month, such rate of interest as may be determined by the Agent (acting reasonably); and

(B)

if such LIBOR Interest Period is greater than one (1) month, such rate of interest as may be determined by the Agent (acting reasonably) in accordance with its customary practices by interpolating between the rates of interest appearing on the page referred to in subparagraph (i) above for the immediately shorter and immediately longer standard LIBOR Interest Periods;

provided that, (x) if such service is unavailable then LIBOR shall be determined by the Agent as the rate at which deposits of comparable term and amount are offered by it to prime banks in the London interbank market at or approximately 11:00 a.m. London, England time on such date and (y) if LIBOR as determined above would be less than zero on any day, then LIBOR shall be deemed to be zero on such day;

“LIBOR Discontinuation Date” has the meaning given to it in Section 10.1(a)(vi);

“LIBOR Interest Date” means:

(i)	the last day of each LIBOR Interest Period; and

(ii)

if the Borrower selects a LIBOR Interest Period for a period longer than three (3) months, the dates falling every three (3) months after the beginning of such LIBOR Interest Period and on the last day of such LIBOR Interest Period;

“LIBOR Interest Period” means, with respect to a Borrowing by way of a LIBOR Loan, the period commencing with and including the Drawdown Date, Borrowing Conversion Date or Borrowing Rollover Date, as applicable, as the first day of the LIBOR Interest Period for that Borrowing, and ending on (but, for greater certainty, excluding for the purpose of interest calculation) a day which is not sooner than the numerically corresponding day one (1) calendar month thereafter and not later than the numerically corresponding day six (6) calendar months thereafter, or such other day as is agreed to by all applicable Lenders, selected by the Borrower upon giving to the Agent a Notice of Drawdown, Notice of Conversion or Notice of Rollover, as applicable, so long as deposits in US Dollars for such period are readily available to the Lenders in the London interbank market; provided further that:

(i)

if any such LIBOR Interest Period commences on a day of a calendar month for which there is no numerically corresponding day in the calendar month at the end of the LIBOR Interest Period, such LIBOR Interest Period shall end on the last Business Day of such subsequent calendar month; and

(ii)

if any such LIBOR Interest Period ends on a day which is not a Business Day, such LIBOR Interest Period shall end the next Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the immediately preceding Business Day;

“LIBOR Loans” means the loans made available by the Lenders to the Borrower pursuant to Sections 3.3, 3.8 or 3.9, which the Borrower has elected to denominate in US Dollars and has agreed to pay interest thereon in accordance with Section 5.3;

“LIBOR Suspension Notice” has the meaning given to it in Section 10.1(a)(iv);

“Loan Documents” means this Agreement (including Schedules “G”, “H” and “J”), the letter agreements referred to in Sections 3.7(g) and 5.9 and, when executed and delivered, Schedules “A”, “B”, “C”, “D”, “E”, “F” and “I”;

“Loan Indebtedness” means the aggregate, at any time, of:

(i)	all Outstandings; and

(ii)	all interest, fees and other amounts payable by the Borrower hereunder or under the other Loan Documents,

but, for certainty, shall not include contingent obligations under the Loan Documents not then due or owing, including such obligations under indemnities contained therein;

“Loans” means Prime Loans, USBR Loans and LIBOR Loans;

“Majority Lenders” means any Lender or group of Lenders having Lender’s Proportions, in aggregate, of 50.1% or more;

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Material Adverse Effect” means any act, event or condition that has a material adverse effect on (i) the consolidated financial condition and operations of the Guarantor and its Subsidiaries, taken as a whole, (ii) the ability of the Guarantor to pay any amounts owing from time to time under this Agreement or (iii) the validity or enforceability of this Agreement, provided that in no event shall fluctuations in commodity prices for oil and/or natural gas be regarded as an act, event or condition that in and of itself has a Material Adverse Effect;

“Material Subsidiary” means from time to time (i) the Borrower, (ii) any other Subsidiary of the Guarantor which, on a consolidated basis for such Subsidiary and its Subsidiaries, has assets which have a value, as reflected on the consolidated balance sheet of the Guarantor most recently delivered to the Lenders hereunder, in excess of 10% of the value of the consolidated assets of the Guarantor and its Subsidiaries as reflected therein (without giving effect to the non-cash ceiling test impairments and other changes as at December 31, 2011 as a consequence of Encana’s adoption of US GAAP) and, (iii) any other Subsidiary so designated by the Borrower;

“Maturity Date” means, with respect to a Commitment, July 15, 2024, as such date may, from time to time, be extended pursuant to Section 3.12 in respect of such Commitment;

“Moody’s” means Moody’s Investors Service, Inc., its Affiliates and their respective successors;

“Negative Pledge” means the covenants of the Guarantor set forth in Schedule “G”;

“Non-Acceptance Discount Rate” means, for any day, the simple average of the Discount Rate in paragraph (i) of the definition of Discount Rate and the Discount Rate in paragraph (ii) of such definition;

“Non-Acceptance Lender” means a Lender which does not accept bankers’ acceptances in the ordinary course of its business;

“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender;

“Non-Guarantor Subsidiary” means, at any time, a Subsidiary which is not then a Guarantor Subsidiary;

“Non-Recourse Assets” means the Guarantor’s proportion (determined on a consolidated basis in accordance with GAAP) of assets owned directly or indirectly by the Guarantor or any Subsidiary which meet all of the following conditions: (i) the assets represent a specific Project, whether alone or in association with others, (ii) debt for borrowed money is owed to one or more Non-Recourse Creditor(s), was incurred for the purpose of financing the costs of such Project and the recourse of such creditors in relation to such debt is limited to the assets of such Project (including equity interests and investments in any Non-Recourse Subsidiary), and (iii) neither the Guarantor nor any Subsidiary is liable or has issued a guarantee in respect of any such debt, other than any such debt or any such guarantee in respect of which the recourse thereunder is limited to the assets of such Project (including equity interests and investments in any Non-Recourse Subsidiary); provided that upon all such debt to all such creditors in respect of any such assets being repaid, such assets shall then cease to be Non-Recourse Assets;

“Non-Recourse Creditor” means an arm’s length creditor whose recourse is limited to Non-Recourse Assets, to the exclusion of any and all other recourse, whether directly or indirectly, by way of guarantees or otherwise, against the Guarantor or any Subsidiary in respect of any such debt or liability referred to in the definition of Non-Recourse Assets except for non-recourse guarantees and/or non-recourse pledges which are limited in recourse to equity interests and investments in any Non-Recourse Subsidiary;

“Non-Recourse Debt” means debt incurred for the purpose of financing the costs of a specific Project and due or otherwise owing to a Non-Recourse Creditor;

“Non-Recourse Subsidiary” means a Subsidiary whose material assets are Non-Recourse Assets;

“Notice of Conversion” means a notice substantially in the form of Schedule “C” to this Agreement, duly completed with all information necessary to effect a Conversion, given or to be given by the Borrower to the Agent pursuant to this Agreement;

“Notice of Drawdown” means a notice substantially in the form of Schedule “A” or, in the case of a Drawdown by way of Bankers’ Acceptances (or BA Equivalent Loans in lieu thereof), Schedule “B” to this Agreement, duly completed with all information necessary to effect a Drawdown, given or to be given by the Borrower to the Agent pursuant to this Agreement;

“Notice of Extension” means a written notice by the Agent, on behalf of some or all of the Lenders for a period of not more than five (5) years from the Extension Date, to the Borrower pursuant to Section 3.12 extending the then current Maturity Date in respect of the Commitments of such Lenders;

“Notice of Rollover” means a notice substantially in the form of Schedule “D” to this Agreement, duly completed with all information necessary to effect a Rollover, given or to be given by the Borrower to the Agent pursuant to this Agreement;

“Obligations” means, collectively and at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower to the Agent and the Lenders under, pursuant or relating to this Agreement and the other Loan Documents and including all Outstandings and all interest, commissions, legal and other costs, charges and expenses payable by the Borrower under this Agreement and such other Loan Documents, whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again;

“Obligors” means, collectively, the Borrower and the Guarantor and “Obligor” means either of them;

“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department;

“Outstanding Principal” means, at any time, the Equivalent Amount in US Dollars of the Outstandings at such time disregarding any due and unpaid interest;

“Outstandings” at any time means the aggregate at such time of:

(i)	the principal amounts outstanding of, and all due and unpaid interest in respect of, Prime Loans;

(ii)	the principal amounts outstanding of, and all due and unpaid interest in respect of, USBR Loans and LIBOR Loans;

(iii)	the amounts payable at maturity of all outstanding Bankers’ Acceptances and BA Equivalent Loans; and

(iv)	the aggregate undrawn face amount of all outstanding Letters of Credit;

provided that (A) for the purpose of calculating the Outstandings owing to any Lender at any time, such Lender shall be deemed to have issued its Lender’s Proportion of all outstanding Letters of Credit for which it has a reimbursement or indemnification obligation in the circumstances contemplated in Section 3.7(d) and (B) where the context requires, the Outstandings shall mean only those Outstandings owing to a particular Lender;

“Permitted Assignee” has the meaning ascribed thereto in Section 16.9(a);

“Person” means a natural person, partnership, corporation, joint stock company, unlimited liability company, limited liability company, trust, unincorporated association or other entity and, as and when applicable, the heirs, executors, administrators, successors or other legal representative, as the case may be, of such entity;

“Prime Loans” means the loans made available by the Lenders to the Borrower pursuant to Section 3.3, 3.8 or 3.9 with respect to which the Borrower has agreed to pay interest thereon in accordance with Section 5.1 or which are made available to the Borrower by the Lenders as a result of applying Section 3.5(g) or 3.7(d);

“Prime Rate” means, with respect to outstanding Prime Loans, on any day, the greater of:

(i)

the annual rate of interest most recently announced from time to time by the Schedule I Reference Bank (and, if not the Agent, notified to the Agent) as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by the Schedule I Reference Bank in Canada; and

(ii)	the annual rate of interest equal to the aggregate of CDOR One Month Rate and 0.75% per annum;

provided that if all such rates are equal, then the “Prime Rate” shall be the rate specified in (i) above;

“Project” means the acquisition, construction and development of previously undeveloped or newly acquired assets forming an economic unit capable of generating sufficient cash flow, on the basis of reasonable initial assumptions, to cover the operating costs and debt service required to finance the undertaking relating to such assets over a period of time which is less than the projected economic life of the assets, and includes any commercial operation for which such assets were so acquired, constructed or developed and which is subsequently carried on with such assets by such economic unit and, for certainty, includes each such Project which exists at the Effective Date or which is acquired, created or comes into existence after the Effective Date;

“Public Material Subsidiary” means any Material Subsidiary whose Common Equity Securities have been listed on any stock exchange at all times since such Material Subsidiary first became a Material Subsidiary;

“Reorganization” means the reorganization of Encana Corporation which includes:

(i)	the exchange of common shares of Encana for shares of common stock of the Guarantor resulting in Encana becoming a Wholly-Owned Subsidiary of the Guarantor; and

(ii)	the renaming of and continuation and conversion of Encana into the Borrower as an unlimited liability corporation under the Business Corporations Act (British Columbia),

all as more particularly described in the arrangement and reorganization agreement dated as of October 31, 2019 between Encana and 1847432 Alberta ULC;

“Request for Extension” means a written request by the Borrower to the Agent on behalf of some or all of the Lenders pursuant to Section 3.12 requesting such Lenders to issue a Notice of Extension in respect of the Commitments of such Lenders, in the form attached as Schedule “E”;

“Restricted Subsidiary” has the meaning ascribed thereto in the Negative Pledge;

“Rollover” means:

(i)

with respect to any LIBOR Loan, the continuation of all or a portion of such Loan for an additional LIBOR Interest Period subsequent to the initial or any subsequent LIBOR Interest Period applicable thereto;

(ii)

with respect to any Bankers’ Acceptance (or BA Equivalent Loan made in lieu thereof), the issuance of new Bankers’ Acceptances (or making of new BA Equivalent Loans) in respect of all or any portion of such Bankers’ Acceptance (or BA Equivalent Loans made in lieu thereof) on the maturity date thereof; and

(iii)

with respect to any Letter of Credit, the extension or replacement of an existing Letter of Credit in respect of all or any portion of such Letter of Credit effective on the expiry date thereof including, for certainty, any extension referred to in the proviso in Section 3.9(c); provided that the beneficiary thereof (including any successor or permitted assigns thereof) remains the same, the maximum amount available to be drawn thereunder is not increased, the currency in which the same is denominated remains the same and the terms upon which the same may be drawn remain the same;

all in accordance with the provisions of this Agreement;

“Royal” means Royal Bank of Canada, a Canadian chartered bank;

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions;

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-specific list of designated Persons maintained by OFAC, the United States Department of State, or by the United Nations Security Council, in all cases, to the extent not inconsistent with Applicable Law in Canada;

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority that are applicable to the Borrower or its Subsidiaries; provided that, with respect to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United Nations Security Council, to the extent such sanctions or trade embargoes are not inconsistent with Applicable Law in Canada;

“Sanctions Authority” means any of: (i) the federal government of Canada; (ii) the federal government of the United States of America; (iii) the United Nations Security Council (to the extent not inconsistent with Applicable Law in Canada); or (iv) the respective governmental institutions, departments and agencies of any of the foregoing, including OFAC and the United States Department of State; and “Sanctions Authorities” means all of the foregoing Sanctions Authorities, collectively;

“Schedule I Bank” means a bank under Schedule I of the Bank Act (Canada);

“Schedule I Reference Bank” means Royal, or such other Lender as may from time to time be appointed as the Schedule I Reference Bank pursuant to Section 12.17;

“Schedule II Bank” means a bank under Schedule II of the Bank Act (Canada);

“Schedule II/III Reference Banks” means, other than Bank of America, N.A., Canada Branch, (i) any two or more Lenders which are Schedule II Banks or Schedule III Banks, as selected from time to time by the Agent and approved by the Borrower, each acting reasonably, and shall include any other Lender that is a Schedule II Bank or Schedule III Bank selected from time to time by the Agent and approved by the Borrower, each acting reasonably, in substitution for or replacement of any then existing Schedule II/III Reference Banks, or (ii) if there is only one Schedule II Bank or Schedule III Bank that is a Lender, that Lender alone;

“Schedule III Bank” means an authorized foreign bank under Schedule III of the Bank Act (Canada);

“Senior Financial Officer” means the Chief Financial Officer, Chief Accounting Officer, Vice-President Finance, Comptroller, Assistant Comptroller, Treasurer or Assistant Treasurer or any other officer of the Guarantor and/or the Borrower, as applicable, having a similar title or position;

“S&P” means S&P Global Ratings, a division of S&P Global Inc., its Affiliates and their respective successors;

“Subsidiary” means, with respect to any Person (“X”) (i) any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is, at the time, directly, indirectly or beneficially owned or controlled by X or one or more of its Subsidiaries or by X and one or more of its Subsidiaries, and (ii) any partnership or other entity of which at least a majority of the outstanding income interests or capital interests are at the time directly, indirectly or beneficially owned or controlled by X or one or more of its Subsidiaries or by X and one or more of its Subsidiaries; provided that unless otherwise expressly provided or the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” shall be and shall be deemed to be references to a Subsidiary or Subsidiaries of the Guarantor;

“Substitute Rating Entity” has the meaning assigned thereto in Section 1.8(b)(i);

“Syndicated Borrowings” means Borrowings made available by the Syndicated Lenders pursuant to the Syndicated Commitments;

“Syndicated Commitment” means, in relation to a Syndicated Lender, the amount set forth opposite such Syndicated Lender’s name in the first column on Schedule “J” from time to time, as such Syndicated Commitment may hereafter be increased, cancelled, reduced or terminated from time to time pursuant to this Agreement;

“Syndicated Lenders” means, from time to time, those Lenders then providing Syndicated Commitments;

“Tax” means all present and future taxes, levies, duties, imposts, stamp and documentary taxes, deductions, charges or withholdings imposed by any Governmental/Judicial Body, and all liabilities with respect thereto, including all income taxes, capital taxes, excise taxes, financial institution duties, debit taxes and similar levies, and any interest, additions to tax and penalties imposed with respect to any of the foregoing;

“Total Syndicated Commitment” means, at any time, an amount equal to the aggregate of all of the Syndicated Commitments at such time;

“US Base Rate” means, with respect to outstanding USBR Loans, on any day, the greatest of:

(i)

the annual rate of interest most recently announced from time to time by the Schedule I Reference Bank (and, if not the Agent, notified to the Agent) as being its reference rate then in effect for determining interest rates on US Dollar denominated commercial loans made by the Schedule I Reference Bank in Canada;

(ii)	the annual rate of interest equal to the aggregate of the Fed Funds Rate and 0.75% per annum; and

(iii)	the annual rate of interest equal to the aggregate of the one month LIBOR and 0.75% per annum;

provided that if all such rates of interest are equal, then the “US Base Rate” shall be the rate specified in (i) above;

“USBR Loans” means the loans made available by the Lenders to the Borrower pursuant to Section 3.3, 3.8 or 3.9 with respect to which the Borrower has agreed to pay interest thereon in accordance with Section 5.2 or which are made available to the Borrower by the Lenders as a result of applying Section 3.4(a), 3.7(d) or 10.1;

“US Dollars” and the symbol “US $” each mean lawful currency of the United States of America;

“US GAAP” means generally accepted accounting principles in the United States of America in effect from time to time;

“Wholly-Owned Subsidiary” means (i) any corporation of which 100% of the outstanding shares having by the terms thereof ordinary voting power to vote with respect to the election of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for so long as it continues) is at the time directly, indirectly or beneficially owned or controlled by the Guarantor or one or more of its Wholly-Owned Subsidiaries or by the Guarantor and one or more of its Wholly-Owned Subsidiaries, or (ii) any partnership or other entity of which 100% of the outstanding income interests and capital interests is at the time directly, indirectly or beneficially owned or controlled by the Guarantor or one or more of its Wholly-Owned Subsidiaries or by the Guarantor and one or more of its Wholly-Owned Subsidiaries; and

“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Headings and Table of Contents

The headings, the table of contents, and the Article and Section titles are inserted for convenience only and are to be ignored in construing this Agreement.

1.3	References

All references to Sections, Articles and Schedules are to Sections, Articles and Schedules to this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder”, “this Agreement” and similar expressions mean and refer to this Agreement as hereafter supplemented or amended.

1.4	Rules of Interpretation

The singular includes the plural and vice versa; “month” means calendar month; and “in writing” or “written” includes printing, typewriting, or any electronic means of communication capable of being visibly reproduced at the point of reception, including telecopier, telex or telegraph.

1.5	Generally Accepted Accounting Principles

(a)	Unless otherwise defined, each accounting term used in this Agreement has the meaning assigned to it under GAAP.

(b)	In calculating the financial tests set forth in Sections 8.1(j) and 8.2(e), such calculations shall be based upon the Guarantor’s consolidated financial statements for the relevant period.

1.6	Changes in GAAP or Accounting Policies

(a)	If:

(i)

there occurs a material change in GAAP after the date hereof, including as a result of any future conversion by the Guarantor from generally accepted accounting principles in the United States to generally accepted accounting principles in Canada (or vice versa); or

(ii)	the Guarantor or any of its Subsidiaries adopts a material change in an accounting policy in order to more appropriately present events or transactions in its financial statements;

and the above change would require disclosure under GAAP in the consolidated financial statements of the Guarantor and would cause an amount required to be determined for the purposes of any financial test in Section 8.1(j) or 8.2(e) or any financial term or threshold used in Section 2.1(c), 8.2(f), the Negative Pledge, Section 9.1 or elsewhere in this Agreement (each a “Financial Covenant/Term”) to be materially different than the amount that would be determined without giving effect to such change, the Guarantor shall notify the Agent of such change (an “Accounting Change”). Such notice (an “Accounting Change Notice”) shall describe the nature of the Accounting Change, its effect on the current and immediately prior year’s financial statements in accordance with GAAP and state whether the Guarantor desires to revise the method of calculating one or more of the Financial Covenants/Terms (including the revision of any of the defined terms used in the determination of such Financial Covenant/Term) in order that amounts determined after giving effect to such Accounting Change and the revised method of calculating such Financial Covenant/Term will approximate the amount that would be determined without giving effect to such Accounting Change and without giving effect to the revised method of calculating such Financial Covenant/Term. The Accounting Change Notice shall be delivered to the Agent within sixty (60) days after the end of the Fiscal Quarter in which the Accounting Change is implemented or, if such Accounting Change is implemented in the fourth Fiscal Quarter or in respect of an entire Fiscal Year, within 120 days after the end of such period.

(b)

If, pursuant to the Accounting Change Notice, the Guarantor does not indicate that it desires to revise the method of calculating one or more of the Financial Covenants/Terms, the Majority Lenders may within thirty (30) days after receipt of the Accounting Change Notice notify the Guarantor that they wish to revise the method of calculating one or more of the Financial Covenants/Terms in the manner described above.

(c)

If either the Guarantor or the Majority Lenders so indicate that they wish to revise the method of calculating one or more of the Financial Covenants/Terms, the Guarantor and the Majority Lenders shall in good faith attempt to agree on a revised method of calculating such Financial Covenants/Terms so as to reflect equitably such Accounting Change with the desired result that the result of the evaluation of the Guarantor’s financial condition shall be substantially the same after such Accounting Change as if such Accounting Change had not been made. Until the Guarantor and the Majority Lenders have reached agreement in writing on such revised method of calculation, all amounts to be determined hereunder shall continue to be determined without giving effect to the Accounting Change. For greater certainty, if no notice of a desire to revise the method of calculating the Financial Covenants/Terms in respect of an Accounting Change is given by either the Guarantor or the Majority Lenders within the applicable time period described above, then the method of calculating the Financial Covenants/Terms shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Covenants/Terms shall be determined after giving effect to such Accounting Change.

(d)

If a Compliance Certificate is delivered in respect of a Fiscal Quarter or Fiscal Year in which an Accounting Change is implemented without giving effect to any revised method of calculating any of the Financial Covenants/Terms, and subsequently, as provided above, the method of calculating one or more of the Financial Covenants/Terms is revised in response to such Accounting Change, the Borrower shall deliver a revised Compliance Certificate. Any Event of Default which arises as a result of the Accounting Change and which is cured by this Section 1.6 shall be deemed to have never occurred.

1.7	Schedules

Schedules “A” to “J” are attached to and constitute part of the terms and conditions of this Agreement.

1.8	Certain Matters Related to Ratings Explained

For the purposes hereof:

(a)

the long term debt of the Guarantor shall not be considered to be “not rated” (or to like effect) by S&P, Moody’s or Fitch (each, a “Rating Agency”) by reason of such Rating Agency ceasing to carry on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments. If two of the Rating Agencies cease carrying on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments, then for purposes of calculating “Applicable Pricing Margin” and the definition of “Investment Grade”, the rating of the remaining Rating Agency only shall be utilized;

(b)	if all of the Rating Agencies cease carrying on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments, then:

(i)

the Borrower and the Lenders shall attempt in good faith for a period of 30 days thereafter to determine substitute definitions for or amendments to the Applicable Pricing Margin and Investment Grade, which may include attempting to agree on some other entity (which may include a debt rating agency or a nationally recognized securities dealer) (a “Substitute Rating Entity”) to assign a rating to the long term debt of the Guarantor as contemplated in the following paragraph (ii) and to agree, if necessary, on the ratings of such Substitute Rating Entity which most closely correspond to those in the definitions of Applicable Pricing Margin and Investment Grade, as applicable (“Equivalent Ratings”); and

(ii)

if by the end of such 30 day period the Borrower and the Lenders have not agreed upon substitute definitions for or amendments to the Applicable Pricing Margin and Investment Grade, as applicable, pursuant to the preceding paragraph (i), then during a period of 60 days thereafter, the Borrower and the Lenders shall, if such has not already been accomplished, continue to attempt in good faith to agree on a Substitute Rating Entity and, if applicable, Equivalent Ratings and, if a Substitute Rating Entity has been agreed on, the Guarantor shall attempt to obtain from the Substitute Rating Entity a rating (“Substitute Rating”) for the long term debt of the Guarantor;

it being agreed that:

(iii)

during the 30 day and 60 day periods contemplated in the preceding paragraphs (i) and (ii), or such part thereof which elapses before an alternate approach is finally established as contemplated in such paragraphs (i) and (ii), the rates applicable from time to time in accordance with the Applicable Pricing Margin and based on the rating applicable to the long term debt of the Guarantor immediately before the commencement of the 30 day period contemplated in the preceding paragraph (i) shall apply;

(iv)

if a Substitute Rating Entity and, if applicable, Equivalent Ratings have been agreed on and the Substitute Rating Entity has established a Substitute Rating for the long term debt of the Guarantor by or before the expiration of the 60 day period contemplated in the preceding paragraph (ii), then thereupon and thereafter the same shall apply and, if applicable, the Applicable Pricing Margin and the definition of Investment Grade shall be deemed to have been amended to incorporate the Equivalent Ratings in place of the ratings referred to in the Applicable Pricing Margin and the definition of Investment Grade; provided the Substitute Rating shall be subject to review by the Substitute Rating Entity from time to time (but not more often than once in any 12 month period) at the request of either the Borrower or the Agent given in writing to the other (any such review to determine whether the Substitute Rating should change to another rating category or, if applicable, Equivalent Rating for the long term debt of the Guarantor) and if any such review results in a change in the Substitute Rating, then thereupon and thereafter (subject to further reviews as aforesaid) the same shall apply; and

(v)

if an alternate approach has not been finally established as contemplated in the preceding paragraphs (i) and (ii) by the expiration of the 60 day period referred to in the preceding paragraph (ii), then the rates applicable from time to time in accordance with the Applicable Pricing Margin and based on the rating applicable to the long term debt of the Guarantor immediately before the commencement of the 30 day period contemplated in the preceding paragraph (i) shall continue to apply;

(c)

a rating assigned by a Rating Agency (or, as applicable, Substitute Rating Entity) shall be, as applicable, considered to be “lower” than another rating assigned by such Rating Agency (or, as applicable, Substitute Rating Entity) or by the other Rating Agency if it denotes a poorer creditworthiness assessment (for instance, “B” is lower than “A”);

(d)

the rating categories and ratings of any Rating Agency or Substitute Rating Entity referred to herein shall include any equivalent rating category or rating of such Rating Agency or Substitute Rating Entity which replaces the same; and

(e)

any reference in this Section 1.8 to the long term debt of the Guarantor (or to like effect) shall be deemed to be a reference to the senior unsecured non-convertible publicly-held long term debt of the Guarantor.

1.9	Amendment and Restatement

The Borrower, the Guarantor, the Agent and the Lenders acknowledge and agree that as of the Effective Date:

(a)

the provisions of the Existing Credit Agreement are amended, modified and restated in their entirety on the terms and conditions, and in the form, of this Agreement and, as so amended, modified and restated, are ratified and confirmed; and

(b)

all rights, obligations and indebtedness which have arisen and remain outstanding under the Existing Credit Agreement as of the Effective Date including, without limitation, all “Outstandings” as defined in the Existing Credit Agreement and all accrued and unpaid interest thereon, fees and other amounts owing thereunder shall, subject only to the effect of the amendments and modifications to the Existing Credit Agreement effected by this Agreement, continue in full force and effect as rights, obligations and indebtedness under this Agreement, all in accordance with and subject to the provisions herein set forth; provided that nothing in this Agreement shall constitute a new loan or loans or the provision of new credit or the effective repayment and readvance or replacement of such “Outstandings” as of the Effective Date, and the liability of the Borrower in respect of such “Outstandings” shall be and be deemed to be continued under and governed by this Agreement from and after the Effective Date.

1.10	Divisions

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties

Each of the Guarantor (without any limitation) and the Borrower (whose representations and warranties will be limited to only Sections 2.1(a), (b), (c), (d) and (j) below) represents and warrants to each of the Lenders and the Agent that:

(a)

Corporate Existence and Authority: Each Obligor is duly incorporated and each Material Subsidiary is duly incorporated, amalgamated or otherwise constituted, and each Obligor and each Material Subsidiary is (i) validly existing under the laws of its jurisdiction of incorporation, amalgamation, continuance or constitution, as applicable, (ii) is duly qualified to carry on business in all jurisdictions in which it carries on any business, except to the extent the failure to be so qualified would not have a Material Adverse Effect, and (iii) has full power and authority to own its properties and conduct its business as presently conducted;

(b)

Necessary Approvals or Consents: No consent, approval, authorization or other action by, and no publication, notice to or filing or registration with, any Governmental/Judicial Body is required for the execution, delivery and performance by each Obligor of each Loan Document to which it is a party (except such as have already been obtained and are in full force and effect);

(c)

Authorization and Constating Documents: Each Obligor has full corporate power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party and the execution, delivery and performance thereof have been duly authorized by all necessary corporate action and do not:

(i)	violate any provision of the articles or by-laws of such Obligor;

(ii)	violate any provision of Applicable Law affecting such Obligor which violation would have a Material Adverse Effect;

(iii)

result in a breach of, constitute a default under, or result in the creation of, any encumbrance on any properties or assets of such Obligor or any of the Material Subsidiaries (in the case of any Material Subsidiaries that are not Wholly-Owned Subsidiaries, to the best knowledge of the Obligors, after due inquiry) or, to the best knowledge of the Obligors, after due inquiry, of its other Subsidiaries, under any agreement or instrument to which such Obligor or any of its Subsidiaries is a party or by which any such properties or assets of such Obligor or any of its Subsidiaries may be bound or affected where such breach, default or encumbrance would have a Material Adverse Effect; or

(iv)

constitute, and would not, with the giving of notice or lapse of time (or both), or the fulfilment of any other condition, constitute, an event entitling one or more parties (including lessors under Finance Leases), after the expiry of applicable cure periods, to accelerate the payment of any Financing Debt of such Obligor or any of its Subsidiaries where the amount owed by such Obligor or such Subsidiary after such acceleration in respect of such Financing Debt would exceed the greater of US$200,000,000 and two (2%) percent of Consolidated Net Worth;

(d)

Enforceability of Agreement: This Agreement is, and each other Loan Document when delivered to any of the Lenders or the Agent hereunder will be, a legal, valid and binding obligation of the Obligor(s) party thereto, enforceable against such Obligor(s) in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights generally, and to the equitable and statutory powers of the courts having jurisdiction;

(e)

Compliance with Applicable Law: The Guarantor and each Material Subsidiary and their respective business and operations are in compliance with all Applicable Laws, including environmental laws, have all necessary consents, authorizations, approvals, orders, certificates and permits from, and have made all necessary filings (including tax filings, subject to good faith contestations) with, all federal, provincial, territorial, state and local authorities to conduct their business, except to the extent that the failure to so comply with such laws, or to have obtained or filed the foregoing, would not have a Material Adverse Effect;

(f)

Litigation and Administrative Proceeding: Except as has been disclosed to the Agent in writing, there are no actions, suits or proceedings in respect of which process has been duly served upon the Guarantor or any of its Subsidiaries, and to the best knowledge, information and belief of the Guarantor, there are no actions, suits or proceedings pending or threatened against any Obligor or any of its Subsidiaries, before any Governmental/Judicial Body, which is reasonably likely to be determined adversely and, if determined adversely, would have a Material Adverse Effect;

(g)

Judgments: The Guarantor is not in default of any judgment, order, writ, injunction or decree of any Governmental/Judicial Body and is, to the best of the knowledge, information and belief of the Guarantor, complying with all decrees, statutes and regulations of any Governmental/Judicial Body, except to the extent that any such default or failure to comply would not have a Material Adverse Effect;

(h)

Financial Statements: The most recent audited consolidated financial statements of the Guarantor have been prepared in accordance with GAAP and present fairly the financial position of the Guarantor as of the date thereof;

(i)

Adverse Changes: Except as has been disclosed to the Agent in writing since the date of the most recent audited consolidated financial statements of the Guarantor delivered to the Lenders hereunder, no change in the Guarantor’s financial condition has occurred which would have a material adverse effect on (i) the ability of the Borrower or the Guarantor, as applicable, to pay any amounts owing from time to time under this Agreement or (ii) the validity or the enforceability of this Agreement; provided that in no event shall fluctuations in commodity prices for oil and/or natural gas be regarded as a change in the Borrower’s or the Guarantor’s financial condition in and of itself;

(j)

Pari Passu Ranking: All payment obligations of each Obligor hereunder and any Guarantor Subsidiary under its guarantee of the Obligations rank at least pari passu in right of payment with the other most senior unsecured indebtedness of such Obligor or such Guarantor Subsidiary, as applicable, for borrowed money;

(k)	No Default: No Default or Event of Default has occurred and is continuing;

(l)

Accuracy of Information: To the knowledge of the Guarantor, all information, materials and documents (other than any information expressly disclaimed by any Obligor and forecasts) prepared by any Obligor and delivered to the Agent in connection with this Agreement are true and accurate in all material respects as of the Effective Date except to the extent that any inaccuracy would not have a Material Adverse Effect;

(m)	Anti-Corruption Laws and Sanctions:

(i)	None of the Guarantor or its Material Subsidiaries is a Sanctioned Person or permanently located, organized or ordinarily resident in a Sanctioned Country;

(ii)

No part of the proceeds of a Drawdown will be knowingly (as determined at the date of such Drawdown) used (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person known by the Guarantor to be in violation of any Anti-Corruption Laws, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Agent or any Lender in any material respect, (B) for the purpose of funding, financing or facilitating any activities or, business or transaction of or with any Person known to the Guarantor to be a Sanctioned Person, or in any country known to the Guarantor to be a Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to the Guarantor or its Material Subsidiaries, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Agent or any Lender in any material respect; and

(iii)

Where used in this Section 2.1(m), references to “knowingly” or “known” means the actual knowledge of the president, chief executive officer, chief financial officer, treasurer or assistant treasurer of the Guarantor;

(n)	Investment Company: None of the Guarantor or any of its Subsidiaries is an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended; and

(o)

Margin Stock: Neither the Guarantor nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of a Drawdown will be used for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System.

2.2	Deemed Representation and Warranty Upon Drawdown

Each Notice of Drawdown given by the Borrower to the Agent shall be deemed to be a representation and warranty by the Guarantor (with respect to all of the representations and warranties in Section 2.1) and the Borrower (with respect to only those representations and warranties in Sections 2.1 (a), (b), (c), (d) and (j)) to each of the Lenders and the Agent that the representations and warranties contained in Section 2.1 (other than Section 2.1(l) which is intended to apply only as of the Effective Date) are, as of the date of such notice, and will be, as of the applicable Drawdown Date, true and correct in all material respects as of each such date.

2.3	Deemed Representation and Warranty Upon Conversion or Rollover

Except as expressly stated otherwise therein (in which case Section 9.3 shall apply), each Notice of Conversion and Notice of Rollover given by the Borrower to the Agent shall be deemed to be a representation and warranty by the Guarantor to each of the Lenders and the Agent that the representation and warranty contained in Section 2.1(k) is, as of the date of such notice, and will be, as of the applicable Borrowing Conversion Date or Borrowing Rollover Date, true and correct in all material respects as of such date.

2.4	Nature of Representations and Warranties

The representations and warranties set out in this Agreement, or deemed to be made pursuant hereto, shall survive the execution and delivery of this Agreement and the making of each Drawdown, Conversion and Rollover hereunder, notwithstanding any investigations or examinations which may be made by the Agent, the Lenders or their legal counsel. Such representations and warranties shall survive until this Agreement has been terminated and all Loan Indebtedness then owing by the Borrower hereunder have been repaid in full.

ARTICLE 3

THE CREDIT FACILITY

3.1	Obligations of the Lenders

Relying on each of the representations and warranties set out in Article 2 and subject to the terms and conditions of this Agreement, each Lender agrees to make Borrowings available to the Borrower in respect of such Lender’s Commitments at the Agent’s Account for Payments up to an aggregate principal amount at any time outstanding not in excess of the amount of its respective Commitments.

3.2	Purpose/Certain Acquisitions

(a)

Subject to Section 3.2(b), the Borrower covenants and agrees it will use the Borrowings only for general corporate purposes (domestic and international), including, without limitation, to support the issuance of commercial paper, acquisitions and working capital, all in accordance with the provisions of this Agreement.

(b)

In the event the Borrower wishes to utilize proceeds of one or more Borrowings to, or to provide funds to any Subsidiary to, finance an offer to acquire (which shall include an offer to purchase securities, solicitation of an offer to sell securities, an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any Person (the “Target”) which constitutes a “take-over bid” pursuant to applicable securities legislation (a “Take-over”), then either:

(i)

prior to or concurrently with delivery to the Agent of any Notice of Drawdown or Notices of Drawdown pursuant to Section 3.3 requesting one or more Borrowings, the proceeds of which are to be used to finance such Take-over, the Borrower shall provide to the Agent evidence satisfactory to the Agent (acting reasonably) that the board of directors or like body of the Target, or the holders of the requisite number of securities of the Target as are required to approve such Take-over to ensure the successful completion of such Take-over under Applicable Law, has or have approved, accepted, or recommended to security holders acceptance of, the Take-over; or

(ii)	the following steps shall be followed:

(A)

at least five (5) Business Days prior to the delivery to the Agent of any Notice of Drawdown or Notices of Drawdown pursuant to Section 3.3 requesting one or more Borrowings intended to be used to finance such Take-over, the President or a Senior Financial Officer of the Borrower shall advise the Agent, who shall promptly advise an appropriate officer of each Lender of the particulars of such Take-over in sufficient detail to enable each such Lender to determine whether it has a conflict of interest if Borrowings from such Lender are used by the Borrower to finance such Take-over;

(B)

within three (3) Business Days of being so advised, each such Lender shall notify the Agent of such Lender’s determination as to whether such a conflict of interest exists (such determination to be made by such Lender in the exercise of its sole discretion, having regard to such considerations as it deems appropriate); provided that in the event such Lender does not so notify the Agent within such three (3) Business Day period, such Lender shall be deemed to have notified the Agent that it has no such conflict of interest; and

(C)	the Agent shall promptly notify the President or a Senior Financial Officer of the Borrower of each such Lender’s determination;

and in the event that any such Lender has such a conflict of interest (an “Affected Lender”), then upon the Agent so notifying the Borrower, the Affected Lender shall have no obligation to provide Borrowings to finance such Take-over, notwithstanding any other provision of this Agreement to the contrary; provided however that each other relevant Lender which has, or is deemed to have, no such conflict of interest (a “Non-Affected Lender”) shall have an obligation, up to the amount of its Commitment, to provide Borrowings to finance such Take-over, and Borrowings to finance such Take-over shall be provided by each Non-Affected Lender in accordance with the ratio, determined prior to the provision of any Borrowings to finance such Take-over, that the Commitment of such Non-Affected Lender bears to the aggregate of the Commitments of all the Non-Affected Lenders.

(c)

If Borrowings are used to finance a Take-over (a “Take-over Loan”) and there are Affected Lenders, subsequent Borrowings shall be funded firstly by Affected Lenders, and subsequent repayments shall be applied firstly to Non-Affected Lenders, in each case, until such time as the proportion that the amount of each Non-Affected Lender’s Outstandings bears to the amount of the total Outstandings of all Lenders is equal to such proportion which would have been in effect but for the application of this Section 3.2.

3.3	Drawdowns

Subject to the provisions of this Agreement, prior to the Maturity Date the Borrower may, upon delivery of a Notice of Drawdown to the Agent in accordance with the provisions of this Agreement, borrow from, repay to, and reborrow from the Lenders by way of Borrowings up to an amount at any time outstanding not in excess of the amount of the Total Syndicated Commitment from time to time in effect, by way of:

(a)	Prime Loans in minimum amounts of Cdn. $10,000,000 and multiples of Cdn. $1,000,000, upon at least same day prior notice;

(b)

acceptance of drafts or Depository Bills to constitute Bankers’ Acceptances (or making BA Equivalent Loans in lieu thereof) in minimum amounts of Cdn. $10,000,000 and multiples of Cdn. $1,000,000, upon at least one (1) Business Day’s prior notice;

(c)	USBR Loans in minimum amounts of US$10,000,000 and multiples of US$1,000,000, upon at least same day prior notice;

(d)	LIBOR Loans in minimum amounts of US$10,000,000 and multiples of US$1,000,000, upon at least three (3) Business Days’ prior notice; and

(e)	Letters of Credit in accordance with the provisions of Section 3.7.

Any Notice of Drawdown to be given by the Borrower pursuant to this Section 3.3 shall be delivered to the Agent at the Agent’s Branch of Account at or prior to 12:00 noon (Toronto time) on the last day on which such notice can be given. Such Notice of Drawdown shall be substantially in the form of Schedule “A”, in the case of Prime Loans, USBR Loans, LIBOR Loans and Letters of Credit, and shall be substantially in the form of Schedule “B”, in the case of Bankers’ Acceptances and BA Equivalent Loans. Subject to the provisions of this Agreement, the Lenders shall make Borrowings available to the Borrower in accordance with Section 12.8.

3.4	LIBOR Loans

(a)

Deemed Conversion of LIBOR Loans: If, with respect to any outstanding Borrowing by way of LIBOR Loans, the Borrower has not, by 12:00 noon (Toronto time) on the last day of the LIBOR Interest Period applicable thereto, (i) duly elected to convert such Borrowing to another basis of Borrowing under Section 3.8, (ii) duly elected to Rollover such Borrowing under Section 3.9, or (iii) duly given notice of repayment of such Borrowing under Section 3.10, the Borrower shall be deemed to have elected to convert such LIBOR Loans to USBR Loans on the last day of the LIBOR Interest Period applicable thereto pursuant to Section 3.8.

(b)	Other Terms: Each LIBOR Loan shall:

(i)

subject to availability, have a LIBOR Interest Period selected by the Borrower of not less than one (1) month and not more than six (6) months, or such other period as is agreed to by all Lenders from time to time; and

(ii)	begin and end on a Business Day and not extend beyond the earliest then applicable Maturity Date.

3.5	Bankers’ Acceptances

(a)

Acceptance and Purchase of Bankers’ Acceptances: Subject to the terms and conditions of this Agreement, each Lender agrees to either (i) accept Bankers’ Acceptances issued by the Borrower and requested pursuant to Section 3.3, 3.8 or 3.9 and purchase such Bankers’ Acceptances in accordance with Section 12.8; or, (ii) if such Lender is a Non-Acceptance Lender, make BA Equivalent Loans in accordance with Sections 3.5(f) and 12.8.

(b)

Payment: The Borrower agrees to pay the applicable Lender the face amount of each Bankers’ Acceptance accepted by such Lender on its maturity date and hereby waives presentment for payment of such Bankers’ Acceptance by such Lender and agrees not to claim from such Lender any days of grace for the payment at maturity of such Bankers’ Acceptance, notwithstanding that (if such should be the case) any such Banker’s Acceptance has been unlawfully issued or used or put into circulation fraudulently or without authority, and the Borrower shall indemnify such Lender against any loss, cost, damage, expense or claim regardless of by whomsoever made, that such Lender may suffer or incur by reason of any fraudulent, unauthorized or unlawful issue or use of any such bankers’ acceptance form, except any fraudulent, unauthorized or unlawful issue or use of any such bankers’ acceptance form which is caused by the negligence or wilful act or omission of such Lender or any of its officers, employees, agents or representatives or which occurs as a result of such Lender or any of its officers, employees, agents or representatives failing to use the same standard of care in the custody of such bankers’ acceptance form as it uses in the custody of its own property of a similar nature.

(c)	Other Terms: Each Bankers’ Acceptance shall:

(i)

subject to availability, have a term selected by the Borrower of not less than one (1) month and not more than three (3) months, or such other period as is agreed to by all Lenders under the Credit Facility from time to time;

(ii)	have a maturity date which shall be on a Business Day and not later than the earliest then applicable Maturity Date; and

(iii)	be in a form satisfactory to the applicable Lender.

(d)

Power of Attorney Respecting Bankers’ Acceptances: As a condition precedent to each Lender’s obligation to accept Bankers’ Acceptances hereunder, the Borrower agrees to the power of attorney annexed hereto as Schedule “H”, enabling such Lender to execute and deliver Bankers’ Acceptances for and on behalf of the Borrower.

(e)

Applicability of DBNA: It is the intention of the parties that all Bankers’ Acceptances accepted by the Lenders (other than a Lender which elects to accept Bankers’ Acceptances in the form of bills of exchange instead of Depository Bills) under this Agreement shall be issued in the form of a Depository Bill, be deposited with and be made payable to a “clearing house” (as defined in the Depository Bills and Notes Act (Canada)). The Agent and the Lenders shall effect the following practices and procedures and, subject to the approval of the Majority Lenders, establish and notify the Borrower and the Lenders of any additional procedures, consistent with the terms of this Agreement and the requirements of the Depository Bills and Notes Act (Canada), as are reasonably necessary to accomplish such intention:

(i)

each Bankers’ Acceptance accepted and purchased by a Lender hereunder shall have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act”;

(ii)	any reference to authentication of such Bankers’ Acceptance will be removed; and

(iii)	such Bankers’ Acceptance shall not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

(f)

BA Equivalent Loans: Notwithstanding the foregoing provisions of this Section 3.5, a Non-Acceptance Lender shall, in lieu of accepting and purchasing Bankers’ Acceptances, make a BA Equivalent Loan. The amount of each BA Equivalent Loan shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which such Lender would otherwise be required to accept and purchase as part of a Drawdown, Conversion or Rollover of Bankers’ Acceptances. To determine the amount of such Discount Proceeds, the hypothetical sale shall be deemed to take place at the Non-Acceptance Discount Rate for such Borrowing. Any BA Equivalent Loan shall be made on the relevant Drawdown Date, Borrowing Conversion Date or Borrowing Rollover Date, as the case may be, and shall remain outstanding for the term of the relevant Drawdown of, Conversion into or Rollover of, Bankers’ Acceptances. Concurrently with the making of a BA Equivalent Loan, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the stamping fees which such Lender would otherwise be entitled to receive pursuant to Section 5.4 as part of such Borrowing if such Borrowing was a Bankers’ Acceptance, based on the amount payable (including interest) on the maturity date of such BA Equivalent Loan. Upon the maturity date for such Bankers’ Acceptances, the Borrower shall pay to each Non-Acceptance Lender in respect of that Non-Acceptance Lender’s BA Equivalent Loan an amount equal to the face amount of the Bankers’ Acceptances which that Non-Acceptance Lender would have accepted and purchased at the Non-Acceptance Discount Rate for such Borrowing had that Non-Acceptance Lender been a Schedule I Bank, Schedule II Bank or Schedule III Bank. All references in this Agreement to “Borrowings” and “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Loans made by a Non-Acceptance Lender as part of a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances.

(g)

Deemed Conversion of Bankers’ Acceptances: If the Borrower fails to pay the applicable Lender the face amount of each Bankers’ Acceptance accepted by such Lender on its maturity date as required by Section 3.5(b), or, in the case of a Non-Acceptance Lender which has made a BA Equivalent Loan, to pay that Non-Acceptance Lender the amount of its BA Equivalent Loan plus interest on the maturity date of that loan as required by Section 3.5(f), then the Agent shall effect a Conversion of that Borrowing into a Prime Loan of the entire amount of such Borrowing, including all interest due in the case of BA Equivalent Loans, as if the Borrower had given a Notice of Conversion to the Agent to that effect in accordance with Section 3.8.

3.6	Agent’s Duties re Bankers’ Acceptances

(a)

Advice to the Lenders: The Agent, promptly following receipt from the Borrower of a Notice of Drawdown by way of Bankers’ Acceptances, a Notice of Conversion where a Borrowing of another type is to be converted into a Borrowing by way of Bankers’ Acceptances (or BA Equivalent Loans in lieu thereof) or a Notice of Rollover in respect of a Borrowing by way of Bankers’ Acceptances (or BA Equivalent Loans made in lieu thereof), shall compute the funding details of such Drawdown, Conversion or Rollover (in compliance with Section 3.11(a)) and shall advise each applicable Lender forthwith of the amount of each issue of Bankers’ Acceptances to be accepted and purchased (or the amount of the BA

Equivalent Loans to be made in lieu thereof) by such Lender. Prior to 12:00 noon (Toronto time) on the Drawdown Date, Borrowing Conversion Date or Borrowing Rollover Date, as applicable, the Agent shall provide advice by facsimile to the Borrower and each applicable Lender of the face amount of each issue of Bankers’ Acceptances, the Discount Rate, the Discount Proceeds of sale deliverable in respect thereof and the term thereof, which term in respect of each Borrowing shall be identical for all applicable Lenders.

(b)

Completion of Bankers’ Acceptance: Upon receipt of the advice pursuant to Section 3.6(a), each applicable Lender, other than a Non-Acceptance Lender, is thereupon authorized to execute bankers’ acceptances as the duly authorized attorney of the Borrower, in accordance with the particulars so advised by the Agent.

3.7	Letters of Credit

(a)

Availability: Subject to the provisions hereof, the relevant Fronting Bank shall issue Letters of Credit in accordance with Section 3.7(c); provided that, subject to Section 4.2, at no time shall the Equivalent Amount in US Dollars of the aggregate undrawn face amount of all outstanding Letters of Credit issued by all Fronting Banks exceed US$500,000,000, and at no time shall the Equivalent Amount in US Dollars of the aggregate undrawn face amount of all Letters of Credit issued by the same Fronting Bank exceed its Fronting Bank Commitment. The issuance of each Letter of Credit shall constitute a Drawdown hereunder and shall reduce the availability of the Credit Facility by the undrawn face amount of such Letter of Credit.

(b)

Currency and Form: Each Letter of Credit issued pursuant hereto shall be denominated in Cdn. Dollars or US Dollars and amounts payable thereunder shall be paid in the currency in which such Letter of Credit is denominated. Each Letter of Credit shall have an expiration date not in excess of one year from the date of issue and not later than the earliest then applicable Maturity Date. Each Letter of Credit issued hereunder shall be in a form satisfactory to the Fronting Bank, acting reasonably and in accordance with its usual and customary practices and shall, unless agreed otherwise by the Fronting Bank, the Borrower and the Agent with respect to letters of credit, be issued subject to the Uniform Customs & Practice for Documentary Credits, International Chamber of Commerce, Publication No. 600 (the “UCP”) (or any replacement thereof) or the International Standby Practices ISP, International Chamber of Commerce Publication No. 590 (the “ISP98”) (or any replacement thereof), as selected by the Borrower in the Notice of Drawdown (or subject to the UCP if no election is made),and shall, unless agreed otherwise by the Fronting Bank, the Borrower and the Agent with respect to letters of guarantee, be issued subject to Uniform Rules for Demand Guarantees, International Chamber of Commerce, Publication No. 458 (or any replacement thereof). If so requested by the Borrower, any Letter of Credit may have customary automatic extension provisions automatically extending, without amendment, for one (1) year periods from the expiration date of such Letter of Credit, or any future expiration date, unless, not more than sixty (60) days and not less than thirty (30) days (or such other period of time as may be agreed upon by the Fronting Bank and the Borrower, each acting reasonably) prior to any expiration date, the Fronting Bank shall notify the beneficiary of such Letter of Credit by registered mail that such Letter of Credit will not be extended for any such additional period; provided that in no event shall any such extended expiration date be later than the earliest then applicable Maturity Date.

(c)	Procedure for Issuance and Rollover of Letters of Credit

(i)

The Borrower may request that the Fronting Bank issue a Letter of Credit pursuant to this Section 3.7 by delivering a Notice of Drawdown to the Agent pursuant to Section 3.3 and by delivering to the Fronting Bank at the Fronting Bank’s Branch of Account a copy of such Notice of Drawdown together with a letter of credit application and indemnity in the Fronting Bank’s then customary form (as such form may be modified from time to time, the “Letter of Credit Application”), completed to the satisfaction of the Fronting Bank, acting reasonably, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements set forth herein) and such other certificates, documents and other papers and information as the Fronting Bank may reasonably request; provided that the terms of the Letter of Credit Application shall be in addition to and shall not derogate from the terms of this Agreement and provided further that in the event of a conflict between this Agreement and the Letter of Credit Application, this Agreement shall govern with respect to such conflict (it being acknowledged that a conflict shall not be deemed to exist by reason only that the Letter of Credit Application provides for a matter which this Agreement does not).

(ii)

Within two (2) Business Days (or such longer period as may be required by the Fronting Bank, acting reasonably, but in any event not longer than five (5) Business Days) following the date on which the Fronting Bank shall have received the Notice of Drawdown and the Letter of Credit Application including the proposed form of the Letter of Credit and such additional certificates, documents and other papers and information as the Fronting Bank may have reasonably requested in satisfaction of all conditions to the issuance thereof, the Fronting Bank shall issue such Letter of Credit, provided that all other conditions precedent contained in this Agreement shall have been met as required thereby. Alternatively, the Fronting Bank may, with the Borrower’s consent (which consent shall not be unreasonably withheld), in accordance with its customary practices, in lieu of issuing the requested performance, standby or documentary letter of credit or letter of guarantee, cause another bank to issue same against the Fronting Bank’s Letter of Credit which shall be a counter guarantee or protective letter of credit.

(iii)

The Borrower may request a Rollover of an existing Letter of Credit by giving a Notice of Rollover to the Fronting Bank at the Fronting Bank’s Branch of Account at least two (2) Business Days prior to the then current expiry date of such Letter of Credit (provided that the Fronting Bank may accommodate such Rollovers on shorter notice in its reasonable discretion and a Notice of Rollover shall not be required in the circumstances contemplated in the proviso in Section 3.9(c)). If all conditions precedent contained in this Agreement shall have been met as required thereby, the Fronting Bank shall promptly issue such extension or replacement of such existing Letter of Credit.

(d)	Reimbursement or Conversion of Letters of Credit on Presentation; Fronting Bank Indemnity:

(i)

Upon presentation of a Letter of Credit and payment thereunder by the Fronting Bank, the Fronting Bank shall forthwith notify the Borrower and the Agent of such presentation and payment and the Borrower shall forthwith pay to and reimburse the Fronting Bank for all amounts paid by the Fronting Bank pursuant to such Letter of Credit; provided that if the Borrower does not fully reimburse the Fronting Bank for such amounts, the Borrower shall be deemed to have effected a Conversion of such Letter of Credit into: (A) a Prime Loan, in the case of a Letter of Credit denominated in Canadian Dollars; and (B) a USBR Loan, in the case of a Letter of Credit denominated in US Dollars, in each case to the extent of the payment made by the Fronting Bank thereunder and not reimbursed by the Borrower.

(ii)

(A)    If Section 3.7(d)(i) applies to deem a Conversion to a Loan, each Lender shall, immediately upon request by the Fronting Bank, pay to the Agent for the account of the Fronting Bank its Lender’s Proportion of such deemed Loan.

(B)

Each Lender shall immediately on demand indemnify the Fronting Bank to the extent of its Lender’s Proportion of any amount paid or liability incurred by the Fronting Bank under each Letter of Credit issued by it to the extent that the Borrower does not fully reimburse the Fronting Bank therefor.

(C)

If a Lender does not disburse to the Agent for payment to the Fronting Bank its Lender’s Proportion of any amount under this Section 3.7(d)(ii), then for the purpose only of any distributions or payments to the Lenders (and not, for greater certainty, for purposes of any obligations of the Lenders), including any distribution or payment with respect to the Borrower in the event of any enforcement or realization proceedings or any bankruptcy, winding-up, liquidation, arrangement, compromise or composition, the applicable Outstandings owing to such Lender shall be deemed to be nil and the applicable Outstandings owing to the Fronting Bank shall be increased by the applicable Outstandings owing to such Lender until the amounts owed by the Borrower are outstanding to each Lender in accordance with their respective Lender’s Proportions determined without regard to this sentence.

(D)

Notwithstanding that any Lender may assign its rights and obligations under this Agreement, the obligations in this Section 3.7(d) shall continue as obligations of the Persons who were Lenders at the time each such Letter of Credit was issued, unless the Fronting Bank specifically releases such Lender from such obligations in writing.

(e)	Additional Provisions:

(i)

Indemnity and No Lender Liability: The Borrower shall indemnify and save harmless the Lenders, the Fronting Bank and the Agent against all claims, losses, costs, expenses or damages to the Lenders, the Fronting Bank and the Agent arising out of or in connection with any Letter of Credit, the issuance thereof, any payment thereunder or any action taken by the Lenders, the Fronting Bank or the Agent or any other Person in connection therewith, including, without limitation, all costs relating to any legal process or proceeding instituted by any party restraining or seeking to restrain the Fronting Bank from accepting or paying any LC Draft or any amount under any such Letter of Credit, except for any of such resulting from the Agent’s, Lenders’ or Fronting Bank’s gross negligence or wilful misconduct. The Borrower also agrees that the Lenders, the Fronting Bank and the Agent shall have no liability to it for any reason in respect of or in connection with any Letter of Credit, the issuance thereof, any payment thereunder or any other action taken by the Lenders, the Fronting Bank or the Agent or any other Person in connection therewith, except as a result of the Agent’s, Lenders’ or Fronting Bank’s gross negligence or wilful misconduct.

(ii)

No Obligation to Inquire: The Borrower hereby acknowledges and confirms to the Fronting Bank that the Fronting Bank shall not be obliged to make any inquiry or investigation as to the right of any beneficiary to make any claim or request any payment under a Letter of Credit and payment by the Fronting Bank pursuant to a Letter of Credit shall not be withheld by the Fronting Bank by reason of any matters in dispute between the beneficiary thereof and the Borrower. The sole obligation of the Fronting Bank with respect to Letters of Credit is to cause to be paid any LC Draft drawn or purporting to be drawn in accordance with the terms of the applicable Letter of Credit and for such purpose the Fronting Bank is only obliged to determine that the LC Draft (including any documents stipulated for production thereunder) purports to comply with the terms and conditions of the relevant Letter of Credit.

The Fronting Bank shall not have any responsibility or liability for or any duty to inquire into the form, sufficiency (other than to the extent provided in the preceding paragraph), authorization, execution, signature, endorsement, correctness (other than to the extent provided in the preceding paragraph), genuineness or legal effect of any LC Draft, certificate or other document presented to it pursuant to a Letter of Credit and the Borrower unconditionally assumes all risks with respect to the same. The Borrower agrees that it assumes all risks of the acts or omissions of the beneficiary of any Letter of Credit with respect to the use by such beneficiary of the relevant Letter of Credit.

(iii)

Obligations Unconditional: The obligations of the Borrower hereunder with respect to all Letters of Credit shall be absolute, unconditional and irrevocable and shall not be reduced by any event, circumstance or occurrence including, without limitation, any lack of validity or enforceability of a Letter of Credit, or any LC Draft paid or acted upon by the Fronting Bank or any of its correspondents being fraudulent, forged or invalid or any defenses or claims which the Borrower may have against any beneficiary or transferee of any Letter of Credit. The obligations of the Borrower hereunder shall remain in full force and effect and shall apply to any alteration to or extension of the expiration date of any Letter of Credit or any Letter of Credit issued to replace, extend or alter any Letter of Credit.

(iv)

Fronting Bank Actions: Any action, inaction or omission taken or suffered by the Fronting Bank or by any of the Fronting Bank’s correspondents under or in connection with a Letter of Credit or any LC Draft made thereunder, if in good faith and in conformity with foreign or domestic laws, regulation or customs applicable thereto and the terms of the Letter of Credit shall be binding upon the Borrower and shall not expose the Fronting Bank or any of its correspondents to any resulting liability to the Borrower.

(f)	Designation and Termination of Fronting Banks:

(i)	Subject to Section 3.7(f)(ii)(B), the term of the Fronting Bank Commitment of any Fronting Bank shall be the same as the term of the Commitment of such Fronting Bank.

(ii)	In connection with its response to any Request for Extension, a Fronting Bank shall either:

(A)

extend its Fronting Bank Commitment to the Maturity Date specified in such Request for Extension at the same amount, a lower amount or a higher amount, in each case with the consent of the Agent and the Borrower; or

(B)	terminate its Fronting Bank Commitment effective on the expiration of its then current Maturity Date.

(iii)	With the consent of the Agent, the Borrower shall be entitled from time to time to:

(A)	designate any Lender to be a Fronting Bank by providing a written notice of such designation to the Agent (which notice shall include the consent to such designation by such Lender);or

(B)	terminate a Lender as a Fronting Bank by providing a written notice of such termination to the Agent;

provided that at any one time there shall be no more than five (5) Fronting Banks which are eligible to issue Letters of Credit under this Section 3.7.

(iv)

If the Borrower elects to terminate a Fronting Bank as a Fronting Bank pursuant to Section 3.7(f)(iii), then such Fronting Bank shall no longer be required to issue Letters of Credit or Rollover existing Letters of Credit and, if the Fronting Bank requests in writing, the Borrower shall use its reasonable commercial efforts to replace all outstanding Letters of Credit issued by such Fronting Bank as soon as practicable with Letters of Credit issued by another Fronting Bank; provided that such Fronting Bank shall remain a Fronting Bank with respect to all outstanding Letters of Credit issued by it until all such Letters of Credit have been either replaced, expired or been presented for payment and all payments required to be made to such Fronting Bank by the Borrower and/or the other Lenders pursuant to this Section 3.7 as a result of any payment made under any Letter of Credit issued by such Fronting Bank have been made.

(g)

Use of Fronting Banks: Subject to the limits in Section 3.7(a), the Borrower shall have the right to select which Fronting Bank will issue any particular Letter of Credit and may, in its discretion, enter into agreements with or request bids from one or more Fronting Banks relating to fronting bank fees to be charged for Letters of Credit to be issued hereunder. Each such fronting fee shall be in such amount as may be agreed to between the Borrower and the applicable Fronting Bank, each in its sole discretion.

3.8	Conversion Option

(a)

The Borrower may, during the term of this Agreement, upon giving the Agent a Notice of Conversion in accordance with the same period of notice set out in Section 3.3 in respect of the type of Borrowing to which any Borrowing is being converted, convert any Borrowing to another type of Borrowing, provided that, subject to Section 3.10:

(i)	Bankers’ Acceptances may be converted only on their maturity dates;

(ii)	LIBOR Loans may only be converted on the last day of the applicable LIBOR Interest Period;

(iii)	the amount converted represents at least the minimum permitted amount of the resulting Borrowings, as set forth in Section 3.3; and

(iv)	Letters of Credit may only be converted in the circumstances contemplated in Sections 3.7(d)(i) and 3.7(d)(ii) and do not require delivery of a Notice of Conversion.

(b)

If the Conversion of a Borrowing hereunder involves a change in the currency of such Borrowing, the principal amount of the Borrowing following the Conversion (the “Converted Borrowing”) shall be the Equivalent Amount, determined as of the date on which a Notice of Conversion in respect of such Conversion is given pursuant to Section 3.8(c), in the currency of the Converted Borrowing of the whole or the part of the Borrowing being converted. On the Borrowing Conversion Date therefor, the Borrower shall pay to the applicable Lenders the relevant amount being converted and such Lenders shall in exchange deliver to the Borrower such Equivalent Amount.

(c)

Notices of Conversion to be given by the Borrower pursuant to this Section 3.8 shall be substantially in the form of Schedule “C” together with, in the case of a Conversion to a Borrowing by way of Bankers’ Acceptances (or BA Equivalent Loans in lieu thereof), Schedule “B”, and shall be given in the manner provided in Section 3.3.

3.9	Rollover Option

(a)

The Borrower may, during the term of this Agreement, upon giving the Agent a Notice of Rollover in accordance with the same period of notice set out in Section 3.3 in respect of the type of Borrowing which is being rolled over, (i) Rollover any LIBOR Loan (on the last day of the applicable LIBOR Interest Period) to a new LIBOR Loan for a further LIBOR Interest Period, (ii) Rollover a Bankers’ Acceptance (on the maturity date of such Bankers’ Acceptance) or a BA Equivalent Loan (on the maturity date of such BA Equivalent Loan) into another Bankers’ Acceptance or BA Equivalent Loan (as the case may be) or (iii) Rollover any Letters of Credit (on or before the then current expiry date of such Letter of Credit) to an extended or replacement Letter of Credit.

(b)	The Discount Proceeds of the replacement Bankers’ Acceptances or BA Equivalent Loans (as the case may be) shall be retained by the Agent to be applied by it to:

(i)	the stamping fees payable pursuant to Section 5.4 in respect of the replacement Bankers’ Acceptances or BA Equivalent Loans (as the case may be); and

(ii)	the principal amount of the maturing Bankers’ Acceptance or BA Equivalent Loan (as the case may be);

and the Borrower shall pay to the Agent, on the maturity date of the maturing Banker’s Acceptance or BA Equivalent Loan (as the case may be), an amount equal to the difference between:

(iii)

the aggregate of the principal amount at maturity of the maturing Bankers’ Acceptance or BA Equivalent Loan (as the case may be), and the stamping fees payable pursuant to Section 5.4 in respect of the replacement Bankers’ Acceptances or BA Equivalent Loans (as the case may be); and

(iv)	the Discount Proceeds of the replacement Banker’s Acceptances or BA Equivalent Loans (as the case may be).

(c)

Notices of Rollover to be given by the Borrower pursuant to this Section 3.9 shall be substantially in the form of Schedule “D” together with, in the case of a Rollover of a Borrowing by way of Bankers’ Acceptances (or BA Equivalent Loans in lieu thereof), Schedule “B”, and shall be given in the manner provided in Section 3.3; provided that any automatic extension of a Letter of Credit which occurs pursuant to its terms and without any further act on the part of the Fronting Bank shall not require delivery of a Notice of Rollover.

3.10	Notice and Additional Repayment Requirements

(a)

Notice: The Borrower shall give the Agent at the Agent’s Branch of Account prior notice of each repayment of Borrowings (for certainty, other than a repayment solely from funds derived from further Borrowings and other than a reimbursement of a drawing under a Letter of Credit), in accordance with the same period of notice as was required for such Borrowing, based upon the basis of such Borrowing and the amount being repaid as provided for in Section 3.3, such notice to be substantially in the form of Schedule “A” and to be given in the manner provided in Section 3.3.

(b)

LIBOR Loan Breakage Costs: In the event the Borrower wishes to repay LIBOR Loans comprising a Borrowing prior to the last day of the applicable LIBOR Interest Period, the Borrower shall so notify the Agent, and provided the Borrower and each Lender which participated in such Borrowing have agreed upon the amount of the indemnity payable to such Lender pursuant to Section 11.2(e) in respect of such repayment, the Borrower may repay such LIBOR Loans and pay such indemnity and such LIBOR Loans shall not thereafter be deemed to be outstanding as LIBOR Loans hereunder.

(c)

Deposits for Bankers’ Acceptances: In the event the Borrower wishes to prepay Bankers’ Acceptances comprising a Borrowing on a date other than their maturity dates, the Borrower shall so notify the Agent, and, if the Borrower and the Agent have agreed upon the amount to be deposited into a Cash Coverage Account in order to yield on such maturity date the face amount of such Bankers’ Acceptances, and if such amount has been so deposited with the Agent as prepayment of such Bankers’ Acceptances, such Bankers’ Acceptances shall not thereafter be deemed to be outstanding as Bankers’ Acceptances hereunder. All such amounts in the Cash Coverage Account shall be applied to satisfy the obligations of the Borrower for the relevant Bankers’ Acceptances on their maturity dates and the Agent is hereby irrevocably directed by the Borrower to so apply any such amount in the Cash Coverage Account.

(d)

Cancellation or Deposits for Letters of Credit: In the event the Borrower wishes to prepay any Letter of Credit comprising a Borrowing prior to the expiry thereof, the Borrower shall so notify the Agent and the Fronting Bank and shall either return such Letter of Credit for cancellation (together with a letter from the beneficiary of such Letter of Credit which consents to such cancellation) or deposit an amount equal to the undrawn face amount of such Letter of Credit into a Cash Coverage Account with the Agent as cash cover for the Fronting Bank’s contingent obligation under such Letter of Credit. If such Letter of Credit is returned for cancellation or if an amount equal to the undrawn face amount of such Letter of Credit has been deposited with the Agent as cash cover for such Letter of Credit, such Letter of Credit shall not thereafter be deemed to be outstanding as a Letter of Credit hereunder. Such cash cover shall be applied to satisfy the obligations of the Borrower for such Letters of Credit as payments are made thereunder and the Agent is hereby irrevocably directed by the Borrower to so apply any such cash cover. In addition, interest on such deposited amounts at the rate customarily offered by the Agent for deposits of similar amounts shall be for the account of the Borrower and may be withdrawn by the Borrower. After expiry of the Letters of Credit for which such funds are held and application by the Agent of the amounts in such Cash Coverage Account to satisfy the obligations of the Borrower hereunder with respect to the Letters of Credit being repaid, any remaining excess in such Cash Coverage Account shall be promptly paid by the Agent to the Borrower.

3.11	Pro-Rata Treatment of Borrowings

(a)

Pro-Rata Borrowings: Except as otherwise provided herein, each Borrowing and each basis of Borrowing shall be made available by each Lender, and all repayments and reductions in respect thereof, shall be made and applied in a manner so that the Borrowings outstanding hereunder to each such Lender and each basis of Borrowing made available hereunder by each such Lender will, to the extent practicable, and, subject always to the provisions of this Agreement, thereafter be in the proportions required by the next sentence. The Agent is authorized by the Borrower and each Lender to determine from time to time the relative amount of Borrowings to be outstanding hereunder to each Lender, each basis of Borrowing to be made available by each Lender and the application of repayments and reductions of Borrowings to give effect to the provisions of this Agreement, it being the intention that, subject to the other provisions of this Agreement, the Outstandings of each Lender shall be in the same proportion of the total Outstandings of all Lenders as its Syndicated Commitment is of the Total Syndicated Commitment; provided that no Lender shall, as a result of any such determination, be owed Outstanding Principal in an amount which is in excess of the amount of its Syndicated Commitment.

(b)

Agent’s Discretion on Allocation: In the event it is not practicable to allocate each basis of Borrowing in accordance with Section 3.11(a) by reason of the occurrence of the circumstances described in Article 10, or if such allocation would not result in each Lender accepting drafts to become Bankers’ Acceptances such that each draft so accepted is in a whole multiple of Cdn. $100,000, the Agent is authorized by the Borrower and each Lender to make an allocation, which allocation shall be as set forth in the advice provided by the Agent to the Borrower and each Lender pursuant to Section 3.6(a) (in the case of an allocation to ensure each Bankers’ Acceptance will be in a multiple of Cdn. $100,000), which the Agent determines in its sole discretion is equitable in the circumstances.

(c)

Further Assurances by Borrower: To the extent reasonably possible, the Borrower and each Lender agrees to be bound by and to do all things necessary or appropriate to give effect to the provisions of this Section 3.11.

3.12	Extension of Maturity Date

(a)

Request for Extension: The Borrower may, at its option and from time to time (but not more than once in a calendar year), by delivering to the Agent at the Agent’s Branch of Account an executed Request for Extension, request those Lenders which have not become Non-Extending Lenders pursuant to this Section 3.12 (except to the extent Section 3.12(h) applies) (in this Section 3.12, the “Requested Lenders”) to issue a Notice of Extension to extend the then current Maturity Date with respect to the Commitments of such Requested Lenders to a date specified therein, which shall be not later than five years from the date (in this Section 3.12, the “Extension Date”) which is 90 days after the date of such Request for Extension.

(b)

Delivery of Request and Response Thereto: Upon receipt from the Borrower of an executed Request for Extension, the Agent shall forthwith deliver to each Requested Lender a copy of such request, and each Requested Lender shall, within 30 days after the date the Agent receives such request from the Borrower, advise the Agent in writing as to whether such Requested Lender will agree to extend the then current Maturity Date in respect of its Commitment; provided that, if any such Requested Lender shall fail to so advise the Agent within such 30 day period, then such Requested Lender shall be deemed to have denied such Request for Extension. The determination of each Requested Lender as to whether or not to extend the Maturity Date shall be made by each such Requested Lender in its sole discretion.

(c)	Agent’s Response to the Borrower: Within five days after the expiry of the aforementioned 30 day period, the Agent shall:

(i)	if:

(A)	all Requested Lenders are in agreement with delivering a Notice of Extension; or

(B)

less than all Requested Lenders are in agreement with delivering a Notice of Extension, but, subject to Section 3.12(h)(ii), Requested Lenders having Commitments which, in aggregate, represent 66 2/3% or more of all outstanding Commitments of all Requested Lenders are in agreement with delivering a Notice of Extension;

(each Requested Lender being in agreement with delivering a Notice of Extension being an “Extending Lender” for the purposes of this Section 3.12), deliver to the Borrower (with a copy to each Extending Lender) a Notice of Extension on behalf of all Extending Lenders, executed by the Agent and, in the circumstance where not all Requested Lenders are Extending Lenders, advise the Borrower of:

(C)	which Requested Lenders are not in agreement with extending the Maturity Date (in this Section 3.12, each a “Non-Extending Lender”); and

(D)	the amount of each Non-Extending Lender’s Commitments and Outstandings as at such date; or

(ii)

if neither of the conditions in Sections 3.12(c)(i)(A) and (B) have been met, notify the Borrower that the Request for Extension has not received the agreement of Requested Lenders which, subject to Section 3.12(h)(ii), have Commitments which, in aggregate, represent at least 66 2/3% of all outstanding Commitments of all Requested Lenders (including therein the identity of the Requested Lenders which are not in agreement with extending the Maturity Date and the amount of each such Requested Lender’s Commitments and Outstandings at such date) and has therefore been denied.

The failure of the Agent within the aforementioned five day period to deliver a Notice of Extension, as provided in Section 3.12(c)(i) above, shall be deemed to be notification by the Agent to the Borrower that the Requested Lenders have denied the Request for Extension, and, in such circumstances, the Maturity Date shall not be extended for any of the Requested Lenders.

(d)

Extension of Maturity Date: Upon delivery by the Agent to the Borrower of a Notice of Extension pursuant to Section 3.12(c)(i), the Maturity Date for all Extending Lenders shall be extended to the Maturity Date specified in the relevant Request for Extension.

(e)

Commitments of Non-Extending Lenders: If in any instance a Notice of Extension has been delivered in circumstances in which not all of the Requested Lenders are Extending Lenders, then, on or prior to the relevant Extension Date:

(i)

the Borrower may require any Non-Extending Lender in respect of the relevant Request for Extension to (and such Non-Extending Lender shall thereupon become obligated to) assign all or part of its rights and obligations under the Loan Documents (for purposes of this Section 3.12, the “Assigned Interests”) to:

(A)	any Extending Lenders which have agreed to increase their Commitments and purchase the Assigned Interests; and

(B)

to the extent the Assigned Interests are not assigned to Extending Lenders in accordance with paragraph (A) above, any financial or other institutions selected by the Borrower and acceptable to the Agent and the Fronting Banks, each acting reasonably.

The Borrower shall provide the Agent with written notice of its desire to proceed under this Section 3.12(e)(i) (which notice the Agent shall promptly provide to each Extending Lender), and the Extending Lenders shall be entitled to purchase such of the Assigned Interests as they may request (pro rata, in proportion to the Commitments of those Extending Lenders wishing to purchase Assigned Interests, or otherwise as such Extending Lenders may agree) by written notice to the Agent and the Borrower within 10 days after receipt of such notice, before any Assigned Interests may be assigned to third party financial or other institutions. Such assignments, in any event, shall be effective upon:

(C)	execution of an agreement substantially in the form of Schedule “I”;

(D)

payment to the relevant Non-Extending Lender (in immediately available funds) by the relevant assignee of an amount equal to the relevant Loan Indebtedness owing to such Non-Extending Lender in regard to the Assigned Interests;

(E)	payment by the relevant assignee to the Agent (for the Agent’s own account) of the transfer fee contemplated in Section 16.9;

(F)

provision satisfactory to such Non-Extending Lender (acting reasonably) being made for payment at maturity of the face amount of outstanding Bankers’ Acceptances accepted by it in regard to the Assigned Interests and any costs, losses, premiums or expenses incurred by such Non-Extending Lender by reason of the liquidation or re-deployment of deposits or other funds in respect of LIBOR Loans outstanding hereunder in regard to the Assigned Interests; and

(G)

provision satisfactory to such Non-Extending Lender (acting reasonably) being made for the indemnification, cash collateralization or release of such Non-Extending Lender from its obligations relating to any Letters of Credit which form part of the Assigned Interests, including its obligations under Section 3.7(d) in regard to the Assigned Interests.

Upon such assignment and transfer becoming effective, the Non-Extending Lender shall have no further right, interest, benefit or obligation hereunder to the extent of the Assigned Interests assigned by that Lender, and each assignee thereof shall succeed to the position of such Lender to the extent of the portion of the Assigned Interests acquired by such assignee as if the assignee was an original Lender hereunder in regard thereto in the place and stead of such Non-Extending Lender; and

(ii)

to the extent that the Borrower has not caused any Non-Extending Lenders in respect of such Request for Extension to assign their respective rights and obligations under the Loan Documents to one or more Extending Lenders and/or other financial or other institutions as provided in paragraph (i) above, the Borrower may, at its option, notwithstanding any other provisions hereof, but only if no Default or Event of Default then exists, by further notice to the Agent, repay to such Non-Extending Lenders all Loan Indebtedness owed to such Non-Extending Lenders, without making corresponding repayment to any other Lenders, and make provision satisfactory to each relevant Non-Extending Lender (acting reasonably) for (A) payment at maturity of the face amount of all outstanding Bankers’ Acceptances accepted by such Non-Extending Lender, (B) payment of all costs, losses, premiums or expenses incurred by such Non-Extending Lender by reason of a liquidation or re-deployment of deposits or other funds in respect of all outstanding LIBOR Loans owed to such Non-Extending Lender, and (C) indemnification, cash collateralization or release of such Non-Extending Lender from its obligations relating to all outstanding Letters of Credit including its obligations under Section 3.7(d). Upon such payments and provisions being made, each such Non-Extending Lender shall cease to be a Lender and its Commitments shall be cancelled and the Total Syndicated Commitment reduced accordingly.

(f)

Non-Extending Lenders: If the rights and obligations of a Non-Extending Lender under the Loan Documents are not assigned in accordance with Section 3.12(e)(i) or the Loan Indebtedness of a Non-Extending Lender is not repaid in accordance with Section 3.12(e)(ii), then such Non-Extending Lender shall continue to be obliged to make its Lender’s Proportion of Borrowings available to the Borrower on a revolving basis prior to the Maturity Date applicable to its Commitments and on such date:

(i)	the Commitments of such Non-Extending Lender shall be automatically cancelled and all Loan Indebtedness then owing to such Non-Extending Lender hereunder shall be repaid in full; and

(ii)	the Total Syndicated Commitment shall be deemed to be reduced by the amount of such cancelled Syndicated Commitment;

provided that, notwithstanding Section 3.12(e) or any other provision herein, at any time prior to such Maturity Date, the Borrower may require any Non-Extending Lender to assign all or (subject to Section 16.9(a)) a portion of its rights and obligations under the Credit Facility in the same manner and subject to the same procedures as are contemplated in Section 3.12(e)(i) above and, upon such assignment becoming effective, each assignee shall be deemed to be an Extending Lender and the Maturity Date applicable to the Assigned Interests shall be extended to the Maturity Date applicable to the Commitments of the Extending Lenders; and provided, further, that where the proposed Assigned Interests are less than the aggregate Commitments of all of the Non-Extending Lenders, the Borrower shall ensure that the Commitments of all (but not less than all) of the Non-Extending Lenders are assigned or cancelled either (A) by requiring some or all of the Non-Extending Lenders to (and such Non-Extending Lender shall thereupon become obligated to) assign to the proposed assignee or assignees the same proportion of their respective Commitments as their respective Commitments bear to the aggregate Commitments of all Non-Extending Lenders or (B) if no Default or Event of Default then exists, by repaying to some or all of the Non-Extending Lenders all Loan Indebtedness owing hereunder to the Non-Extending Lenders in the same manner as is contemplated in Section 3.12(e)(ii) above.

(g)

Further Extensions of the Maturity Date: This Section 3.12 shall apply from time to time to facilitate successive extensions and requests for extensions of the Maturity Date. The Borrower shall not be entitled to request any action or give any notice under this Section 3.12 or receive any extension of the Maturity Date in respect of any Commitment so long as there exists a Default or an Event of Default which has not been waived by the Lenders.

(h)

Extensions from Non-Extending Lenders: The Borrower may, at its option and from time to time (but only pursuant to the delivery of an executed Request for Extension pursuant to Section 3.12(a)), request any Non-Extending Lender to extend the then current Maturity Date with respect to the Commitments of such Non-Extending Lender to the proposed Maturity Date requested in such Request for Extension. In these circumstances:

(i)	the Request for Extension shall expressly refer to such Non-Extending Lender and shall be provided by the Agent to such Non-Extending Lender;

(ii)

such Non-Extending Lender shall be included as one of the Requested Lenders for all purposes of Section 3.12 (except for the purposes of making the percentage calculation contemplated in Sections 3.12(c)(i)(B) or 3.12(c)(ii));

(iii)

upon the agreement of such Non-Extending Lender to extend the Maturity Date and the delivery of the applicable Notice of Extension from the Agent to the Borrower, such Non-Extending Lender shall become an Extending Lender and shall cease to be a Non-Extending Lender; and

(iv)

in the event such Non-Extending Lender does not, or is deemed to not, agree to extend the Maturity Date, Sections 3.12(e) and 3.12(f) shall continue to apply to such Non-Extending Lender as they applied prior to the giving of such Request for Extension.

3.13	Increase in Credit Facility

The Borrower may, at any time and from time to time, add additional financial institutions hereunder as Lenders and/or, with the consent of the applicable Lender (which may be given or withheld in its sole discretion), increase the Commitment of such Lender and, in each case, thereby increase the maximum principal amount of the Credit Facility, provided that, at the time of any such addition or increase:

(a)	no Default or Event of Default has occurred and is continuing;

(b)	the Borrower shall have delivered to the Agent:

(i)

an officer’s certificate of the Borrower confirming the accuracy of (a) above and confirming (A) its corporate authorization to make such increase, (B) the truth and accuracy of its representations and warranties contained in this Agreement as of such date, and (C) that no consents, approvals or authorizations from any Person are required for such increase (except as have been unconditionally obtained and are in full force and effect, unamended), each as at the effective date of such increase in the maximum principal amount of the Credit Facility, and attaching a certified copy of a directors’ resolution of the Borrower authorizing any such increase; and

(ii)

a legal opinion with respect thereto in form and substance as may be required by the Agent, acting reasonably (and such opinion shall, inter alia, opine as to the corporate authorization of the Borrower to effect such increase);

(c)	after giving effect to any such increase, the maximum principal amount of the Credit Facility shall not exceed US$2,000,000,000;

(d)

the Agent and the Fronting Banks shall have each consented to such financial institution becoming a Lender or, in the case of an existing Lender, increasing its Commitment, such consents not to be unreasonably withheld; and

(e)

concurrently with the addition of a financial institution as an additional Lender or the increase of a Lender’s Commitment, such financial institution or Lender, as the case may be, shall purchase from each Lender such portion of the Outstandings owed to each Lender as may be required by the Agent, acting reasonably, and as is necessary to ensure that the Outstandings owed to all Lenders and including therein such additional financial institution and the increased Commitment of any Lender, are in accordance with the Lender’s Proportions of all such Lenders (including the new financial institution and the increased Commitment of any Lender) and such financial institution shall execute such documentation as is required by the Agent, acting reasonably, to novate such financial institution as a Lender hereunder; provided that with respect to any portion of such Outstandings which is outstanding by way of Bankers’ Acceptance, the new financial institution or such Lender shall provide an indemnity to the other Lenders (in a form satisfactory to the other Lenders, acting reasonably) in order to ensure such Bankers’ Acceptances are outstanding in accordance with the new Lender’s Proportions.

ARTICLE 4

REPAYMENT AND CANCELLATION

4.1	Repayment of Borrowings

(a)

Mandatory Repayment of Borrowings: The Borrower covenants and agrees to repay or otherwise reduce the Borrowings with the effect and requirement that all Borrowings owing to a Lender shall be repaid on or before the Maturity Date applicable to such Lender.

(b)

Application of Payment: Subject to the requirements of Section 4.1(a), in respect of payments to the Lenders, the Outstandings of each Lender shall be reduced so as to, following such payment, be in the same proportion as the amount of the Syndicated Commitment of such Lender at such time bears to the Total Syndicated Commitment.

4.2	Exchange Rate Fluctuations

If, on the last day of any Fiscal Quarter or any LIBOR Interest Period , or on the maturity date of an outstanding Banker’s Acceptance (each a “Currency Test Date”), the amount of Outstanding Principal owed to any Lender is in excess of the Syndicated Commitment of such Lender and the amount of any funds on deposit or letter of credit or other assurance satisfactory to the Agent held for or by such Lender pursuant to this Section 4.2 (the amount of the excess being the “Currency Excess”), the Borrower shall, within 10 Business Days of the Currency Test Date, repay or otherwise reduce a portion of Borrowings owed to such Lender to the extent of the amount of such Currency Excess or provide satisfactory assurance of repayment thereof by depositing funds in an amount equal to the Currency Excess into a Cash Coverage Account with the Agent on behalf of the relevant Lender, to be dedicated to payment of Borrowings owed to the relevant Lender or provide satisfactory assurance of repayment thereof by way of letter of credit or otherwise as may be acceptable to such Lender, all to the satisfaction of the Agent. The Agent is hereby directed to apply any such sums on deposit to reduce the Currency Excess by applying such funds to satisfy obligations or liabilities of the Borrower under the Credit Facility to the relevant Lenders under the Loan Documents in respect of Bankers’ Acceptances (or BA Equivalent Loans made in lieu thereof) on their maturity or LIBOR Loans at the expiration of LIBOR Interest Periods, as applicable, or (subject to compliance with Sections 3.10(b) and 3.10(c), as applicable), at such earlier time as the Borrower elects. Upon the Currency Excess being eliminated by repayments or by virtue of subsequent changes in the exchange rate for determining the Equivalent Amount in US Dollars of Borrowings on a Currency Test Date, such funds on deposit, together with interest thereon, or letter of credit or other assurance shall be returned to the Borrower.

4.3	Cancellation of Syndicated Commitments

The Borrower may at any time, at its option and in its sole discretion, upon not less than two (2) Business Days’ prior notice to the Agent substantially in the form of Schedule “A”, cancel and reduce without penalty all or any portion of (a) the aggregate Syndicated Commitments of those Lenders which are not Non-Extending Lenders (as defined in Section 3.12), (b) the aggregate Syndicated Commitments of those Lenders which are Non-Extending Lenders (as defined in Section 3.12), or (c) any combination thereof, in minimum amounts of US$10,000,000 and in multiples of US$1,000,000 thereof, by:

(a)

in the case of, and to the extent of, the cancellation of all or any portion of the aggregate Syndicated Commitments of those Lenders which are not Non-Extending Lenders (as defined in Section 3.12), cancelling the Syndicated Commitment of each such Lender in the same proportion of the aggregate amount so cancelled as the proportion which such Lender’s Syndicated Commitment is of the total Syndicated Commitments of all such Lenders; and

(b)

in the case of, and to the extent of, the cancellation of all or any portion of the aggregate Syndicated Commitments of those Lenders which are Non-Extending Lenders (as defined in Section 3.12), cancelling the Syndicated Commitment of each such Lender in the same proportion of the aggregate amount so cancelled as the proportion which such Lender’s Syndicated Commitment is of the total Syndicated Commitments of all such Lenders;

provided that (i) on or prior to the last day of such notice period, the Borrower has repaid or reduced the principal amount of Syndicated Borrowings owing to each relevant Lender in accordance with Section 3.10(a) in an amount equal to the amount by which the Equivalent Amount of such Syndicated Borrowings in US Dollars would otherwise be in excess of such Lender’s Syndicated Commitment immediately after the reduction of the Total Syndicated Commitment provided for in such notice and (ii) the cancellation of all of the Syndicated Commitment of a Lender shall be deemed to be a cancellation of all other Commitments of such Lender. Any such notice of cancellation is irrevocable and the amount of the Total Syndicated Commitment so cancelled may not be reinstated.

4.4	Evidence of Indebtedness

The Agent shall open and maintain on the books at the Agent’s Branch of Account accounts evidencing the Borrower’s liability to the Agent and each Lender in respect of the Borrowings and other Loan Indebtedness outstanding by the Borrower hereunder. The Agent shall enter therein the amount and currency of such Borrowings, each payment of principal and interest on the Borrowings and other Loan Indebtedness, and shall record the Bankers’ Acceptances accepted by each Lender, the Letters of Credit issued by each Fronting Bank and all other amounts becoming due to the Agent and each Lender hereunder (and for such purposes the Agent shall be entitled to rely upon information provided by the Fronting Bank in respect of any Letter of Credit issued by such Lender). The Accounts constitute, in the absence of manifest error, prima facie evidence of the Loan Indebtedness of the Borrower to the Agent and each Lender pursuant to this Agreement, the date and amount of each Borrowing made available to the Borrower, the date and amount of each payment by the Borrower on account of the Loan Indebtedness owing hereunder.

ARTICLE 5

PAYMENT OF INTEREST AND FEES

5.1	Payment of Interest on Prime Loans

The Borrower shall pay the Agent, on behalf of each Lender, interest on Prime Loans owed to such Lender in Canadian Dollars at the Agent’s Account for Payments at a variable rate per annum equal to the Prime Rate plus any Applicable Pricing Margin from time to time. Each change in the fluctuating interest rate for the Prime Loans will take place without notice to the Borrower, simultaneously with the corresponding change in the Prime Rate. Such interest is payable monthly in arrears on each Interest Date, in respect of the previous calendar month, and shall be calculated on a daily basis, based on the actual number of days elapsed and a year of 365 days, rounded in accordance with the Agent’s usual practices. If, at any time while Prime Loans are outstanding, the Prime Rate is being determined by reference to the CDOR One Month Rate, the Agent shall promptly advise the Borrower of such fact.

5.2	Payment of Interest on USBR Loans

The Borrower shall pay to the Agent, on behalf of each Lender, interest on USBR Loans owed to such Lender in US Dollars at the Agent’s Account for Payments at a variable rate per annum equal to the US Base Rate plus any Applicable Pricing Margin from time to time. Each change in the fluctuating interest rate for the USBR Loans will take place without notice to the Borrower, simultaneously with the corresponding change in the US Base Rate. Such interest is payable monthly in arrears on each Interest Date, in respect of the previous calendar month, and shall be calculated on a daily basis, based on the actual number of days elapsed and a year of 365 days, rounded in accordance with Agent’s usual practices. If, at any time while USBR Loans are outstanding, the US Base Rate is being determined by reference to the Fed Funds Rate or the one month LIBOR, the Agent shall promptly advise the Borrower of such fact.

5.3	Payment of Interest on LIBOR Loans

The Borrower shall pay to the Agent on behalf of each Lender interest on each LIBOR Loan owed to such Lender in US Dollars at the Agent’s Account for Payments at the rate, expressed on the basis of a 360 day year, equal to the sum of:

(a)	the LIBOR applicable to such LIBOR Loan for the applicable LIBOR Interest Period; and

(b)	the Applicable Pricing Margin from time to time.

A change in the Applicable Pricing Margin will simultaneously cause a corresponding change in the rate of interest payable for a LIBOR Loan. Each determination by the Agent of the rate of interest applicable to a LIBOR Interest Period shall, in the absence of manifest error, be final, conclusive and binding upon the Borrower and each Lender. Such interest shall be payable in arrears on each LIBOR Interest Date of each LIBOR Interest Period applicable to each LIBOR Loan, for the period commencing on and including, as applicable, the first day of the applicable LIBOR Interest Period or the preceding LIBOR Interest Date in such LIBOR Interest Period, up to but not including such LIBOR Interest Date, and calculated on a daily basis, based on the actual number of days elapsed divided by 360, rounded in accordance with the Agent’s usual practices.

5.4	Stamping Fees for Bankers’ Acceptances

The Borrower shall pay to each Lender stamping fees in Canadian Dollars forthwith upon the acceptance by such Lender of each Bankers’ Acceptance issued by the Borrower hereunder (including, for certainty, any Bankers’ Acceptances issued and accepted pursuant to Section 3.8 or 3.9) at a rate per 365 day period equal to the Applicable Pricing Margin in effect during the term of such Bankers’ Acceptance, calculated on the face amount of such Bankers’ Acceptance and on the basis of the number of days in the term of such Bankers’ Acceptance divided by 365. Fees payable to the Lenders pursuant to this Section 5.4 shall be paid in the manner specified in Section 12.8(b)(ii). All fees payable pursuant to this Section 5.4 on any date in respect of any issuance of Bankers’ Acceptances shall be calculated by the Agent and payable by the Borrower.

5.5	Issuance Fees for Letters of Credit

(a)

The Borrower shall pay to the Agent for the account of the Lenders an issuance fee in respect of each Letter of Credit issued by the Fronting Bank hereunder calculated at a rate per 365 day period equal to the Applicable Pricing Margin in effect during the term of such Letter of Credit and on the face amount of each such Letter of Credit. The issuance fee shall be payable quarterly in arrears on the first Business Day of each Fiscal Quarter following the issuance of the relevant Letter of Credit.

(b)

The Borrower shall pay to the Fronting Bank for its own account a fronting fee forthwith upon the issuance of each Letter of Credit issued by the Fronting Bank hereunder calculated at a rate per 365 day period equal to the rate agreed to or bid by the Fronting Bank pursuant to Section 3.7(g) and on the face amount of each such Letter of Credit.

(c)

The Borrower shall from time to time pay to the Fronting Bank for its own account its usual and customary fees (at the then prevailing rates) for the amendment, delivery and administration of letters of credit such as the Letters of Credit.

(d)

The Borrower shall receive a refund in respect of any issuance fee and fronting fee paid in respect of any Letter of Credit which is returned to the Fronting Bank for cancellation in accordance with Section 3.10(d) or fully drawn upon prior to the expiry thereof (such refund to be prorated based upon the portion of time that such Letter of Credit was not outstanding based on the original term thereof); provided that such refund shall only be paid if it exceeds US$1,000 or Cdn.$1,000, as applicable.

5.6	Adjustments

All fees payable under Section 5.4 or 5.5 shall be calculated by the Agent and payable by the Borrower initially on the assumption that the Debt Ratings at the time of issuance of the applicable Bankers’ Acceptances or Letters of Credit will be maintained during the term thereof. In the event such fees are calculated and paid on such assumption and such Debt Rating is changed or ceases to be available such as to change the Applicable Pricing Margin (any such change or cessation of a Debt Rating being a “Rating Change”) during the term of any such outstanding Bankers’ Acceptances or Letters of Credit, the Agent shall recalculate the amount of such fees on the basis of the Applicable Pricing Margin applicable to the period before such Rating Change, and the Applicable Pricing Margin applicable to the period on and after such Rating Change, and advise the Borrower and the Lenders of the amount of the underpayment or overpayment (if any). In the case of an underpayment, the Borrower shall pay to the Agent on behalf of the Lenders, on the maturity date of such outstanding Bankers’ Acceptances (in the case of Bankers’ Acceptances) or on the next date on which any interest or fee payment is made hereunder (in the case of Letters of Credit), the amount of such underpayment, and, in the case of an overpayment, the amount thereof shall be credited against amounts in respect of interest or other amounts accruing hereunder. Changes in the interest rate payable in respect of Loans as a result of a Rating Change shall be effective on the date of such Rating Change.

5.7	Interest on Overdue Amounts

The Borrower expressly agrees to pay to the Agent on behalf of each Lender, at the Agent’s Branch of Account, on demand, interest on all overdue amounts outstanding under this Agreement at a variable rate per annum, which shall be adjusted automatically without notice to the Borrower whenever there is a change in the Prime Rate or US Base Rate, as the case may be, which is equal to:

(a)	the Prime Rate plus any Applicable Pricing Margin plus 1% per annum, in respect of amounts due in Canadian Dollars; and

(b)	the US Base Rate plus any Applicable Pricing Margin plus 1% per annum, in respect of amounts due in US Dollars;

and which additional interest the Borrower acknowledges to be commensurate with the increased credit risk to the Lenders in the circumstances. Such interest on overdue amounts shall be compounded monthly and shall be payable both before and after default, maturity and judgment.

5.8	Standby Fees

The Borrower covenants and agrees to pay to the Agent, on behalf of each Lender at the Agent’s Branch of Account, a standby fee in US Dollars payable in arrears on the first Business Day of each Fiscal Quarter, in respect of the previous Fiscal Quarter, in an amount equal to the Applicable Pricing Margin on each day in the calculation period, calculated on the amount by which the Syndicated Commitment of such Lender on such day is in excess of the Outstanding Principal then owing to such Lender on such day. Such standby fees shall be computed from and including the Amendment Effective Date and shall be calculated on a daily basis and based on a year of 365 days.

5.9	Agency Fees

The Borrower covenants and agrees to pay to the Agent certain fees as set forth in a letter agreement between the Agent and the Borrower relating to the Agent’s role as agent hereunder.

5.10	Maximum Rate Permitted by Law

(a)

In no event shall any interest or fee to be paid hereunder exceed the maximum rate permitted by applicable law. In the event any such interest or fee exceeds such maximum rate, such rate shall be reduced to the highest rate recoverable under applicable law.

(b)

Notwithstanding any provision to the contrary contained herein, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada) as the same may be amended, replaced or re-enacted from time to time) payable hereunder exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) hereunder lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrower and the Lenders and the amount of such payment or collection shall be refunded to the Borrower; for purposes hereof the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of this Agreement on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent will be conclusive for the purposes of such determination.

5.11	Interest Act

(a)

For the purposes of the Interest Act (Canada), the annual rates of interest to which the rates determined in accordance with the provisions hereof on the basis of a period of calculation less than a year are equivalent, are the rates so determined (a) multiplied by the actual number of days in the one year period beginning on the first day of the period of calculation, and (b) divided by the number of days in the period of calculation.

(b)

Each of the Guarantor and the Borrower confirms that it and any other guarantor of the Obligations understands and is able to calculate the rate of interest applicable to Borrowings based on the methodology for calculating per annum rates provided in this Agreement. Each of the Guarantor and the Borrower irrevocably agrees not to plead or assert (and to cause each other guarantor of the Loan Indebtedness to not plead or assert), whether by way of defence or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement or any other Loan Document and the calculation thereof has not been adequately disclosed to the Guarantor, the Borrower and any other guarantor of the Loan Indebtedness as required pursuant to Section 4 of the Interest Act (Canada) or any other Applicable Law.

5.12	Nominal Rates; No Deemed Reinvestment

The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

5.13	Interest on Prepayments and Repayments

At the same time as any repayment or prepayment of principal is made under this Agreement or any Borrowings have been repaid in accordance with a cancellation of the Commitment pursuant to Section 4.3, the Borrower shall also pay all accrued and unpaid interest on the principal being repaid or prepaid.

ARTICLE 6

PAYMENTS

6.1	Time and Place of Payment

Subject to the next sentence, the Borrower shall make all payments pursuant to this Agreement to the Agent on behalf of the Lenders at the Agent’s Branch of Account in immediately available funds for good value on the day specified for payment. The Borrower shall make all payments owing to a Fronting Bank for its own account at such Lender’s Branch of Account in immediately available funds for good value on the day specified for payment. Whenever a payment is due to be made on a day which is not a Business Day, the day for payment is the following Business Day and such extension of time shall in such case be included in the computation of the payment of interest or any other amounts payable hereunder. Receipt by the Agent from the Borrower of funds for value on any day pursuant to this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of such funds on such day by the Agent or relevant Lenders, as the case may be.

6.2	Currency of Payment

Borrowings and payments in respect thereof are payable in the currency in which they are denominated.

6.3	Payments Free and Clear

(a)

The Borrower shall make all payments hereunder without set-off or counterclaim (except as permitted by Sections 9.5 and 12.19), free and clear of, and without deduction for or on account of, any Tax. If any Tax is deducted or withheld from any payments, except any Excluded Taxes, the Borrower shall promptly remit to the Agent on behalf of the Lenders, as payment of additional interest, the equivalent of the amounts so deducted or withheld together with the relevant official receipts or other evidence satisfactory to the Agent evidencing payment to the appropriate taxing authority of each such Tax by the Borrower with the intent being that the Lenders shall receive the full amount which would have been received by them had no such deduction or withholding been made. No additional amounts shall be payable by the Borrower under this Section 6.3(a) with respect to any Taxes which are payable otherwise than by withholding or deduction from payments hereunder.

(b)

In the event the Borrower has made a payment pursuant to Section 6.3(a), then (i) the relevant Lender shall take reasonable steps to make such applications or other filings (including for greater certainty, the filing of a Canadian income tax return) so as to obtain a reduction or refund of any such withheld or deducted amounts, and (ii) where the relevant Lender is thereafter granted or receives a credit, refund or remission in respect of the Tax for which the relevant deduction or withholding was made, such Lender shall refund to the Borrower such amount (if any) as such Lender determines in good faith will leave such Lender in no worse position than would have been the case if there had never been any obligation to make such deduction or withholding in the first place. For greater certainty, a Lender shall be entitled to fully recover from the Borrower, as payments of additional interest, all reasonable costs and expenses associated with any applications or other filings prepared as a result of this Section 6.3(b). No Lender shall be obligated to provide to the Borrower copies of all or any part of its tax returns, financial statements or other corporate financial data by reason of any such matter.

(c)

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA or Canadian equivalent legislation, regulations or other guidance if such Lender were to fail to comply with the applicable reporting requirements of FATCA or Canadian equivalent legislation, regulations or other guidance (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or the Income Tax Act (Canada)), such Lender shall deliver to the Borrower and/or the Agent (as applicable) at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA or Canadian equivalent legislation, regulations or other guidance and to determine that such Lender has complied with such Lender’s obligations under FATCA or Canadian equivalent legislation, regulations or other guidance (or is exempt from withholding thereunder) or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(d)

The provisions of this Section 6.3 shall survive the termination of the Agreement and the repayment of the Borrowings, accrued interest and all other indebtedness of the Borrower to the Agent and the Lenders hereunder.

6.4	Account Debit Authorization

The Borrower authorizes and directs the Agent, in its discretion, to automatically debit, by mechanical, electronic or manual means, the Borrower’s Accounts for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts; provided that the Agent shall not be obligated to effect any such debit and shall not be liable or responsible for its failure to do so. The Agent shall send the Borrower an invoice for any fees payable under this Agreement at least three (3) Business Days prior to any such debit and shall provide a confirmation of any upcoming debit for repayment of Borrowings on the same day that the Agent receives notice of such repayment from the Borrower. In the event the Agent debits the Borrower’s Accounts by an amount in excess of the principal, interest, fees or charges properly due on a day, then forthwith upon the error being discovered, the Agent shall reimburse the Borrower such excess amount with interest thereon from the date of the excess debit until reimbursement at rates prevailing at the time of the excess debit for deposits of like amount and currency with the Agent.

ARTICLE 7

CONDITIONS PRECEDENT

7.1	Conditions Precedent to Effectiveness

The effectiveness of this Agreement is subject to the satisfaction of the following conditions:

(a)

the Agent on behalf of each Lender (or certain Lenders, as indicated below) has received, in form and substance satisfactory to the Agent (or, in the case of (vi) and (vii) below, each of the Lenders), acting reasonably:

(i)	a duly executed copy of this Agreement;

(ii)	a duly executed confirmation of the affiliate guarantee dated March 1, 2019 granted by Newfield Exploration Company to the Agent and the Lenders with respect to the “Outstandings” as defined therein;

(iii)	a certificate of the Guarantor confirming that the Reorganization has been completed;

(iv)	a certified copy of the articles and by-laws of the Borrower;

(v)	a certified copy of the articles and by-laws of the Guarantor;

(vi)	a certificate of existence under the laws of British Columbia in respect of the corporate existence of the Borrower;

(vii)	a certificate of existence under the laws of State of Delaware in respect of the corporate existence of the Guarantor;

(viii)	a certified resolution of the Board of Directors of the Borrower with respect to this Agreement;

(ix)	a certified resolution of the Board of Directors of the Guarantor with respect to this Agreement;

(x)

an incumbency certificate of the Borrower certifying the name and true signatures of the Borrower’s officers authorized to sign this Agreement and the other Loan Documents to which the Borrower is a party;

(xi)	an incumbency certificate of the Guarantor certifying the name and true signatures of the Guarantor’s officer authorized to sign this Agreement;

(xii)	an opinion of Blake, Cassels & Graydon LLP, Canadian counsel to the Borrower and the Guarantor addressed to the Agent and each Lender;

(xiii)	an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel to the Guarantor addressed to the Agent and each Lender;

(xiv)	an opinion of Norton Rose Fulbright Canada LLP, counsel to the Lenders, addressed to the Agent and each Lender;

(xv)

all such other agreements, certificates, declarations, opinions and other documents as are reasonably required by the Agent to confirm or establish the completion or satisfaction of the conditions to the Lenders’ obligations hereunder and of which the Borrower is advised in a timely manner;

(xvi)	a duly executed withdrawal letter from each of Export Development Canada and ICICI Bank Canada whereby they cease to be Lenders under and as defined in the Existing Credit Agreement; and

(xvii)

all documentation and other information regarding the Borrower or the Guarantor requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the AML Legislation, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date; and

(b)

the Borrower shall have paid to the Agent for the account of the Agent, the co-lead arrangers and the Lenders, as applicable, and in a timely manner, all upfront and arrangement fees required to be paid by the Borrower on or before the Effective Date in connection with this Agreement.

Each Lender hereby authorizes the Agent to confirm to the Borrower on the Effective Date that the conditions precedent set forth in this Section 7.1 have been satisfied on or prior to the Effective Date, provided such Lender has not advised the Agent in writing prior to such Effective Date that such Lender is not satisfied that the Borrower has complied with such conditions precedent.

7.2	Conditions Precedent to all Drawdowns

The Lenders’ obligations to make available any Drawdown pursuant to Section 3.3 are subject to and conditional upon the satisfaction of each of the following terms and conditions:

(a)

as of each Drawdown Date, those representations and warranties contained in Section 2.1 (other than Section 2.1(l) which is intended to apply only as of the Effective Date) are true and correct in all material respects with the same effect as if made as of that Drawdown Date;

(b)	as of each Drawdown Date, no Default or Event of Default has occurred and is continuing or would occur with the making of the requested Borrowing; and

(c)

on or before the applicable number of days prior to each Drawdown Date, in accordance with Section 3.3, the Agent has received a duly executed Notice of Drawdown (in the form of Schedule “A” or “B” as applicable).

7.3	Conditions Precedent to Conversion or Rollover

The Lenders’ obligations to make any Conversion pursuant to Section 3.8 or to Rollover a Borrowing pursuant to Section 3.9 are subject to and conditional upon the satisfaction of each of the following terms and conditions (except as expressly provided otherwise in Section 3.7(d)):

(a)

as of each Borrowing Conversion Date and Borrowing Rollover Date, either (i) no Default or Event of Default has occurred and is continuing or would occur with the making of the requested Borrowing or (ii) the limitations in Section 9.3 are complied with in respect of such Conversion or Rollover; and

(b)

on or before the applicable number of days prior to each Borrowing Conversion Date or Borrowing Rollover Date, in accordance with Section 3.3, the Agent has received a duly executed Notice of Conversion or Notice of Rollover, as applicable.

7.4	Waiver

The terms and conditions of Sections 7.1, 7.2 and 7.3 are inserted for the sole benefit of the Lenders and, subject to Sections 12.12 and 16.3, the Lenders may waive them in whole or in part, with or without terms or conditions in respect of any Borrowing, without prejudicing the Lenders’ rights to assert them in whole or in part in respect of any other Borrowing.

ARTICLE 8

COVENANTS OF THE OBLIGORS

8.1	Affirmative Covenants of the Obligors

Subject to Section 8.3, each of the Guarantor (without any limitation) and the Borrower (whose affirmative covenants will be limited to only Sections 8.1(a), (c), (e) and (l)(i) below) covenants with the Agent and each Lender that:

(a)

Pay Loan Indebtedness: The Borrower shall pay or cause to be paid, duly and punctually, all Loan Indebtedness due by it under the terms of this Agreement at the times and places and in the manner provided for herein;

(b)	Payment of Taxes: The Guarantor shall, and shall cause each of its Subsidiaries to, pay or cause to be paid all Taxes validly levied, assessed or imposed upon:

(i)	the Guarantor or its Subsidiaries; and

(ii)	any part of its or their properties,

as and when the same become due and payable and where the non-payment of which would have a Material Adverse Effect, except to the extent and for so long as the Guarantor or its Subsidiaries shall contest in good faith its or their obligation to do so diligently in appropriate proceedings, provided such contest would not have a Material Adverse Effect;

(c)	Use of Borrowings: The Borrower shall use all Borrowings advanced to it hereunder only for the purposes described in Section 3.2;

(d)	Maintenance of Business and Properties: The Guarantor shall, and shall cause each of its Subsidiaries:

(i)	to carry on and conduct its and their business in the ordinary course; and

(ii)	to maintain and operate its property in accordance with normal industry practice;

except that nothing contained in this Section 8.1(d) shall prevent the Guarantor or its Subsidiaries from selling, leasing or otherwise disposing of any of its or their property to the extent not prohibited by Section 8.2(d), or ceasing to operate any of its or their property or business when, in the opinion of the appropriate officers of the Guarantor or its Subsidiaries, it shall be advisable and in its or their best interests to do so;

(e)	Corporate Existence: Subject to Section 8.2(c), each Obligor shall maintain its corporate existence;

(f)

Insurance: The Guarantor shall, and shall cause each of its Subsidiaries to, insure and keep insured, or cause to be insured and kept insured, all of its or their property which is of an insurable nature against such risks, in such amounts and in such manner as is usual in the case of corporations similarly situated and operating generally similar property and with such reputable insurance companies or associations as it may select; provided that the Guarantor and its Subsidiaries may from time to time adopt other methods or plans of protection, including self-insurance, against such risks in substitution or partial substitution for the aforesaid insurance if such plans or methods shall, in the opinion of the appropriate senior officers of the Guarantor or its Subsidiaries, be in its or their best interest, and neither the Guarantor nor any of its Subsidiaries shall be required to keep insured any of its property in respect of which insurance is being provided by others for its benefit;

(g)

Compliance With Laws: The Guarantor shall, and shall cause each of its Subsidiaries to, comply in all respects with all Applicable Laws, including environmental laws, rules, regulations and governmental orders and licences, and shall obtain and maintain all environmental permits, applicable to its or their business operations if the failure to so comply or, as applicable, obtain and maintain such permits would have a Material Adverse Effect;

(h)	Reporting Requirements: The Guarantor shall:

(i)

within 95 days after the end of each Fiscal Year, cause to be prepared and delivered to the Agent its consolidated financial statements comprising the consolidated balance sheet, the consolidated statement of earnings, the consolidated statement of comprehensive income, the consolidated statement of changes in shareholders’ equity and the consolidated statement of cash flows pertaining to such Fiscal Year, together with the report and opinion of the Guarantor’s independent auditors thereon confirming that such financial statements have been prepared in accordance with GAAP; and, for clarity, it is acknowledged that the consolidated financial statements of Encana will be provided for the Fiscal Year ending December 31, 2019;

(ii)

within 65 days after the end of each Fiscal Quarter, except the fourth Fiscal Quarter of the Fiscal Year, cause to be prepared and delivered to the Agent unaudited consolidated financial statements of the Guarantor comprising the consolidated balance sheet, the consolidated statement of earnings, the consolidated statement of comprehensive income, the consolidated statement of changes in shareholders’ equity and the consolidated statement of cash flows pertaining to such Fiscal Quarter; and, for clarity, it is acknowledged that the consolidated financial statements of Encana will be provided for the Fiscal Quarter ending March 31, 2020;

(iii)

within 65 days after the end of each Fiscal Quarter, except the fourth Fiscal Quarter and within 95 days after the end of each Fiscal Year, prepare and deliver to the Agent a Compliance Certificate pertaining, as applicable, to the relevant Fiscal Quarter or Fiscal Year;

(iv)	promptly upon them becoming available, deliver to the Agent copies of:

(A)	all reports, notices and proxy statements sent by the Guarantor to its shareholders; and

(B)

any report of a material change issued by the Guarantor or any of its Material Subsidiaries and which the Guarantor or such Material Subsidiary is not required by Applicable Law to keep confidential; and

(v)

with reasonable promptness, provide such other reports and information on the financial condition and business affairs and operations of the Guarantor and its Subsidiaries as the Agent on behalf of the Lenders may reasonably request from time to time and which the Guarantor or such Subsidiary is not required by contract with a third party or Applicable Law to keep confidential, provided that any Obligor may satisfy the delivery requirements set forth in this Section 8.1(h) by sending to the Agent by electronic mail the documents that are to be delivered to the Agent pursuant to this Section 8.1(h), and, in the case of documents delivered pursuant to paragraph (iii) above, the Borrower promptly executes and delivers to the Agent an originally signed copy of such Compliance Certificate; and further, provided that the Guarantor shall be deemed to have furnished the information required by Sections 8.1(h)(i), 8.1(h)(ii) and 8.1(h)(iv) if it shall have timely made the same available on “SEDAR” or “EDGAR” and notified the Agent that such information has been posted on “SEDAR” or “EDGAR” and such information is freely accessible without charge; and further, provided, that if any Lender is unable to access “SEDAR” or “EDGAR”, as applicable, the Guarantor agrees to provide such Lender with paper or electronic copies of the information required to be furnished pursuant to this Section 8.1(h) promptly following notice (and thereafter so long as such notice remains in effect) from the Agent that such Lender has requested same; and further, provided that the Agent and the Lenders hereby agree to keep confidential any data or information delivered to the Agent or the Lenders under this Section 8.1(h) which is not already in the public domain;

(i)

Books and Records: The Guarantor shall, and shall cause each of its Subsidiaries to, keep proper books of records and accounts in which complete and correct entries will be made of its and their transactions sufficient to enable it to prepare its financial statements in accordance with GAAP;

(j)

Maintenance of Consolidated Debt to Consolidated Capitalization Ratio: The Guarantor shall maintain, as of the last day of each Fiscal Quarter, as reported to the Lenders in accordance with Section 8.1(h), a Consolidated Debt to Consolidated Capitalization Ratio which does not exceed 60%;

(k)

Change of Fiscal Year: In the event the Guarantor changes its Fiscal Year, then as of the end of the fiscal year which would have been the Fiscal Year but for the change to the Fiscal Year and if so requested by the Agent, the Guarantor shall demonstrate to the Majority Lenders’ reasonable satisfaction that, notwithstanding such change, the Guarantor is capable of meeting the requirements of Sections 8.1(j) and 8.2(e) had they been based on the Fiscal Year previous to such change;

(l)	Pari Passu Ranking:

(i)

Each Obligor shall ensure that all the rights of the Lenders and the Agent for payments of amounts owed by such Obligor under this Agreement rank at least pari passu in right of payment with all obligations of such Obligor in respect of the other most senior unsecured indebtedness of such Obligor for borrowed money; and

(ii)

the Guarantor shall ensure that all the rights of the Lenders and the Agent for payments of amounts owed by any Guarantor Subsidiary under its guarantee of the Obligations rank at least pari passu in right of payment with all obligations of such Guarantor Subsidiary in respect of the other most senior unsecured indebtedness of such Guarantor Subsidiary for borrowed money;

(m)	Certain Changes: Promptly upon any Senior Financial Officer becoming aware of the same, the Guarantor shall provide each Lender and the Agent with advice and particulars of:

(i)

other than in respect of any failure to pay any Loan Indebtedness due hereunder, the occurrence of any Default or Event of Default, and advice as to whether, in the Borrower’s opinion, such event is remediable and, if so, of the steps being taken and proposed to remedy the same;

(ii)

any advice from S&P, Moody’s or Fitch (or, if applicable, a Substitute Rating Entity under Section 1.8) that it has changed the Debt Rating assigned by it (including any change in outlook which has been publicly disclosed by such rating entity); and

(iii)	the occurrence of any event which would have a Material Adverse Effect; and

(n)

Anti-Corruption Laws and Sanctions: The Guarantor shall maintain in effect and enforce procedures to ensure compliance by the Guarantor with its representation and warranty in Section 2.1(m)(ii) in respect of any requested Drawdown.

8.2	Negative Covenants of the Obligors

Subject to Section 8.3, each of the Guarantor (without any limitation) and the Borrower (whose negative covenants will be limited to only Section 8.2(c) below) covenants with the Agent and each Lender that:

(a)

Negative Pledge: The Guarantor hereby creates in favour of the Lenders the Negative Pledge, the provisions of which are incorporated herein by this reference and form part of this Agreement, and the Guarantor shall observe and perform its covenants and agreements therein contained;

(b)	Change in Nature of Business: The Guarantor shall not make any change whereby the nature of the business carried on by it, on a consolidated basis, would be materially altered;

(c)

Reorganization of Obligor(s): Except for the amalgamation, consolidation or merger of any Obligor with one or more Subsidiaries or the transfer of all or substantially all of any Obligor’s undertaking and assets to one or more Subsidiaries, no Obligor shall enter into or participate in any transaction which would result in:

(i)	the amalgamation, consolidation or merger of such Obligor with any other Person; or

(ii)	the transfer of all or substantially all of such Obligor’s undertaking and assets (determined on a consolidated basis) to another Person;

unless:

(iii)

in the case of such a transaction involving the Guarantor, the Debt Ratings of the successor or transferee are Investment Grade (unless the Majority Lenders approve any such transaction where the Debt Ratings of the successor or transferee are not Investment Grade); and

(iv)

the successor or transferee executes and delivers to the Agent such documents, if any, as may, in the reasonable opinion of the Agent, be necessary to confirm the assumption by the successor or transferee of the obligations of such Obligor under this Agreement;

(d)

Sale of Property and Assets: The Guarantor shall not, and shall not permit any of its Subsidiaries to, sell, transfer, convey, lease or otherwise dispose of all or any material part of their respective property or assets (other than to the Guarantor or one or more Subsidiaries) if such action would have a Material Adverse Effect;

(e)	Financing Debt of Certain Subsidiaries: The Guarantor shall not permit:

(i)	the aggregate Financing Debt of all Material Subsidiaries (other than the Borrower) which are Non-Guarantor Subsidiaries, on a consolidated basis; plus, without duplication

(ii)

the aggregate Indebtedness (as defined in the Negative Pledge) secured by security interests over Restricted Property (as defined in the Negative Pledge) given by the Guarantor or any Material Subsidiary in favour of Non-Guarantor Subsidiaries which are not Material Subsidiaries; plus, without duplication

(iii)	the aggregate Financing Debt of Finance Co.; plus, without duplication

(iv)

the amount by which the aggregate Financing Debt of any Subsidiary (other than Finance Co. or a Material Subsidiary) exceeds an aggregate of US$750,000,000 and which Financing Debt is guaranteed by the Guarantor or any Material Subsidiary (whether directly or indirectly through corporate law applicable to unlimited liability companies);

to exceed 17.5% of Consolidated Tangible Assets as of the last day of each Fiscal Quarter, as reported to the Lenders in accordance with Section 8.1(h); provided that, for the purpose of calculating the aggregate Financing Debt referred to in (i) above or the aggregate Indebtedness referred to in (ii) above, there shall be excluded (y) the Financing Debt of any Public Material Subsidiary or (z) any such Indebtedness secured by security interests over Restricted Property (as defined in the Negative Pledge) of any Public Material Subsidiary for so long as, in regard to any case referred to in (y) or (z) above, Common Equity Securities of the relevant Public Material Subsidiary are listed on any stock exchange and for 120 days (or such longer period as the Majority Lenders may allow in their sole discretion) after the date that Common Equity Securities of such Public Material Subsidiary cease to be so listed; and

(f)

Financial Assistance by Material Subsidiaries: If any Material Subsidiary (other than the Borrower) or any Subsidiary of a Material Subsidiary (other than the Borrower) gives, grants or becomes subject to any guarantee, indemnity or other form of financial assistance to or in favour of any Person in respect of Financing Debt of the Guarantor or any other Subsidiary, other than in respect of the Borrowings or any Centralized Banking Arrangements (each such guarantee, indemnity or other form of financial assistance, other than a guarantee, indemnity or other form of financial assistance in respect of the Borrowings or any Centralized Banking Arrangements, being a “Third Party Guarantee”), then the Guarantor shall ensure that such Material Subsidiary or Subsidiary of a Material Subsidiary duly executes and delivers to the Agent on behalf of the Lenders a guarantee or other instrument in respect of the Obligations on no less favourable terms, with such changes thereto as may be necessary in the context and acceptable to the Agent, acting reasonably, so that the obligations thereunder rank at least pari passu with the obligations under such Third Party Guarantee; provided, however, that:

(i)

a Material Subsidiary or Subsidiary thereof shall be entitled to give, grant or become subject to a Third Party Guarantee in respect of Financing Debt of wholly-owned Subsidiaries of such Material Subsidiary; and

(ii)

a Material Subsidiary or Subsidiary thereof which is a direct or indirect wholly-owned Subsidiary of a Material Subsidiary shall be entitled to give, grant or become subject to a Third Party Guarantee in respect of Financing Debt of a Material Subsidiary or Subsidiary thereof of which (in either case) it is directly or indirectly a wholly-owned Subsidiary;

in either case, for so long as such wholly-owned Subsidiaries remain, directly or indirectly, wholly-owned by such Material Subsidiary, without being required by this Section 8.2(f) to execute and deliver a guarantee or other instrument to the Agent in accordance with the foregoing; and provided further however, that a Subsidiary which is not a Material Subsidiary need not execute and deliver such a guarantee or other instrument if and for so long as such Subsidiary, together with each other such Subsidiary which has given, granted, or become subject to a Third Party Guarantee and which has not executed and delivered a guarantee or other instrument to the Agent on behalf of the Lenders hereunder, has assets which have a value, as reflected in the consolidated balance sheet of the Guarantor most recently delivered to the Lenders hereunder, of 10% or less of the value of the assets of the Guarantor and its Subsidiaries reflected therein (without giving effect to the non-cash ceiling test impairments and other changes as at December 31, 2011 as a consequence of Encana’s adoption of US GAAP). Any Material Subsidiary that provides a guarantee to the Agent on behalf of the Lenders in accordance with this Section shall also provide such other documents and certificates as the Agent may reasonably request, and to the extent such Material Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall provide to any Lender that so requests a Beneficial Ownership Certification. If any Subsidiary that provides a guarantee to the Agent on behalf of the Lenders in accordance with this Section is released from its Third Party Guarantee(s) (other than as a result of any payment being made under such Third Party Guarantee(s)), then, upon the request of the Borrower or such Subsidiary for the release of such guarantee and provided that no Default or Event of Default has occurred and is continuing or would result from such release, such guarantee shall also be released (and the Agent shall promptly execute such documents and instruments as the Borrower or such Subsidiary may reasonably request to evidence such release).

8.3	Actions in Respect of Subsidiaries

Notwithstanding anything to the contrary provided in Section 8.1 or Section 8.2 whereby an Obligor has covenanted to cause any Subsidiary to do or not to do any act or thing and such Subsidiary is not a Wholly-Owned Subsidiary, the applicable Obligor(s) shall have complied with its or their covenants in that regard if it shall have used all reasonable efforts to cause such Subsidiary to comply with the requirements of Sections 8.1 and 8.2 or to remedy any breaches thereof; and with respect to any breach of Section 8.1 or Section 8.2 caused by any Subsidiary acting or failing to act in the manner required by such Section, such Obligor’s obligation to use its reasonable efforts to prevent or remedy such breach shall only be applicable from and after the date that such Obligor becomes aware of such breach or the date such Obligor becomes aware such breach may occur, as the case may be; provided that this Section 8.3 shall not apply to (i) the covenants contained in Section 8.2(e) or 8.2(f), or (ii) any covenant if the breach thereof could reasonably be expected to have a Material Adverse Effect.

ARTICLE 9

EVENTS OF DEFAULT

9.1	Events of Default

Any one or more of the following occurrences is an Event of Default, but only if at the time of or during the continuance of any such occurrence a Borrowing is outstanding:

(a)

Failure to Pay Borrowings, Interest or Fees: The Borrower fails to repay within two (2) Business Days of the due date all or any portion of the Borrowings, or fails to pay within five (5) Business Days of the due date any interest or fees or any other amount due hereunder;

(b)

Voluntary Proceedings: The Guarantor or any Material Subsidiary institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the filing of a bankruptcy or insolvency proceeding against it, or files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the Companies Creditors’ Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), or any other bankruptcy or insolvency law or any other similar applicable law, or consents to the filing of any such petition, or consents to the appointment of a receiver, trustee or assignee in bankruptcy or insolvency of any part of its property (other than Non-Recourse Assets) which is material to the Guarantor and its Subsidiaries taken as a whole, or makes a general assignment for the benefit of creditors, or becomes insolvent or generally not able to pay its debts as they become due, or admits in writing its inability to pay its debts generally as they become due, or takes any corporate action to authorize any of the foregoing; provided that an occurrence under this Section 9.1(b) which results from actions taken by a Material Subsidiary which is not the Borrower or a Restricted Subsidiary will not be an Event of Default if the Guarantor would (in the reasonable opinion of the Majority Lenders as evidenced by their signatures on a confirmation thereof) be able to satisfy the financial tests set forth in Sections 8.1(j) and 8.2(e), calculated as of the date of such actions taken by such Material Subsidiary (and not as of the last day of the immediately preceding Fiscal Quarter);

(c)

Bankruptcy Proceedings: A court having jurisdiction enters a decree or order adjudging the Guarantor or any Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, winding-up, reorganization, readjustment, arrangement, composition, protection or similar relief of the Borrower or a Material Subsidiary under the Companies Creditors’ Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy or insolvency law or any other similar applicable law, or enters a decree or order for the appointment of a receiver, trustee or assignee in bankruptcy or insolvency of any part of its property (other than Non-Recourse Assets) which is material to the Guarantor and its Subsidiaries taken as a whole, and any such decree or order remains in force undischarged or unstayed for a period of 60 days or more; provided that an occurrence under this Section 9.1(c) which results from actions taken by or pertaining to a Material Subsidiary which is not the Borrower or a Restricted Subsidiary will not be an Event of Default if the Guarantor would (in the reasonable opinion of the Majority Lenders as evidenced by their signatures on a confirmation thereof) be able to satisfy the financial tests set forth in Sections 8.1(j) and 8.2(e), calculated as of the date of such actions of or pertaining to such Material Subsidiary (and not as of the last day of the immediately preceding Fiscal Quarter);

(d)

Cross Acceleration of Extended Financing Debt: The Guarantor or any Subsidiary (i) defaults in making payment when due of any Financing Debt (including all net obligations of the Guarantor or any such Subsidiary pursuant to currency, interest rate and commodity price hedging and swap agreements, but excluding Borrowings) (“Extended Financing Debt”) in an amount in excess of the greater of US$200,000,000 and two (2%) percent of Consolidated Net Worth and such default is not remedied by the Guarantor or any such Subsidiary or is not waived by the lender or counterparty in respect of such Extended Financing Debt (including the lessor under any Finance Lease) within two (2) Business Days or any longer grace or cure period that is available under applicable documentation to remedy such default; or (ii) causes or permits to exist any default or event of default under any agreement or agreements evidencing Extended Financing Debt if such default or event of default results in the acceleration of the payment of an aggregate amount of Extended Financing Debt in excess of the greater of US$200,000,000 and two (2%) percent of Consolidated Net Worth;

(e)

Breached Representations and Warranties: Any representation or warranty made by an Obligor in this Agreement proves to have been incorrect in any material respect when made or deemed to be made hereunder, or any statement made by the Borrower in any Compliance Certificate, when made, proves to have been incorrect in any material respect and (i) if such representation or warranty is capable of rectification, such representation or warranty remains uncorrected for a period of forty-five (45) days after written notice from the Agent, or (ii) if such representation or warranty is incapable of rectification, such inaccuracy would have a Material Adverse Effect;

(f)

Judgments: A final judgment or order (subject to no further right of appeal) is rendered against the Guarantor or any Material Subsidiary for the payment of money in excess of the greater of US$200,000,000 and two (2%) percent of Consolidated Net Worth (other than any such judgment or order in favour of a lender that is a Non-Recourse Creditor, in respect of which such lender’s recourse pursuant to such judgment or order or otherwise is limited to the specific Project in respect of which the debt which is the subject of such judgment or order was granted was incurred) and under which enforcement proceedings have commenced and have not been stayed, and which remains undischarged or unstayed for a period of 45 days; provided that any such final judgment or order rendered only with respect to a Material Subsidiary which is not the Borrower or a Restricted Subsidiary shall not be an Event of Default if the Guarantor would (in the reasonable opinion of the Majority Lenders as evidenced by their signatures on a confirmation thereof) be able to satisfy the financial tests set forth in Sections 8.1(j) and 8.2(e), calculated as of the date of such final judgment or order (and not as of the last day of the immediately preceding Fiscal Quarter), which tests shall be conducted after provision has been made for the payment of such final judgment or order;

(g)

Enforcement of Security: The holder of an encumbrance, a lien or any other security interest lawfully takes possession of any portion of the property, other than Non-Recourse Assets, of the Guarantor or any Material Subsidiary which is material to the Guarantor and its Subsidiaries taken as a whole, or if a distress or execution or any similar process is lawfully levied and enforced against any such material property and remains unsatisfied for such period as would permit such property to be sold thereunder; provided that an occurrence under this Section 9.1(g) which results from the taking possession of any such property owned by a Material Subsidiary which is not the Borrower or a Restricted Subsidiary will not be an Event of Default if the Guarantor would (in the reasonable opinion of the Majority Lenders as evidenced by their signatures on a confirmation thereof) be able to satisfy the financial tests set forth in Sections 8.1(j) and 8.2(e), calculated as of the date of such taking of possession (and not as of the last day of the immediately preceding Fiscal Quarter) and having regard to the effect of such taking of possession;

(h)

Failure to Provide Advice: The Guarantor fails to provide advice and particulars under Section 8.1(m)(i) when required to do so and such failure remains unremedied for a period of ten (10) Business Days;

(i)

Failure to Perform Covenants and Agreements: Any Obligor breaches or fails to duly perform any material covenant or other material term or condition of this Agreement (other than those hereinbefore dealt with in this Section 9.1), and such breach or failure is not remedied within 45 days following receipt by the Borrower of notice to do so from the Agent, or within such longer period as may be agreed to by the Majority Lenders, having regard to the subject matter of the failure, or, in the case of Sections 8.1(j) and 8.2(e), such breach or failure is not waived by or otherwise dealt with to the satisfaction of the Majority Lenders as evidenced by their signatures on a confirmation thereof within the time period for delivery of the relevant Compliance Certificate disclosing such breach, or within such longer period as may be agreed to by the Majority Lenders, having regard to the subject matter of the failure;

(j)

Agreement Not Enforceable: Except as otherwise contemplated by Article 10, this Agreement or any material provision thereof shall at any time for any reason cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by any Obligor, or any Obligor shall deny that it has any or any further liability or obligation thereunder (other than a bona fide defence asserted by the applicable Obligor), or at any time it shall be unlawful or impossible for any Obligor to perform any of its material obligations hereunder; or

(k)	Failure to be Wholly-Owned: If the Borrower shall cease to be a Wholly-Owned Subsidiary of the Guarantor.

9.2	Occurrence of an Event of Default

Upon the occurrence and during the continuance of an Event of Default, the Agent may, at its option, and shall if so required by the Majority Lenders, by written notice to the Borrower (an “Acceleration Notice”), declare all or any part of the Outstandings and all other Loan Indebtedness (whether matured or unmatured) of the Borrower to the Lenders under this Agreement (including the amount of all Bankers’ Acceptances and BA Equivalent Loans, as determined by the Agent acting reasonably) to be due and payable, whereupon the Total Syndicated Commitment and all Fronting Bank Commitments and any right of the Borrower to any further Borrowing shall terminate and all Loan Indebtedness (whether matured or unmatured) of the Borrower to the Lenders pursuant to this Agreement (including the amount of all Bankers’ Acceptances and BA Equivalent Loans, as determined by the Agent acting reasonably) shall be immediately due and payable without further demand or other notice of any kind, all of which are expressly waived by the Borrower; provided that upon the occurrence of an Event of Default specified in Section 9.1(b) or 9.1(c), the Total Syndicated Commitment and all Fronting Bank Commitments and any right of the Borrower to any further Borrowing shall automatically terminate and all Loan Indebtedness (whether matured or unmatured) of the Borrower to the Lenders pursuant to this Agreement (including the amount of all Bankers’ Acceptances and BA Equivalent Loans, as determined by the Agent acting reasonably) shall be immediately due and payable without further demand or other notice of any kind, all of which are expressly waived by the Borrower. The Borrower shall pay to the Lenders immediately the amount due and payable pursuant to this Section 9.2, failing which the Lenders or any of them may pursue their remedies under this Agreement.

9.3	Lenders’ Right to Suspend the Borrowings

Where (x) an occurrence occurs that would otherwise be an Event of Default but is not an Event of Default by reason of the repayment of Borrowings or because there are no outstanding Borrowings (including, for certainty, because of any cash cover provided pursuant to Section 3.10(c) or 3.10(d)), or (y) a Default or Event of Default exists, or (z) the financial statements delivered by the Borrower disclose a likely breach of the financial tests in Section 8.1(j) or 8.2(e) which cannot be verified because the relevant Compliance Certificate has not been delivered and in respect of which the Borrower has not satisfied the Majority Lenders that such breach has been rectified, then, in each such case and notwithstanding anything else contained herein, the obligations of the Lenders to make Borrowings available to the Borrower hereunder which would increase the total Outstandings shall be suspended and shall remain suspended, and all LIBOR Interest Periods and terms of Bankers’ Acceptances, BA Equivalent Loans and Letters of Credit which commence during such period through Rollovers and Conversions shall not exceed 1 month, until, as applicable, such occurrence, Default or Event of Default has been remedied or waived and any conditions to the effectiveness (or the continued effectiveness) of such waiver are satisfied or are being complied with, as applicable.

9.4	Remedies Cumulative

The Borrower expressly agrees that the rights and remedies of the Lenders under this Agreement and each of the Loan Documents delivered by the Borrower hereunder are cumulative, and in addition to, and not in substitution for, any rights or remedies provided by law; any single or partial exercise by the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement in this Agreement or any Loan Document delivered by the Borrower hereunder does not waive, alter, affect, or prejudice any other right or remedy to which the Lenders may be lawfully entitled for the same default or breach.

9.5	Set-Off

(a)

In addition to any rights now or hereafter granted under Applicable Law but only to the extent permitted by Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default hereunder, without prior notice to the Borrower, the Guarantor or any other Person, such notice being expressly waived by the Borrower and the Guarantor, the Agent and the Lenders are hereby authorized to set-off and to appropriate and to apply any and all deposits (general and special) and any other indebtedness at any time held by or owing by the Agent or such Lender to or for the credit of or the account of the Borrower or the Guarantor against and on account of the Obligations notwithstanding whether such Obligations may be contingent or unmatured. The Agent and the applicable Lenders shall provide the Borrower, the Guarantor, the Agent and each other Lender with prompt notice of the exercise of any of their rights under this Section 9.5.

(b)

In addition to any rights now or hereafter granted under Applicable Law but only to the extent permitted by Applicable Law and not by way of limitation of any such rights, while a Lender is a Defaulting Lender pursuant to (i) or (ii) of the definition thereof, or while a Lender Insolvency Event exists with respect to such Lender or its Lender Parent, the Borrower is hereby authorized without prior notice to such Defaulting Lender or to any other Person, such notice being expressly waived by such Defaulting Lender, to set-off and to apply any and all deposits (general and special but excluding security deposits) held by such Defaulting Lender (or any Subsidiary of such Defaulting Lender) to or for the credit of or the account of the Borrower (or any Subsidiary of the Borrower) against and on account of the Borrowings and any accrued interest owing by the Borrower to such Defaulting Lender under this Agreement, regardless of whether the obligations in respect of such deposits or Borrowings are contingent or unmatured. The Borrower shall provide the Agent and the Defaulting Lender with prompt notice of the exercise of any of its rights under this Section; provided that:

(i)	any Centralized Banking Arrangements shall take priority over the Borrower’s rights under this Section;

(ii)	prior to receipt of such notice by the Agent, the Agent shall not be obligated to reflect such set-off in the allocation of its payments to Lenders under Article 12;

(iii)

after receipt of such notice by the Agent, such Defaulting Lender irrevocably authorizes the Agent to rely on such notice and to allocate payments from the Borrower to the Lenders in a manner which gives effect to such set-off (notwithstanding any provisions in Article 12 to the contrary); and

(iv)

the Borrower agrees to indemnify the Agent and its Affiliates, directors, officers, agents and employees from any claims made against any of them by a Defaulting Lender in connection with this Section 9.5(b), all in accordance with Section 11.2 (and for such purposes a claim from a Defaulting Lender shall be deemed to be a third party claim).

9.6	Cash Coverage Account

Upon the occurrence of an Event of Default and in addition to any other rights or remedies of the Lenders hereunder, the Borrower, at the request of the Agent, shall deposit into a Cash Coverage Account with the Agent such amounts as may be required to satisfy obligations or liabilities of the Borrower to the Lenders under the Loan Documents in respect of Bankers’ Acceptances which have not matured or Letters of Credit which have not been drawn; provided that any such amounts not so deposited by the Borrower shall, at the option of the Lenders, be paid by the Lenders into such Cash Coverage Account and shall be deemed to constitute, without duplication of any relating Outstandings, a Prime Loan (in respect of amounts denominated in Cdn. Dollars) or a USBR Loan (in respect of amounts denominated in US Dollars).

9.7	Application and Sharing of Payments Following Acceleration

Except as otherwise agreed to by all of the Lenders in their sole discretion, any sum received by the Agent at any time after delivery of an Acceleration Notice or after the occurrence of an Event of Default specified in Section 9.1(b) or 9.1(c) which the Agent is obliged to apply in or towards satisfaction of sums due from the Borrower hereunder shall be applied by the Agent rateably among the Lenders and the Agent in accordance with amounts owed to the Lenders and the Agent in respect of each category of amounts set forth below, each such application to be made in the following order with the balance remaining after application in respect of each category to be applied to the next succeeding category:

(a)

Agent’s Fees: firstly, in or towards payment of any fees then due and payable to the Agent and the Lenders hereunder, including, without limitation, those fees payable pursuant to the letter agreement referred to in Section 5.9;

(b)

Agent’s and Lenders’ Expenses: secondly, rateably among the Agent and the Lenders in accordance with amounts owed to the Agent and the Lenders in respect of amounts due and payable as and by way of recoverable expenses hereunder;

(c)

Interest and Fees: thirdly, rateably among the Lenders in accordance with amounts owed to the Lenders in respect of amounts due and payable as and by way of interest pursuant to Sections 3.5(f), 5.1, 5.2 and 5.3, fees pursuant to Sections 5.4 and 5.5, adjusting payments pursuant to Section 5.6, interest on overdue amounts pursuant to Section 5.7 and standby fees pursuant to Section 5.8;

(d)

Loan Indebtedness (other than Borrowings): fourthly, rateably among the Lenders in accordance with amounts owed to the Lenders in respect of any amount (other than Borrowings) then due and payable by the Borrower hereunder, other than amounts hereinbefore referred to in this Section 9.7; and

(e)	Borrowings: fifthly, in or towards repayment to the Lenders of the Borrowings then outstanding hereunder in accordance with the provisions of Section 12.11.

ARTICLE 10

CHANGE OF CIRCUMSTANCES

10.1	Market Disruption

(a)

Respecting LIBOR Loans: Notwithstanding anything to the contrary herein contained, in the event that, at any time subsequent to the giving of a notice in respect of a Drawdown, Conversion or Rollover to the Agent by the Borrower with regard to a requested LIBOR Loan, but before the date of the Drawdown, Conversion or Rollover, as the case may be:

(i)

the Agent, acting reasonably, determines that adequate and fair means do not exist for ascertaining the rate of interest with respect to a requested LIBOR Loan during the ensuing LIBOR Interest Period selected;

(ii)

the Agent, acting reasonably, determines that deposits are not available in sufficient amounts in the ordinary course of business in the London, England interbank market at the rate determined hereunder to make, fund or maintain a requested LIBOR Loan during the ensuing LIBOR Interest Period selected;

(iii)

the Agent (acting reasonably) determines that the making or continuing of the requested LIBOR Loan by the Lenders has been made impracticable by the occurrence of an event which materially adversely affects the London interbank market generally; or

(iv)

the Agent is advised by Lenders holding at least 35% of the Total Syndicated Commitment, by written notice (each a “LIBOR Suspension Notice”), and such notice is received by the Agent no later than 12:00 noon (Calgary time) on the third Business Day prior to the date of the requested Drawdown, Conversion or Rollover, as the case may be, that such Lenders, acting reasonably, have determined that the LIBOR to be determined in accordance with this Agreement will not or does not represent the effective cost to such Lenders of US Dollar deposits in such market for the relevant LIBOR Interest Period;

then the Agent shall give notice thereof to the Lenders and the Borrower as soon as possible after such determination, or receipt of such LIBOR Suspension Notice, as the case may be, and the Borrower shall, within one (1) Business Day after receipt of such notice from the Agent and in replacement of the notice in respect of such Drawdown, Conversion or Rollover, as the case may be, previously given by the Borrower requesting a LIBOR Loan, give the Agent a Notice of Drawdown or a Notice of Conversion, as the case may be, which specifies the Drawdown of or Conversion into another type of Borrowing or, if a Notice of Rollover in respect of an outstanding LIBOR Loan was delivered, the Conversion of the relevant LIBOR Loan on the last day of the applicable LIBOR Interest Period into another type of Borrowing which would not be affected by the notice from the Agent pursuant to this Section 10.1(a). In the event the Borrower fails to give, if applicable, a Notice of Conversion with respect to maturing LIBOR Loans which were the subject of a Notice of Rollover, such maturing LIBOR Loans shall be converted on the last day of the applicable LIBOR Interest Period into USBR Loans as if a Notice of Conversion had been given to the Agent by the Borrower pursuant to the provisions hereof. In the event the Borrower fails to give, if applicable, a replacement Notice of Drawdown with respect to a Drawdown originally requested to be by way of a LIBOR Loan, then the Borrower shall be deemed to have requested a Drawdown by way of a USBR Loan in the amount specified in the original Notice of Drawdown. The Agent shall promptly notify the Borrower if the circumstances giving rise to the LIBOR Suspension Notice no longer exist.

If at any time the Agent determines (which determination shall be conclusive, absent manifest error) that:

(v)	the circumstances described in Section 10.1(a)(i) have arisen and such circumstances are unlikely to be temporary;

(vi)

the circumstances described in Section 10.1(a)(i) have not arisen, but either (A) the applicable supervisor or administrator of LIBOR, or (B) a Governmental/Judicial Body having jurisdiction over the Agent, has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Discontinuation Date”); or

(vii)	a rate other than LIBOR has become a widely recognized benchmark rate for newly originated US Dollar loans made in Canada,

then the Agent and the Borrower shall negotiate in good faith to select a replacement index for LIBOR and make adjustments to the Applicable Pricing Margin and other related amendments to this Agreement that shall give due consideration to the prevailing market practice for: (A) determining a rate of interest applicable to newly originated US Dollar loans made in Canada at such time; and (B) transitioning existing loans from LIBOR-based interest rates to loans bearing interest calculated with reference to the new reference rate; provided that, to the extent reasonably practicable, the all-in interest rate paid by the Borrower under this Agreement based on such replacement index will be substantially equivalent to the all-in interest rate applicable to LIBOR Loans made hereunder prior to the LIBOR’s replacement (excluding, for certainty, any differences resulting from fluctuations in the Debt Rating).

Upon an agreement being reached between the Agent and the Borrower pursuant to the immediately preceding paragraph, the Agent and the Borrower shall enter into an amendment to this Agreement that gives effect to the replacement reference rate of interest, adjustments to the Applicable Pricing Margin and such other related amendments as may be appropriate in the discretion of the Agent for the implementation and administration of US Dollar loans bearing interest calculated with reference to the replacement index. Notwithstanding anything to the contrary in this Agreement or any other Loan Document (including Section 12.12), such amendment shall become effective at 5:00 p.m. (Calgary time) on the fifth Business Day after a copy of the amendment is provided to the Lenders and without any further action or consent of any other party to this Agreement, unless the Agent receives, on or before such date and time, a written notice from the Majority Lenders stating that such Lenders object to such amendment; provided that, if such replacement reference rate of interest agreed upon to replace LIBOR would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Until an amendment reflecting the transition to a new reference rate becomes effective as contemplated by this Section, each Drawdown, Conversion or Rollover of a LIBOR Loan shall continue to bear interest calculated with reference to LIBOR; provided that if the Agent determines (which determination shall be conclusive, absent manifest error) that a LIBOR Discontinuation Date has occurred, then following the LIBOR Discontinuation Date, until such time as an amending agreement adopting a new reference rate of interest becomes effective as contemplated by this Section:

(viii)	any requested Drawdown by way of, Conversion into, or Rollover of, LIBOR Loans shall be deemed to be a request for a US Base Rate Loan in the same principal amount; and

(ix)

in respect of a maturing LIBOR Loan, in the event the Borrower fails to give, if applicable, a Conversion Notice with respect thereto specifying the Conversion of such LIBOR Loan on the last day of the applicable LIBOR Interest Period into a Loan other than a LIBOR Loan (and provided a valid notice of repayment has not been delivered to the Agent in respect thereof), such maturing LIBOR Loan shall be converted on the last day of the applicable LIBOR Interest Period into a US Base Rate Loan as if a valid Conversion Notice had been given to the Agent by the Borrower pursuant to the provisions hereof.

For certainty, upon the occurrence of a LIBOR Discontinuation Date, the US Base Rate shall be determined without regard to subparagraph (iii) of the definition thereof.

(b)	Respecting CDOR: If at any time the Agent determines (which determination shall be conclusive, absent manifest error) that:

(i)	an interest rate or discount rate is not ascertainable pursuant to the provisions of the definition of “CDOR Rate” and the inability to ascertain such rate is unlikely to be temporary;

(ii)

the regulatory supervisor for the administrator of the CDOR Rate screen rate, the Bank of Canada, an insolvency official with jurisdiction over the administrator for the CDOR Rate, a resolution authority with jurisdiction over the administrator for the CDOR Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the CDOR Rate, has made a public statement, or published information, stating that the administrator of the CDOR Rate, has ceased or will cease to provide the CDOR Rate, permanently or indefinitely on a specific date; provided that, at that time, there is no successor administrator that will continue to provide the CDOR Rate; or

(iii)

the administrator of the CDOR Rate screen rate or a Governmental/Judicial Body having jurisdiction over the Agent or the administrator of the CDOR Rate screen rate has made a public statement identifying a specific date after which the CDOR Rate, or the CDOR Rate screen rate shall no longer be made available, or used for determining the interest rate of loans or the discount rates for bankers’ acceptances; provided that, at that time, there is no successor administrator that will continue to provide the CDOR Rate,

(the date of determination or such specific date in the foregoing paragraphs (i) through (iii), the “CDOR Discontinuation Date”),

then the Agent and the Borrower shall negotiate in good faith to select a replacement index rate for the CDOR Rate and make such spread adjustments thereto and other related amendments to this Agreement that shall give due consideration to the prevailing market practice for: (A) determining a rate of interest applicable to newly originated Canadian Dollar loans made in Canada at such time and for determining the discount rate for Canadian Dollar bankers’ acceptances issued and accepted in Canada at such time, and (B) transitioning existing loans and bankers’ acceptances from CDOR Rate-based rates to loans bearing interest and bankers’ acceptances with discount rates calculated with reference to the new reference index rate; provided that, to the extent reasonably practicable, the all-in rate paid by the Borrower under this Agreement based on such replacement index rate will be substantially equivalent to the all-in rate applicable to Bankers’ Acceptances and a BA Equivalent Loans made hereunder prior to the replacement of the CDOR Rate (excluding, for certainty, any differences resulting from fluctuations in the Debt Rating).

Upon an agreement being reached between the Agent and the Borrower pursuant to the immediately preceding paragraph, the Agent and the Borrower shall enter into an amendment to this Agreement that gives effect to the replacement index rate, adjustments to the Applicable Pricing Margin and such other related amendments as may be appropriate in the discretion of the Agent for the implementation and administration of Canadian Dollar loans bearing interest or bankers’ acceptances with discount rates calculated with reference to the replacement index rate. Notwithstanding anything to the contrary in this Agreement (including Section 12.12) or any other Loan Document, such amendment shall become effective at 5:00 p.m. (Calgary time) on the fifth Business Day after a copy of the amendment is provided to the Lenders and without any further action or consent of any other party to this Agreement, unless the Agent receives, on or before such date and time, a written notice from the Majority Lenders stating that such Lenders object to such amendment; provided that, if such replacement index rate agreed upon to replace the CDOR Rate shall be less than zero, it shall be deemed to be zero for the purposes of this Agreement.

Until an amendment reflecting the transition to a new reference index rate becomes effective as contemplated by this Section, the discount rate applicable to each Drawdown, Conversion or Rollover of a Bankers’ Acceptance or a BA Equivalent Loan shall continue to be calculated with reference to the CDOR Rate; provided that if the Agent determines (which determination shall be conclusive, absent manifest error) that a CDOR Discontinuation Date has occurred, then following the CDOR Discontinuation Date, until such time as an amending agreement adopting such a new reference index rate becomes effective as contemplated by this Section:

(iv)	any requested Drawdown by way of, Conversion into, or Rollover of, a Bankers’ Acceptance or a BA Equivalent Loan shall be deemed to be a request for a Prime Loan in the same principal amount; and

(v)

in respect of a maturing Bankers’ Acceptance or a BA Equivalent Loan, in the event the Borrower fails to give, if applicable, a Notice of Conversion with respect thereto specifying the Conversion of such Bankers’ Acceptance or BA Equivalent Loan (on the maturity date thereof) into a Borrowing other than a Bankers’ Acceptance or a BA

Equivalent Loan (and provided a valid notice of repayment has not been delivered to the Agent in respect thereof), such maturing Bankers’ Acceptance or BA Equivalent Loan shall be converted on the maturity date thereof into a Prime Loan as if a valid Notice of Conversion had been given to the Agent by the Borrower pursuant to the provisions hereof.

For certainty, upon the occurrence of a CDOR Discontinuation Date, the Prime Rate shall be determined without regard to subparagraph (ii) of the definition thereof.

(c)	Respecting Bankers’ Acceptances: Notwithstanding anything to the contrary herein contained, if:

(i)

the Agent (acting reasonably), makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that there no longer exists an active market for bankers’ acceptances accepted by the Lenders; or

(ii)

the Agent is advised by Lenders holding at least 35% of the Total Syndicated Commitment by written notice (each, a “BA Suspension Notice”) that such Lenders (acting reasonably) have determined that the Discount Rate will not or does not accurately reflect the discount rate which would be applicable to a sale of Bankers Acceptances accepted by such Lenders in the market for the applicable term;

then:

(iii)

the right of the Borrower to request Bankers’ Acceptances or BA Equivalent Loans from any Lender shall be suspended until the Agent (acting reasonably) determines that the circumstances causing such suspension no longer exist, and so notifies the Borrower and the Lenders;

(iv)

any outstanding Notice of Drawdown requesting a Drawdown by way of Bankers’ Acceptances or BA Equivalent Loans shall be deemed to be a Notice of Drawdown requesting a Borrowing by way of Prime Loans in the amount specified in the original Notice of Drawdown;

(v)

any outstanding Notice of Conversion requesting a Conversion of a Borrowing into a Borrowing by way of Bankers’ Acceptances or BA Equivalent Loans shall be deemed to be a Notice of Conversion requesting a Conversion of such Borrowing into a Borrowing by way of Prime Loans; and

(vi)

any outstanding Notice of Rollover requesting a Rollover of Bankers’ Acceptance or BA Equivalent Loans shall be deemed to be a Notice of Conversion requesting a Conversion of such Borrowing into a Borrowing by way of Prime Loans.

The Agent shall promptly notify the Borrower and the Lenders under such Credit Facility of any suspension of the Borrower’s right to request the Bankers’ Acceptances or BA Equivalent Loans and of any termination of any such suspension or if the circumstances giving rise to such suspension no longer exist. A BA Suspension Notice shall be effective upon receipt of the same by the Agent if received prior to 12:00 noon (Calgary time) on a Business Day and, if not, then on the next following Business Day, except in connection with a Notice of Drawdown, Notice of Conversion or Notice of Rollover previously received by the Agent, in which case the applicable BA Suspension Notice shall only be effective with respect to such previously received Notice of Drawdown, Notice of Conversion or Notice of Rollover if received by the Agent prior to 12:00 noon (Calgary time) two Business Days prior to the proposed Drawdown Date or date of Rollover or Conversion (as applicable) applicable to such previously received Notice of Drawdown, Conversion Notice or Rollover Notice (as applicable).

10.2	Increased Costs or Reduced Income or Return Due to Change in Law

If any Lender (acting reasonably) makes a determination that the adoption, introduction, implementation or coming into effect of any Applicable Law, or any change therein, or any change in any existing Applicable Law or in the interpretation, administration or application of any Applicable Law by any Governmental/Judicial Body or any other entity charged with the interpretation or administration thereof, or the compliance by a Lender with any request or direction (whether or not having the force of law) of any such Governmental/Judicial Body or entity, hereafter:

(a)

subjects such Lender to, or causes the withdrawal or termination of any previously granted exemption with respect to, any Tax, or changes the basis of taxation, or increases any existing Tax, on payments of principal, interest, fees or other amounts payable by the Borrower to such Lender under this Agreement (except for Taxes based on the capital or overall net income or profits of such Lender or, in the case of a Lender which is a Schedule III Bank and without limiting the application of the foregoing part of this exception to such Lender, of any branch thereof);

(b)

imposes, modifies or deems applicable any reserve, liquidity, cash margin, capital, deposit insurance, special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by or to, or any other acquisition of funds by, or drafts (including Bankers’ Acceptances) accepted by an office of, such Lender;

(c)

imposes on such Lender or expects there to be maintained by such Lender any capital adequacy or additional capital or liquidity requirements in respect of any Borrowings or undrawn Commitments or Fronting Bank Commitments hereunder or any other condition with respect to this Agreement; or

(d)	imposes on such Lender any other conditions or requirements relevant to this Agreement or the Credit Facility;

and the result of any of the foregoing shall be to increase the cost to, or reduce the amount of principal, interest, fees or other amounts received or receivable by, such Lender hereunder or such Lender’s effective return hereunder (without regard to Taxes based on capital or the overall net income or profits of such Lender or, in the case of a Lender which is a Schedule III Bank and without limiting the application of the foregoing part of this exception to such Lender, of any branch thereof, or the impact thereof) in respect of making, maintaining or funding a Borrowing hereunder or maintaining, as applicable, its Commitment or Fronting Bank Commitment hereunder, or cause such Lender to make any payment or forego any interest, fees or other amounts hereunder, then the Agent shall give notice thereof to the Borrower as soon as possible after such determination, and such Lender shall have no further obligation to make Borrowings of the type affected or maintain, as applicable, its Commitment or Fronting Bank Commitment in respect of such type of Borrowings unless prior arrangements satisfactory to such Lender are made to compensate it as hereinafter provided. Such Lender shall, acting reasonably, determine that amount of money which shall compensate such Lender for such increase in cost, reduction in principal, interest, fees or other amount received or receivable by such Lender, or such reduction in effective return hereunder, or any payment made or interest, fees or other amounts forgone (herein referred to as “Additional Compensation”). Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or other regulatory authorities, in each case pursuant to Basel III ((i) and (ii) being, the “New Rules”), shall in each case be deemed to be a change in Applicable Law for the purposes of this Section 10.2, regardless of the date enacted, adopted or issued, in each case (i) to the extent that such New Rules are applicable to a Lender claiming Additional Compensation, (ii) to the extent that such New Rules are materially different from Applicable Laws which are in full force and effect on the Effective Date and (iii) to the extent that such New Rules are not limited to specific financial institutions only but instead have general application to substantially all banks or their Affiliates which are subject to the New Rules in question. Upon a Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section 10.2, such Lender shall promptly so notify the Borrower and the Agent and shall provide the Borrower and the Agent with a photocopy of the Applicable Law, rule, guideline, regulation, treaty or official directive (or, if it is impracticable to provide a photocopy, a written summary of the same) and a certificate of a duly authorized officer of such Lender setting forth the amount of the Additional Compensation and the basis of calculation therefor, which shall be prima facie evidence of the amount of such Additional Compensation, in the absence of manifest error. The Borrower shall pay to such Lender, within ten (10) Business Days of the giving of such notice by such Lender, such Lender’s Additional Compensation, as additional interest. Each of the Lenders shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section 10.2 are then applicable, notwithstanding that any Lender has previously been paid any Additional Compensation. Each Lender agrees that it will not claim Additional Compensation from the Borrower under this Section 10.2 (i) if it is not generally claiming similar compensation from its other customers in similar circumstances; or (ii) in respect of any period greater than three (3) months prior to the delivery of notice in respect thereof by such Lender, unless the adoption, change or other event or circumstance giving rise to the claim for Additional Compensation is retroactive or is retroactive in effect. When Additional Compensation is payable to a Lender, the Borrower shall have the right, upon at least three Business Days prior written notice to the Agent (unless provided otherwise below), to either:

(a)	effect a Conversion of such Lender’s Lender’s Proportion of the applicable Borrowing in accordance with the provisions hereof; or

(b)	prepay such Lender’s Lender’s Proportion of the principal of such Borrowing together with:

(i)	accrued interest;

(ii)	such Additional Compensation as may be applicable with respect to such Lender’s Lender’s Proportion of such Borrowing to the date of such payment;

(iii)

in the case of LIBOR Loans, all costs, losses, premiums and expenses incurred by such Lender by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Lender’s Lender’s Proportion of such Borrowing, or any part thereof, on other than the last day of the applicable LIBOR Interest Period;

(iv)

in the case of Bankers’ Acceptances accepted by such Lender, such amount as such Lender may, in its discretion, require be deposited with such Lender in order to yield to that Lender on the maturity date of such Bankers’ Acceptances the face amount thereof; and

(v)

in the case of Letters of Credit, provision satisfactory to such Lender (acting reasonably) being made for the indemnification, cash collateralization or release of such Lender from its obligations relating to all outstanding Letters of Credit.

Subject to Section 12.11, any such Conversion or prepayment need not be pro rata as among the Lenders under the Credit Facility or this Agreement or otherwise in compliance with Section 3.11.

10.3	Illegality

If a Lender (acting reasonably) makes a determination, which shall be conclusive and binding upon the Borrower, that the adoption, introduction or coming into effect of any Applicable Law, or any change therein, or any change in any existing Applicable Law or in the interpretation, administration or application of any Applicable Law by any Governmental/Judicial Body or any other entity charged with the interpretation or administration thereof, or the compliance by a Lender with any request or direction (whether or not having the force of law) of any such Governmental/Judicial Body or entity, hereafter makes it unlawful or impossible for such Lender to make, fund or maintain a Borrowing hereunder or to comply with, or give effect to, its obligations under this Agreement, such Lender may, by written notice thereof to the Borrower and to the

Agent, declare its obligations under this Agreement in respect of such types of Borrowing to be terminated, whereupon the same shall forthwith terminate, and the Borrower shall, within the time required by such law (or at the end of such longer period as such Lender at its discretion has agreed), either:

(a)	effect a Conversion of such Lender’s Lender’s Proportion of such Borrowing in accordance with the provisions hereof (if such Conversion would resolve the unlawfulness or impossibility); or

(b)	prepay such Lender’s Lender’s Proportion of the principal of such Borrowing together with:

(i)	accrued interest;

(ii)	such Additional Compensation as may be applicable with respect to such Lender’s Lender’s Proportion of such Borrowing to the date of such payment;

(iii)

in the case of LIBOR Loans, all costs, losses, premiums and expenses incurred by such Lender by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Lender’s Lender’s Proportion of such Borrowing, or any part thereof, on other than the last day of the applicable LIBOR Interest Period;

(iv)

in the case of Bankers’ Acceptances accepted by such Lender, such amount as such Lender may, in its discretion, require be deposited with such Lender in order to yield to that Lender on the maturity date of such Bankers’ Acceptances the face amount thereof; and

(v)

in the case of Letters of Credit, provision satisfactory to such Lender (acting reasonably) being made for the indemnification, cash collateralization or release of such Lender from its obligations relating to all outstanding Letters of Credit.

Subject to Section 12.11, any such Conversion or prepayment need not be pro rata as among the Lenders under the Credit Facility or this Agreement or otherwise in compliance with Section 3.11. If any such change shall only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender, the Agent and the Borrower, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Agent, the other Lenders or the Borrower hereunder, such Lender shall only declare its obligations under that portion so terminated.

10.4	Designation of Different Lending Office

If any Lender requests Additional Compensation under Section 10.2, or the Borrower is required to pay any additional amount to the Agent on behalf of any Lender pursuant to Section 6.3(a), or if any Lender gives a notice pursuant to Section 10.3, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking the Borrowings hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 10.2 or 6.3(a), as the case may be, in the future, or eliminate the need for the notice pursuant to Section 10.3, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 11

PAYMENT OF EXPENSES AND INDEMNITIES

11.1	Payment of Expenses

The Borrower shall:

(a)

pay all reasonable legal fees and expenses incurred by the Agent in connection with the preparation, execution, delivery, syndication or operation of this Agreement or the other Loan Documents delivered by the Borrower hereunder, including any subsequent amendment hereto or thereto; and

(b)

pay to the Agent and each Lender all reasonable expenses incurred in the maintenance, enforcement and preservation of any of their rights under the Loan Documents delivered by the Borrower hereunder or incurred in respect of any security for the Total Syndicated Commitment provided in accordance with the Negative Pledge, including reasonable legal fees on a solicitor-client basis and out-of-pocket expenses of counsel to the Agent or such Lender.

11.2	General Indemnity

In addition to any liability of the Borrower to any Lender or the Agent under any other provision hereof, the Borrower shall indemnify each Lender and the Agent and their respective Affiliates, directors, officers, agents and employees (collectively, in this Section 11.2, the “Indemnified Parties”), and hold each Indemnified Party harmless from and against any losses, claims, costs, damages or liabilities (including reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the same which arise as a result of or in connection with the Loan Documents including, without limitation, as a result of or in connection with:

(a)

all third party claims, suits, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements arising in connection with any action, suit or proceeding (whether or not an Indemnified Party is a party or subject thereto) relating to the Borrowings or the Loan Documents, including any environmental claims relating to the Borrower or any of its Subsidiaries;

(b)

any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund or maintain any Borrowing as a result of the Borrower’s failure to complete a Drawdown, Conversion or Rollover hereunder or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(c)

subject to permitted Conversions and Rollovers of Bankers’ Acceptances and Letters of Credit hereunder, the Borrower’s failure to provide for the payment to the Agent for the account of the Lenders of the full principal amount of each Bankers’ Acceptance on its maturity date or the full amount drawn on any Letter of Credit;

(d)

the Borrower’s failure to pay any other amount, including, without limitation, any interest or fee, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Borrower hereunder for overdue amounts);

(e)

the prepayment of any outstanding LIBOR Loan before the last day of the LIBOR Interest Period in respect of such LIBOR Loan including, without limitation, any and all costs, losses, premiums or expenses incurred by reason of a liquidation or re-deployment of deposits or other funds in respect of LIBOR Loans outstanding from time to time hereunder;

(f)	the prepayment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance;

(g)	the Borrower’s failure to give any notice required to be given by it to the Agent or the Lenders hereunder;

(h)	the failure of the Borrower to make any other payment due hereunder;

(i)	any inaccuracy or incompleteness of the Borrower’s representations and warranties contained in Article 2;

(j)	any failure of the Borrower to observe or fulfil its obligations under Article 8; or

(k)	the occurrence of any Event of Default;

provided that this Section 11.2 shall not apply to any losses, claims, costs, damages or liabilities of any Indemnified Party claiming indemnity hereunder to the extent that the same arise by reason of the gross negligence or wilful misconduct of such Indemnified Party. Payment of an amount for which the Borrower is liable under this indemnification shall be made within 30 days from the date an Indemnified Party makes written demand for payment thereof. The provisions of this Section 11.2 shall survive the termination of the Agreement and the repayment of the obligations of the Borrower hereunder.

ARTICLE 12

THE AGENT AND THE LENDERS

12.1	Authorization of Agent

Each Lender irrevocably appoints and authorizes the Agent to exercise such powers, perform such duties, take such actions, make such decisions and determinations and give such consents under the Loan Documents as are required to be exercised, performed, taken, made, given or otherwise carried out by the Agent hereunder or under any other agreement between the Lenders, together with all powers reasonably incidental thereto. As to any matters not expressly required by this Agreement or by any other agreement between the Lenders to be carried out by the Agent, the Agent is not required to exercise any discretion or take or to refrain from taking any action except upon the written instructions of the Majority Lenders. Notwithstanding anything to the contrary in this Agreement, the Agent shall not be required to exercise any discretion or to take or to refrain from taking any action in any manner which is contrary to the Loan Documents, to any other agreement between the Lenders or to Applicable Law.

12.2	Responsibility of Agent

The Agent makes no representation or warranty, and accepts no responsibility, with respect to the due execution, legality, validity, sufficiency, enforceability or priority of any of the Loan Documents nor with respect to the due execution, legality, validity, sufficiency, enforceability, accuracy or authenticity of any documents, papers, materials or other information furnished by the Borrower (or any other Person, including the Agent) in connection with the Loan Documents, whether provided before or after the date of this Agreement. The Agent shall incur no liability to the Lenders under or in respect of the Loan Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). The Agent assumes no responsibility for the payment of any of the Borrowings or other Loan Indebtedness owing hereunder by the Borrower.

12.3	Acknowledgement of Lenders

Each Lender acknowledges to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, environmental soundness, affairs, status and nature of the Borrower and accordingly, each Lender confirms to the Agent that it has not relied, and will not hereafter rely, on the Agent:

(a)

Information: to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or in connection with the Loan Documents (whether or not such information has been or is hereafter circulated to such Lender by the Agent);

(b)	Performance: to inquire as to the performance by the Borrower of its obligations under the Loan Documents; or

(c)	Credit Review: to assess or keep under review on its behalf the financial condition, creditworthiness, environmental soundness, affairs, status or nature of the Borrower.

12.4	Rights and Obligations of Each Lender

The rights and obligations of each Lender under this Agreement are several and no Lender shall be obligated to make Borrowings available to the Borrower in excess of the amount of such Lender’s Syndicated Commitment. The failure of a Lender to perform its obligations under this Agreement shall neither:

(a)	No Liability to Other Lenders: result in any other Lender incurring any liability whatsoever; nor

(b)	No Relief from Obligations: relieve the Borrower or any other Lender from their respective obligations under any Loan Document.

Nothing contained herein or in any other Loan Document nor any action taken pursuant hereto or thereto shall be deemed to constitute the Lenders a partnership, joint venture or any other similar entity.

12.5	Determinations by Lenders

(a)

Lenders’ Determinations: Where the provisions of this Agreement provide that any waiver of, or any amendment to, any provision of the Loan Documents may be made, or any action, consent or other determination in connection with the Loan Documents may be taken or given, with the consent or agreement of the Majority Lenders, then any such waiver, amendment, action, consent or determination so made, so taken or so given with the consent or agreement of the Majority Lenders shall be binding on all of the Lenders and all of the Lenders shall cooperate in all ways necessary or desirable to implement and effect any such waiver, amendment, action, consent or determination consented or agreed to by the Majority Lenders.

(b)

Deemed Non-Consent: Unless otherwise specifically dealt with in this Agreement, in the event the Agent delivers a written notice to a Lender requesting advice from such Lender as to whether it consents or objects to any matter in connection with the Loan Documents, then, except as otherwise expressly provided herein, if such Lender does not deliver to the Agent its written consent or objection to such matter within twenty (20) Business Days of the delivery of such written notice by the Agent to such Lender, such Lender shall be deemed to have refused its consent thereto upon the expiry of such twenty (20) Business Day period.

12.6	Notices between the Lenders, the Agent and the Borrower

All notices by the Lenders to the Agent shall be through the Agent’s Branch of Account and all notices by the Agent to a Lender shall be through such Lender’s Branch of Account. All notices or communications between the Borrower and the Lenders which are required or contemplated pursuant to the Loan Documents shall be given or made through the Agent at the Agent’s Branch of Account.

12.7	Agent’s Duty to Deliver Documents Obtained from Borrower

The Agent shall promptly deliver to each Lender, at its Branch of Account, such notices, documents, papers, materials and other information as are furnished by the Borrower to the Agent and which are not (i) notices or information relating solely to the role of the Agent or any Fronting Bank hereunder, or (ii) required to be furnished by the Borrower directly to the Lenders pursuant to this Agreement.

12.8	Arrangements for Borrowings

(a)

Notices by Agent: Promptly after receipt by the Agent of any Notice of Drawdown, Notice of Conversion or a Notice of Rollover, the Agent shall advise each relevant Lender of the amount, date and details of each Drawdown, Conversion and Rollover to which such notice relates and of such Lender’s share in each Borrowing, as determined by the Agent in accordance with the provisions of Sections 12.8(b) and 12.8(c).

(b)

Drawdowns: Subject to the terms and conditions of this Agreement, on each Drawdown Date in respect of a Drawdown, in immediately available funds for good value, each Lender will make available to the Borrower:

(i)

the same proportion of such Borrowing by way of Loans as the amount of such Lender’s Syndicated Commitment at such time bears to the Total Syndicated Commitment at such time, by forwarding to the Agent at the Agent’s Account for Payments the amount of Loans required to be made available by such Lender; and

(ii)

the same proportion of such Borrowing by way of Bankers’ Acceptances (by accepting and purchasing such Bankers’ Acceptances, or, if such Lender is a Non-Acceptance Lender, making BA Equivalent Loans in lieu thereof) as the amount of such Lender’s Syndicated Commitment at such time bears to the Total Syndicated Commitment at such time, by forwarding to the Agent at the Agent’s Account for Payments the amount of the Discount Proceeds in respect of such Bankers’ Acceptances or BA Equivalent Loans required to be accepted and purchased or made by such Lender (less the amount of applicable fees payable by the Borrower to such Lender pursuant to Section 3.5(f) or Section 5.4).

(c)

Conversions and Rollovers: Subject to the terms and conditions of this Agreement, on each Borrowing Conversion Date and Borrowing Rollover Date in respect of a Conversion or Rollover of a Borrowing, in immediately available funds for good value, each relevant Lender will Convert or Rollover the amount of such Borrowing held by it.

12.9	Arrangements for Repayment of Borrowings

(a)

Prior to Acceleration: Prior to the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 9.1(b) or 9.1(c), upon receipt by the Agent of payments from the Borrower on account of principal, interest, fees or any other payment made to the Agent on behalf of the Lenders, the Agent shall pay over to each Lender at its Branch of Account the amount to which it is entitled under this Agreement and shall use its best efforts to make such payment to such Lender on the same Business Day on which such payment is received by the Agent. If the Agent does not remit any such payment to a Lender on the same Business Day as such payment is received in immediately available funds for good value by the Agent, the Borrower shall nevertheless be deemed to have made such payment to such Lender on such Business Day and the Agent shall pay interest thereon to such Lender until the date of payment at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent’s usual banking practice in respect of deposits of amounts comparable to the amount of such payment which are received by the Agent at a time similar to the time at which such payment is received by the Agent.

(b)

Subsequent to Acceleration: Following delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 9.1(b) or 9.1(c), the Lenders shall share any payments subsequently received in accordance with Section 9.7.

12.10	Repayment by Lenders to Agent

(a)

Where Borrower Fails to Pay: Unless the Agent has been notified in writing by the Borrower at least one (l) Business Day prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each relevant Lender on such payment date an amount equal to the amount of such payment which is due to such Lender pursuant to this Agreement. If the Borrower does not in fact remit such payment to the Agent, the Agent shall promptly notify each relevant Lender and each such Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent’s usual banking practice for similar advances to financial institutions of like standing to such Lender.

(b)

Where a Lender Fails to Pay: Unless the Agent has been notified in writing by a Lender at least one (l) Business Day prior to a Drawdown Date, Borrowing Conversion Date or Borrowing Rollover Date that such Lender does not intend to make available the amount required to be made available by such Lender pursuant to this Agreement on such Drawdown Date, Borrowing Conversion Date or Borrowing Rollover Date, the Agent may, in its discretion, assume that such Lender has remitted funds to the Agent in an amount equal to the amount required to be made available by such Lender pursuant to this Agreement and the Agent may, in its discretion and in reliance upon such assumption, make available to the Borrower on such Drawdown Date, Borrowing Conversion Date or Borrowing Rollover Date an amount equal to the amount required to be made available by such Lender pursuant to this Agreement. If a Lender does not in fact remit such funds to the Agent, the Agent shall promptly notify such Lender and such Lender shall forthwith remit such funds to the Agent, failing which the Borrower shall forthwith on demand repay to the Agent (without prejudice to the Borrower’s rights against such Lender) the amount made available by the Agent on behalf of such Lender, in each case together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender or the Borrower, as the case may be) in accordance with the Agent’s usual banking practice for similar advances to financial institutions of like standing to such Lender.

12.11	Adjustments Among Lenders

(a)

Adjustments to Outstanding Borrowings: Each Lender agrees that, after delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 9.1(b) or 9.1(c), it will at any time and from time to time upon the request of the Agent as required by any Lender purchase portions of the Borrowings made available by the other Lenders which remain outstanding and make any other adjustments which may be necessary or appropriate, in order that the amount of Outstandings owed to each Lender, as adjusted pursuant to this Section 12.11(a), will be in the same proportion as that Lender’s Syndicated Commitment is of the Total Syndicated Commitment at such time.

(b)

Application of Payments: The Lenders agree that, after delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 9.1(b) or 9.1(c), the amount of any repayment made by the Borrower under this Agreement, and the amount of any proceeds from the exercise of any rights or remedies of the Lenders under the Loan Documents, which are to be applied against amounts owing hereunder, will be so applied in a manner so that, to the extent possible, the amount of Outstandings owed to each Lender which remain outstanding after giving effect to such application and any adjustments made pursuant to Section 12.11(a) will be in the same proportion as the amount of Outstandings owed to such Lender is of the amount of Outstandings owed to all Lenders as of the date of delivery of such Acceleration Notice or occurrence of such Event of Default, as applicable.

(c)

Receipt of Payments other than Borrowings: Notwithstanding anything contained in this Section 12.11, there shall not be taken into account, for the purposes of computing any amount payable to any Lender pursuant to this Section 12.11, any amount which a Lender receives as a result of any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any monies owing by the Borrower to such Lender other than on account of liabilities arising under the Loan Documents; provided that, if at any time after delivery of an Acceleration Notice or the occurrence of an Event of Default under Section 9.1(b) or 9.1(c), a Lender receives any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of monies owing or payable to it by the Borrower in respect of liabilities of the Borrower arising under the Loan Documents, such Lender shall purchase portions of the Borrowings made available by the other Lenders which remain outstanding to the extent required so that, to the extent possible, the amount of Outstandings owed to each Lender after giving effect to such purchase and any adjustments made pursuant to Sections 12.11(a) and 12.11(b) will be in the same proportion as the amount of Outstandings owed to such Lender is of the amount of Outstandings owed to all Lenders as of the date of delivery of such Acceleration Notice or occurrence of such Event of Default, as applicable.

(d)

Further Assurances: The Borrower agrees to be bound by and, at the request of the Agent, to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 12.11, but shall incur no increased liabilities, costs or expenses, in aggregate, by reason thereof.

12.12	Lenders’ Consents to Waivers, Amendments, etc.

(a)	Unanimous Consent: Any waiver of or any amendment to a provision of the Loan Documents which relates to:

(i)

(A) a change in the types of Borrowings available, (B) a decrease in the notice periods applicable thereto or in the Applicable Pricing Margin or the amount of any payments payable by the Borrower to the Lenders under this Agreement (but excluding any increase or decrease in the amount of the fronting fees which may be varied with the consent of the applicable Fronting Bank and any increase or decrease in the amount of agency fees which may be varied with the consent of the Agent) or (C) an extension of the dates of any payments payable by the Borrower to the Lenders under this Agreement other than as provided for herein;

(ii)	a change in any Commitment of any Lender other than as provided for herein;

(iii)	a change in the definition of “Event of Default”;

(iv)	a change in the definition of “Lender’s Proportion” or any other provision hereof that requires treatment of Lenders on a pro rata basis;

(v)	a change in the definition of “Majority Lenders”;

(vi)	a change in the definition of “Maturity Date”;

(vii)

(A) any release of any guarantee or security provided by the Guarantor or a Subsidiary for the benefit of the Lenders hereunder, (B) any limit in the liability of the applicable guarantor thereunder, (C) any postponement of any date fixed for payment thereunder or (D) any shortening of the term of any such guarantee;

(viii)	any matter which, pursuant to the Loan Documents, specifically requires the consent or agreement of each or all of the Lenders;

(ix)	the voting rights given to a Defaulting Lender pursuant to the proviso in Section 12.20(a)(ii); or

(x)	the provisions of this Section 12.12(a);

shall bind the Lenders only if such waiver or amendment is agreed to in writing by all of the Lenders.

(b)

Majority Consent: Subject to Section 12.12(a), and except as otherwise provided in the Loan Documents, any waiver of, or any amendment to, any provision of the Loan Documents (including a waiver of a Default or an Event of Default) and any action, consent or other determination in connection with the Loan Documents shall bind all of the Lenders if such waiver, amendment, action, consent or other determination is agreed to in writing by the Majority Lenders.

(c)	Agent’s Consent: Any waiver of, or any amendment to, any provision of the Loan Documents which relates to the rights or obligations of the Agent shall require the agreement of the Agent thereto.

(d)

Fronting Banks’ Consent: Any waiver of, or any amendment to, any provision of the Loan Documents which relates to the rights or obligations of the Fronting Banks shall require the agreement of all of the Fronting Banks thereto; provided that, in the case of fronting fees, only the agreement of the relevant Fronting Bank shall be required.

(e)	Defaulting Lender’s Consent: Any waiver or amendment described in the proviso in Section 12.20(a)(ii) shall require the agreement of the Defaulting Lender referred to in such proviso.

12.13	Reimbursement of Agent’s Expenses

Each Lender agrees that it will indemnify the Agent for its Lender’s Proportion of any and all costs, expenses and disbursements (including, without limitation, those costs and expenses referred to in Section 11.1) which may be incurred or made by the Agent in good faith in connection with the Loan Documents, and agrees that it will, on written demand detailing such costs, expenses and disbursements, reimburse the Agent for any such costs, expenses or disbursements for which the Agent is not promptly reimbursed at any time by the Borrower. The Agent may refrain from exercising any right, power or discretion or taking any action to protect or enforce the rights of any Lender under the Loan Documents until it has been so reimbursed.

12.14	Reliance by Agent on Notices, etc.

The Agent shall be entitled:

(a)

Reliance on Written Documents: to rely upon any writing, letter, written notice, certificate, telex, facsimile copy, cable, statement, order or other document believed by the Agent to be genuine and correct and to have been signed, sent or made by the proper person or persons; and

(b)

Reliance on Legal Advice: with respect to legal matters, to act upon advice of legal advisors selected by the Agent (including in-house counsel of the Agent) concerning all matters pertaining to the Loan Documents and the Agent’s duties thereunder;

and the Agent shall assume no responsibility and shall incur no liability to the Borrower or any Lender by reason of relying on any such document or acting on any such advice.

12.15	Relations with Borrower

Except for the transactions provided for in this Agreement, each Lender may deal with the Borrower in all transactions and generally do any banking business with, or provide any financial services to, the Borrower without having any liability to account to the other Lenders therefor. With respect to Royal’s (or any successor Agent’s) Commitment and Lender’s Proportion, Royal (or any successor Agent) shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

12.16	Successor Agent

The Agent shall resign if at any time:

(a)

(i) (A) the Commitment of the Agent in its capacity as a Lender is less than $100,000,000, at least one other Lender has a Commitment which is greater than the Commitment of the Agent in its capacity as a Lender, and such other Lender is willing to act as Agent or (B) the Agent is a Defaulting Lender and another Lender selected by the Borrower is willing to act as Agent; and

(ii)	the Borrower demands by written notice to the Agent that the Agent resign;

in which circumstances such other Lender shall be appointed as Agent hereunder; or

(b)

it is no longer a Lender hereunder by reason of an assignment of its rights and obligations under this Agreement and the Loan Documents pursuant to Section 16.9 and, in such event, it shall provide 30 days’ prior written notice of any such intended assignment to each of the Lenders and the Borrower.

The Agent may resign at any time by giving 30 days’ prior written notice thereof to each of the Lenders and the Borrower, and the Agent may be removed at any time for cause by the Lenders, other than the Agent in its capacity as a Lender (the “Remaining Lenders”), provided that Remaining Lenders holding Commitments of eighty percent (80%) or more of the aggregate Commitments of all the Remaining Lenders consent to such removal. Upon any such resignation or removal, other than in the circumstances described in paragraph (a) above, the Remaining Lenders shall have the right to appoint a successor agent with the written approval of the Borrower (such approval not in any event to be unreasonably withheld). Any successor agent appointed under this Section 12.16 shall be a financial institution which has offices in Calgary, Alberta and Toronto, Ontario. If no successor agent shall have been appointed by the Remaining Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, or the Remaining Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and with the written approval of the Borrower (such approval not to be unreasonably withheld), appoint a successor agent. Should the Remaining Lenders and the retiring Agent fail to appoint a successor agent as aforesaid within 30 days of the aforesaid resignation or removal, the Borrower may appoint a financial institution as successor agent provided the long term debt of such financial institution (if not a Lender) or its parent entity (if not a Lender) is assigned a rating of A2 or better by Moody’s. Upon the acceptance of any appointment as Agent by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent as Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement as Agent. After any retiring Agent’s resignation or removal hereunder as the Agent, the provisions of this Agreement shall continue in effect for its benefit and for the benefit of the Lenders in respect of any actions taken or omitted to be taken by the retiring Agent while it was acting as the Agent.

12.17	Change of Schedule I Reference Bank

The Agent shall, with the prior written consent of the Borrower (such consent not to be unreasonably withheld) appoint another Lender (with the latter’s consent) to act as the Schedule I Reference Bank in replacement of the Schedule I Reference Bank if:

(a)	Assignment of Rights: the Schedule I Reference Bank assigns, subject to the provisions of Section 16.9, all its rights hereunder or otherwise ceases to be a Lender; or

(b)	Giving of Notice of Intention: the Schedule I Reference Bank gives notice of its intention to cease being the Schedule I Reference Bank.

12.18	Indemnity of Agent

Each Lender hereby agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), rateably as to its Lender’s Proportion, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent, in any way relating to or arising out of the Loan Documents or any action taken or omitted by Agent under or in respect of the Loan Documents; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or wilful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Lender’s Proportion of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents, but only to the extent that the Agent is not reimbursed for such expenses by the Borrower.

12.19	Cash Collateral and Withholding from a Defaulting Lender

(a)

To the extent permitted by Applicable Law, each Defaulting Lender shall be required to provide to the Agent cash in such amount, as determined from time to time by the Agent in its reasonable discretion, equal to all obligations of such Defaulting Lender which are either then owing under this Agreement or, in the case of contingent obligations under any outstanding Letters of Credit (after giving effect to the re-allocation provisions in Section 12.20), may become owing to any Fronting Bank.

(b)

The Agent shall be entitled to withhold from any Defaulting Lender’s Lender’s Proportion of all payments received from the Borrower hereunder such amount as such Defaulting Lender is required to provide as cash collateral under Section 12.19(a) and the Agent is entitled to set-off such amounts against such Defaulting Lender’s defaulted obligations to fund amounts previously required to be paid by such Defaulting Lender under this Agreement and to purchase participations previously required to be purchased by such Defaulting Lender under this Agreement.

(c)

All funds received by the Agent pursuant to Sections 12.19(a) and 12.19(b) shall be deposited by the Agent in one or more cash collateral accounts in the name of the Agent, which amounts shall be used by the Agent:

(i)	first, to reimburse the Agent for any amounts owing to it, in its capacity as Agent, by the Defaulting Lender pursuant to any Loan Document;

(ii)

second, to repay on a pro rata basis the incremental portion of any Loans made by a Non-Defaulting Lender pursuant to Section 12.20 in order to fund a funding shortfall created by a Defaulting Lender and, upon receipt of such repayment, each such Non-Defaulting Lender shall be deemed to have assigned to the Defaulting Lender such incremental portion of such Loans; and

(iii)

third, to cash collateralize all other contingent obligations of such Defaulting Lender to the Agent or any Fronting Bank which are outstanding pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its reasonable discretion;

provided that any such funds in excess of such Defaulting Lender’s defaulted obligations shall be paid to the Defaulting Lender.

(d)

For greater certainty and in addition to the foregoing, neither the Agent nor any of its Affiliates nor any of their respective shareholders, officers, directors, employees, agents or representatives shall be liable to any Lender (including, without limitation, a Defaulting Lender) for any action taken or omitted to be taken by it in connection with amounts payable by the Borrower to a Defaulting Lender and received and deposited by the Agent in a cash collateral account and applied in accordance with the provisions of this Agreement, except for the gross negligence or wilful misconduct of the Agent (as determined by a final non-appealable judgment of a court of competent jurisdiction).

12.20	Funding if there is a Defaulting Lender

(a)	Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)

the standby fees payable pursuant to Section 5.8 shall cease to accrue on the unused portion of the Commitment(s) of such Defaulting Lender if and for so long as such Lender is a Defaulting Lender pursuant to (i) or (ii) of the definition thereof or a Lender Insolvency Event exists with respect to such Lender or its Lender Parent;

(ii)

a Defaulting Lender shall not be included in determining whether, and the Commitments and Lender’s Proportions of such Defaulting Lender shall be excluded in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.12); provided that any waiver or amendment that (A) applies to such Defaulting Lender in a manner that differs in any material respect from its application to other affected Lenders, (B) increases any Commitment of such Defaulting Lender, (C) extends any Maturity Date applicable to such Defaulting Lender, (D) decreases the Applicable Pricing Margin applicable to such Defaulting Lender or (E) postpones, reduces or waives any principal payment due to such Defaulting Lender hereunder shall in each case require the consent of such Defaulting Lender; and

(iii)	for certainty, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender;

provided that the Agent shall only be required to give effect to (i) and (ii) above if the Agent has actual knowledge that a Lender is a Defaulting Lender. If the Agent acquires actual knowledge that a Lender is a Defaulting Lender, then the Agent shall promptly notify the Borrower and the other Lenders that such Lender is a Defaulting Lender (and such Lender shall be deemed to have consented to such disclosure); provided that, for certainty, the Agent shall have no duty to inquire as to whether any Lender is a Defaulting Lender.

(b)

If the Agent has actual knowledge that a Lender is a Defaulting Lender at the time that the Agent receives a Notice of Drawdown, a Notice of Rollover that relates to a Letter of Credit or a Notice of Conversion (or deemed notice) that will result in a currency conversion, then each Non-Defaulting Lender shall fund its Lender’s Proportion of such affected Loan (and, in calculating such Lender’s Proportion, the applicable Commitment of each such Defaulting Lender shall be ignored); provided that such re-allocation may only be effected if and to the extent that (i) such re-allocation would not cause any Non-Defaulting Lender’s Lender’s Proportion of all Borrowings to exceed its applicable Commitment(s) and (ii) the conditions precedent in Sections 7.2(a) and 7.2(b) are satisfied at such time. Each Defaulting Lender agrees to indemnify each Non-Defaulting Lender for any amounts paid by such Non-Defaulting Lender under this Section 12.20 and which would otherwise have been paid by the Defaulting Lender if its applicable Commitment had been included in determining the Lender’s Proportion of such affected Loans.

(c)	If any Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(i)

all or any part of such Defaulting Lender’s Lender’s Proportion of such Letter of Credit shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Lender’s Proportions; provided that such re-allocation may only be effected if and to the extent that (A) such re-allocation would not cause any Non-Defaulting Lender’s Lender’s Proportion of all Borrowings to exceed its applicable Commitment(s) and (B) the conditions precedent in Sections 7.2(a) and 7.2(b) are satisfied at such time;

(ii)

if the re-allocation described in clause (i) above cannot be effected, or can only partially be effected, then such Defaulting Lender shall, within one (1) Business Day following notice by the Agent, provide cash collateral for such Defaulting Lender’s Lender’s Proportion of such Letter of Credit (after giving effect to any partial re-allocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 12.19 for so long as such Letter of Credit is outstanding; and

(iii)

if the Lender’s Proportions of the Non-Defaulting Lenders are re-allocated pursuant to this Section 12.20(c), then the issuance fees payable to the Lenders pursuant to Section 5.5 shall be adjusted to give effect to such re-allocations in accordance with each such Non-Defaulting Lender’s Lender’s Proportions.

(d)

So long as any Lender is a Defaulting Lender, no Fronting Bank shall be required to issue, amend or increase any Letter of Credit, unless such Fronting Bank is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized in accordance with Section 12.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 12.20(b) or 12.20(c)(i) as applicable (and Defaulting Lenders shall not participate therein).

(e)

If any Lender shall cease to be a Defaulting Lender, then, upon becoming aware of such change, the Agent shall notify the Non-Defaulting Lenders and (in accordance with the written direction of the Agent) such Lender (which has ceased to be a Defaulting Lender) shall purchase, and the Non-Defaulting Lenders shall on a rateable basis sell and assign to such Lender, portions of such Loans equal in total to such Lender’s Lender’s Proportion thereof without regard to this Section 12.20.

(f)

Each Defaulting Lender hereby indemnifies the Borrower for any losses, claims, costs, damages or liabilities (including reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the Borrower as a result of such Defaulting Lender failing to comply with the terms of this Agreement including any failure to fund its portion of any Loans required to be made by it hereunder.

12.21	Amendment to this Article 12

Save and except for the provisions of Sections 12.5, 12.6, 12.11(d), 12.12(a), 12.12(b), 12.15, 12.16, 12.17, 12.19, 12.20 and this Section 12.21, the provisions of this Article 12 may be amended or added to from time to time without the agreement of the Borrower, provided such amendment or addition does not adversely affect any rights of the Borrower hereunder or increase, in aggregate, the liabilities, costs, expenses or reporting requirements of the Borrower hereunder. A copy of the instrument evidencing such amendment or addition shall be forwarded by the Agent to the Borrower as soon as practicable following the execution thereof.

ARTICLE 13

GUARANTEE

13.1	Guarantee

(a)

The Guarantor hereby, unconditionally and irrevocably, guarantees to the Agent, for the ratable benefit of the Agent and the Lenders, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)

Notwithstanding anything herein or in any other Loan Document to the contrary, the maximum liability of the Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c)

The Guarantor further agrees to pay any and all reasonable expenses (including all reasonable fees and disbursements of counsel) which may be paid or incurred by the Agent, on behalf of the Lenders, in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Article 13.

(d)

The Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor under this Article 13 without impairing this Article 13 or affecting the rights and remedies of the Agent, on behalf of the Lenders, pursuant to this Article 13.

(e)

Except as required by applicable law, no payment or payments made by the Borrower, the Guarantor, any other guarantor or any other Person or received or collected by the Agent or any Lender from the Borrower, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor under this Article 13 which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of the Guarantor under this Article 13 until the Obligations (excluding from such Obligations and the obligations of the Guarantor under this Article 13 any contingent indemnity or similar obligations that expressly survive repayment or termination of the Loan Documents) are paid in full and the Commitments are terminated.

(f)

The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Agent on account of its liability under this Article 13, it will notify the Administrative Agent in writing that such payment is made under this Article 13 for such purpose.

13.2	No Subrogation

Notwithstanding any payment or payments made by the Guarantor pursuant to this Article 13 or any set-off or application of funds of the Guarantor by the Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Agent or any Lender against the Borrower or any other guarantor or any collateral security or guarantee or right of offset held by the Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from any other guarantor in respect of payments made by such the Guarantor pursuant to this Article 13, until all amounts owing to the Agent and the Lenders by the Guarantor on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Agent and the Lenders and shall, forthwith upon receipt by the Guarantor, be turned over to the Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with this Agreement.

13.3	Amendments, etc. With Respect to the Obligations; Waiver of Rights

The Guarantor shall remain obligated under this Article 13 notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Agent, on behalf of the Lenders, may be rescinded by the Agent and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent (or the Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. When making any demand of the Guarantor under this Article 13 against the Guarantor, the Agent may, but shall be under no obligation to, make a similar demand on any other guarantor, and any failure by the Agent to make any such demand or to collect any payments from any such other guarantor or any release of any other guarantor shall not relieve the Guarantor of its obligations or liabilities under this Article 13, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent, on behalf of the Lenders, against the Guarantor under this Article 13. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

13.4	Guarantee Absolute and Unconditional

The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Agent or any Lender upon this Article 13 or acceptance of this Agreement, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings between the Obligors, on the one hand, and the Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Article 13. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Guarantor with respect to the Obligations. The Guarantor understands and agrees that this Article 13 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to and shall not be released, discharged, limited or otherwise affected by (a) the validity, regularity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment of performance) which may at any time be available to or be asserted against the Agent or any Lender, (c) any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed obligation or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Guarantor for the Obligations, or of the Guarantor under this Article 13, in bankruptcy or in any other instance. When the Agent is pursuing its rights and remedies under this Article 13 against the Guarantor, the Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability under this Article 13, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent against the Guarantor under this Article 13. This Article 13 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to be benefit of the Agent and the Lenders, until (x) all the outstanding Obligations and the obligations of the Guarantor under this Article 13 shall have been satisfied by payment in full (excluding from such Obligations and the obligations of the Guarantor under this Article 13 any contingent indemnity or similar obligations that expressly survive repayment or termination of the Loan Documents) and the Commitments shall be terminated or (y) the release of the Guarantor pursuant to Section 12.12(a), in each case notwithstanding that from time to time during the term of this Agreement the Obligations may be reduced to zero.

13.5	Reinstatement

This Article 13 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.6	Not Affected by Bankruptcy

Notwithstanding any modification, discharge or extension of the Obligations or any amendment, modification, stay or cure of the Agent’s or Lenders’ rights which may occur in any bankruptcy or reorganization case or proceeding against the Borrower, whether permanent or temporary, and whether or not assented to by the Lender, the Guarantor hereby agrees that the Guarantor shall be obligated under this Article 13 to pay and perform the Obligations and discharge its other obligations in accordance with the terms of the Obligations and the terms of this Article 13. The Guarantor understands and acknowledges that, by virtue of this Article 13, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to the Borrower. Without in any way limiting the generality of the foregoing, any subsequent modification of the Obligations in any reorganization case concerning the Borrower shall not affect the obligation of the Guarantor to pay and perform the Obligations in accordance with the original terms thereof.

ARTICLE 14

NOTICES

14.1	Method of Giving Notice

Any notice or other document required or permitted to be given by a party pursuant to this Agreement (in this Article referred to as a “Notice”), if no particular manner is specified in which it is to be given, shall be in writing and shall be delivered by hand or transmitted by facsimile addressed in accordance with the particulars set forth (i) in the case of the Borrower, opposite the signature of the Borrower herein, (ii) in the case of the Guarantor, opposite the signature of the Guarantor herein, (iii) in the case of the Agent, as set forth in Schedule “J” or (iv) in the case of any Lender, as set out in its Administrative Questionnaire provided to the Agent.

14.2	Change of Address

A party shall have the right to change any of the particulars of its address or its Branch of Account or place for Notices under Section 12.6 by giving a Notice in accordance with this Article.

14.3	Deemed Receipt

Any Notice given in accordance with the foregoing provisions shall be conclusively deemed received:

(a)

if delivered by hand: if given to the Person to whose attention such Notice is addressed, at the time of actual receipt; if given to a responsible Person at the address of the party to which the Notice is directed, two (2) hours following receipt by such responsible Person, provided that if such time of deemed receipt is not within the hours during which business is normally conducted by the recipient party, then such Notice shall be deemed received at the next commencement of business on a day that business is normally conducted; and

(b)

if given by facsimile: if the time of transmission is stated in such Notice, two (2) hours following the time so stated, provided that if such time of deemed receipt is not within the hours during which business is normally conducted by the recipient party, then such Notice shall be deemed received at the next commencement of business on a day that business is normally so conducted; provided that if the time of transmission is not so stated in such Notice, it shall be deemed received at the next commencement of business on a day which business is normally conducted by the recipient party.

ARTICLE 15

GOVERNING LAW AND JUDGMENT CURRENCY

15.1	Governing Law

Without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be, the parties agree that this Agreement is conclusively deemed to be made under and for all purposes to be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

15.2	Jurisdiction

(a)

Submission: The courts of the Province of Alberta shall have jurisdiction to determine any disputes in connection with the Loan Documents and each of the Lenders, the Agent and the Borrower accordingly irrevocably submits to the jurisdiction of the courts of the Province of Alberta.

(b)	Forum Convenience and Enforcement Abroad: The Borrower, each Lender and the Agent each hereby:

(i)	waives objection to the courts of the Province of Alberta on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Loan Documents; and

(ii)

agrees that a judgment or order of a court of the Province of Alberta in connection with a Loan Document is conclusive and binding on it (subject to any rights or appeal in respect thereof) and may be enforced against it in the courts of any other jurisdiction.

(c)	Non-Exclusivity: Nothing in this Section 15.2 limits the right of a Lender or the Agent or the Borrower to bring proceedings in connection with any Loan Document:

(i)	in any other court of competent jurisdiction; or

(ii)	concurrently in more than one jurisdiction.

15.3	Judgment Currency

If, for the purpose of obtaining judgment in any court or for any other related purpose hereunder, it is necessary for a Lender to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange to be applied in respect of such conversion shall be that at which, in accordance with normal banking procedures, such Lender could purchase, in the New York foreign exchange market, the Original Currency with the Second Currency on the date which is one (1) Business Day preceding that on which judgment is given. The Borrower agrees that its obligation in respect of any Original Currency due from it to such Lender hereunder shall, notwithstanding any judgment or payment in the Second Currency, be discharged only to the extent that on the Business Day following receipt of any sum so paid or adjudged to be due hereunder in the Second Currency such Lender may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid or so adjudged to be due; and if the amount of the Original Currency so purchased is less than the amount originally due in the Original Currency, the Borrower agrees that the deficiency shall be a separate obligation of the Borrower independent from its other obligations under this Agreement, and which shall give such Lender a cause of action which shall continue in full force and effect notwithstanding any such judgment, or order to the contrary, and the Borrower agrees, notwithstanding any such payment or judgment, to indemnify such Lender against any such loss or deficiency. If the amount of the Original Currency so purchased is greater than the amount originally due to the Agent or any Lender, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

ARTICLE 16

MISCELLANEOUS

16.1	Exchange and Confidentiality of Information

(a)

The Borrower agrees that the Agent and each Lender may provide any assignee or participant or any bona fide prospective assignee or participant pursuant to Section 16.9 with any information concerning the Guarantor and its Subsidiaries provided such Person agrees in writing with the Agent or such Lender for the benefit of the Guarantor to be bound by a like duty of confidentiality to that contained in this Section.

(b)

Each of the Agent and the Lenders acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to them by the Borrower or the Guarantor pursuant to the Loan Documents (the “Information”) and agrees to maintain the confidentiality of the Information; provided, however, that:

(i)

the Agent and each of the Lenders may disclose all or any part of the Information if, in their reasonable opinion, such disclosure is required (A) by their respective auditors or (B) in connection with any judicial, administrative or governmental proceedings, including proceedings initiated under or in respect of this Agreement;

(ii)

the Agent and each of the Lenders may disclose any Information required to be disclosed by any Applicable Law or by applicable treaty, order, policy or directive having the force of law, to the extent of such requirement;

(iii)

the Agent and each of the Lenders may disclose the Information to any Governmental/Judicial Body (including any self-regulatory agency or authority) having jurisdiction over it upon the request thereof;

(iv)

the Agent and each of the Lenders may provide any Affiliate thereof with the Information on a “need to know” basis; provided that each such Affiliate shall be under a like duty of confidentiality to that contained in this Section 16.1 and further provided that the Agent or the Lender, as the case may be, providing the Information shall be responsible for any breach by its Affiliate of the aforementioned like duty of confidentiality;

(v)

the Agent and each of the Lenders may provide Lenders’ counsel and their other agents and professional advisors with any Information; provided that such advisors shall be under a like duty of confidentiality to that contained in this Section 16.1 and further provided that the Agent or the Lender, as the case may be, providing the Information shall be responsible for any breach by such advisors of the aforementioned like duty of confidentiality;

(vi)

the Agent and each of the Lenders may disclose Information to any actual or prospective counterparty to any securitization, swap or derivative transaction relating to the Borrower; provided that such counterparty or other Person agrees in writing to be under a like duty of confidentiality to that contained in this Section and such disclosure is limited solely to the Information necessary for the transaction in question;

(vii)

the Agent and each of the Lenders may disclose any Information: (A) which is or becomes readily available to the public (other than by a breach hereof, including, for certainty, by a breach hereof by a Person for which the applicable Lender or the Agent is responsible), (B) which the Agent or the relevant Lender can show was, prior to receipt thereof from the Borrower or the Guarantor, lawfully in the Agent’s or Lender’s possession from a source other than the Borrower or the Guarantor or a representative of the Borrower or the Guarantor and not then subject to any obligation on its part to maintain confidentiality, or (C) which the Agent or the relevant Lender received from a third party who was not, to the actual knowledge of the Agent or such Lender, under a duty of confidentiality to the Borrower or the Guarantor at the time the information was so received;

(viii)

the Agent and each of the Lenders may disclose all or any part of the Information so as to enable the Agent and the Lenders to (A) initiate any lawsuit against the Borrower or the Guarantor or to defend any lawsuit commenced by the Borrower or the Guarantor the issues of which specifically relate to the Information, but only to the extent such disclosure is necessary to the initiation or defense of such lawsuit or (B) enforce any rights or remedies under any Loan Document, but only to the extent such disclosure is necessary to such enforcement;

(ix)	the Agent and each of the Lenders may disclose all or any part of the Information to any other party to this Agreement;

(x)

the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and

(xi)	the Agent and each of the Lenders may disclose all or any part of the Information with the prior written consent of the Borrower or the Guarantor.

(c)

The provisions of this Section 16.1 shall survive hereunder for a period of five years following the termination of the Agreement and the repayment of all Loan Indebtedness by the Borrower to the Agent and the Lenders.

16.2	Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions; any prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable the provision concerned in any other jurisdiction.

16.3	Amendments and Waivers

No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement is effective against the Agent or the Lenders except in accordance with Section 12.12 and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given. Any waiver by the Lenders of the strict observance, performance or compliance with any term, covenant, condition or agreement of this Agreement, and any indulgence granted by the Lenders, is not a waiver of any subsequent default.

16.4	Survival of Representations

All representations and warranties made pursuant to this Agreement survive the execution and delivery of this Agreement.

16.5	Whole Agreement

This Agreement, together with the other Loan Documents delivered by the Borrower hereunder, constitutes the whole and entire agreement between the parties pertaining to the subject matter hereof and, except as provided herein, cancels and supersedes any prior agreements, undertakings, declarations and representations, written or verbal, pertaining to the subject matter hereof.

16.6	Term of Agreement

The term of this Agreement shall continue until the later of the date on which the Lenders have no further Commitments hereunder and the date on which the Borrower has paid to the Agent and the Lenders all Loan Indebtedness owing to them under the Loan Documents.

16.7	Time of Essence

Time shall be of the essence of this Agreement.

16.8	Substitution of Lender

In the event:

(a)	the Borrower is required to pay any Lender any additional amounts as a result of applying Section 6.3 or Article 10 or receives a notice as contemplated under Section 10.1 or 10.3;

(b)	any Lender shall become a Defaulting Lender; or

(c)

any Lender shall withhold its approval to a proposed consent under, waiver of or amendment to the Loan Documents which requires unanimous approval of the Lenders under the Loan Documents (any such Lender being a “Non-Consenting Lender”);

(any such Lender being a “Subject Lender”), the Borrower may, in its sole discretion (i) request the Agent to use reasonable efforts to obtain a replacement financial institution satisfactory to the Borrower and the Agent to acquire and assume all or part of the Subject Lender’s Borrowings and Commitment (a “Replacement Lender”); (ii) request the Subject Lender to use reasonable efforts to obtain a Replacement Lender satisfactory to the Borrower and the Agent to acquire and assume all or part of the Subject Lender’s Loan Indebtedness and Commitments; (iii) request one or more of the other Lenders to acquire and assume all or part of the Subject Lender’s Loan Indebtedness and Commitments (there being no obligation on the other Lenders to do so); (iv) designate a Replacement Lender acceptable to the Agent, acting reasonably, to acquire and assume all or part of the Subject Lender’s Loan Indebtedness and Commitments; (v) elect to terminate all of the non-assigned Commitments of the Subject Lender on 15 days’ notice to the Agent and such Lender, without terminating any or all of the Commitments of any other Lenders; and (vi) any combination of the foregoing. Any such replacement, acquisition and assumption, designation or termination shall only be effective upon the Subject Lender receiving, as applicable, payment of, or the purchase price for, all loans, interest and fees accrued hereunder to the date of such event, or such lesser amount as may be agreed by the Subject Lender, and adequate provision, satisfactory to the Subject Lender (acting reasonably), being made for (w) payment at maturity of the face amount of Bankers’ Acceptances outstanding hereunder which were accepted by the Subject Lender; (x) indemnification, cash collateralization or release of the Subject Lender from its obligations in respect of any outstanding Letters of Credit including its obligations under Section 3.7(d); (y) any costs, losses, premiums or expenses incurred by the Subject Lender by reason of a liquidation or re-deployment of deposits or other funds in respect of LIBOR Loans outstanding hereunder; and (z) in any case, payment of all other amounts accrued to the date of such event which are owed to the Subject Lender hereunder. Any such acquisition and assumption by a Replacement Lender shall be made pursuant to and in accordance with the provisions of the last 3 sentences of Section 16.9(a), mutatis mutandis. Any such replacement or repayment of a Non-Consenting Lender shall only be permitted if, after doing so, the proposed consent, waiver or amendment will be approved in accordance with the Loan Documents.

16.9	Successors and Assigns

(a)

Assignments: Subject to Section 8.2(c), the Borrower may not assign its rights or obligations hereunder without the prior written consent of all of the Lenders. If an Event of Default has occurred and is continuing, a Lender may, at the Borrower’s cost and expense, with the prior consent of the Agent (other than in the case of an assignment to such Lender’s Affiliate) and the Fronting Banks (such consents not to be unreasonably withheld) but without the Borrower’s consent, assign in whole or in part its rights and obligations under this Agreement and the other Loan Documents to any Person (other than the Borrower or any of its Subsidiaries). If no Event of Default has occurred and is continuing, a Lender may, at its sole cost and expense, with the prior consent of the Agent, the Fronting Banks and the Borrower (such consents not to be unreasonably withheld), assign in whole or in part, its rights and obligations under this Agreement and the other Loan Documents to any Person (other than the Borrower or any of its Subsidiaries); it being agreed by each Lender that if no Event of Default has occurred and is continuing, it shall not make any such assignment which does not comply with this sentence. If no Event of Default has occurred and is continuing, no assignment of a part of the rights and obligations of a Lender hereunder shall (i) be less than an aggregate of US$10,000,000 of the assigning Lender’s Commitments unless the assigning Lender’s Commitments are then less than US$10,000,000 in which case the assignment shall be of the whole of the assigning Lender’s Commitments, (ii) be made in increments of less than US$1,000,000, unless the Commitments being assigned consist of the whole of the assigning Lender’s Commitments, or (iii) result in any Lender’s Commitments, after giving effect to a partial assignment of that Lender’s Commitments amounting to less than US$10,000,000. Assignments shall be substantially in the form of Schedule “I”. Upon any assignment by a Lender to a Person (a “Permitted Assignee”) in accordance with the provisions of this Section 16.9, such Lender shall pay a fee of US$3,500 as a processing fee to the Agent and shall cause such Permitted Assignee to be substituted for such Lender in respect of the rights and obligations under the Loan Documents which are so assigned; the Agent shall, and is hereby authorized by the Borrower and each Lender to, issue a revised Schedule “J” giving effect to such assignment; and the assigning Lender shall, as of the effective date thereof, be released from its obligations to the Borrower hereunder relating to the assigned interests arising subsequent to such date to the extent thereof. Any such assignment shall not increase, in aggregate, the liabilities (by way of withholding tax, any obligation to pay additional amounts pursuant to Section 6.3 or Additional Compensation pursuant to Article 10, or otherwise), costs and out-of-pocket expenses of the Borrower hereunder, other than the requirement to pay any costs and expenses incurred by the Lenders in completing any assignment by the Borrower, or by a Lender if an Event of Default has occurred and is continuing; provided that an assignment shall be deemed not to increase the liabilities, costs and expenses of the Borrower hereunder solely due to the fact that the assignee is a Schedule II Bank or a Schedule III Bank thereby potentially resulting in a higher Discount Rate than would be the case with a Schedule I Bank, or that such assignment increases the number of Lenders.

(b)

Participations: The Borrower agrees that a Lender may, with the prior consent of the Agent and the Borrower (such consents not to be unreasonably withheld), sell or agree to sell a participation (a “Participation”) to a Person (a “Participant”) in all or any part of any Borrowings made or to be made by it; provided that upon the sale of any such Participation, the Participant purchasing such Participation shall not have any rights under any of the Loan Documents and the Borrower shall not have any obligations to such Participant, and all amounts payable by the Borrower under this Agreement shall be determined pursuant to this Agreement solely as between such Lender and the Borrower as if such Lender had not sold or agreed to sell such Participation. Notwithstanding the foregoing, the consent of the Agent and the Borrower shall not be required in connection with any Participation which is sold (i) to an Affiliate of the selling Lender or (ii) after an Event of Default has occurred and is continuing.

(c)

Rights and Obligations of a Lender on a Participation: Notwithstanding anything herein to the contrary, the sale by a Lender of a Participation to a Participant shall not affect the Lender’s Proportion of such Lender nor otherwise alter the obligations of such Lender to the Borrower pursuant to this Agreement, and such Lender shall continue to perform fully all of its obligations to the Borrower under this Agreement pursuant to the terms hereof, regardless of any failure to perform by any Participant or any other term, condition or event relating to any Participation. Any Participant’s rights against such Lender and obligations in favour of such Lender in respect of such Participation shall be those set forth in any agreement executed by such Lender and such Participant relating thereto.

(d)

Exception for Lender Pledges: Any Lender may, without the consent of the Borrower, the Agent or the Fronting Banks, at any time pledge or assign a security interest in all or any portion of its rights under the Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 16.9 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.10	AML Legislation and “Know Your Client” Requirements

(a)

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA) or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), it may be required to obtain, verify and record information that identifies the Guarantor, the Borrower and each Material Subsidiary or Restricted Subsidiary, which information includes the name and address of each such Person and such other information that will allow such Lender or the Agent, as applicable, to identify each such Person in accordance with AML Legislation (including, information regarding such Person’s directors, authorized signing officers, or other Persons in control of each such Person). The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with AML Legislation. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent (for itself and not on behalf of any Lender), or any prospective assignee of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)

If, upon the written request of any Lender, the Agent (for itself and not on behalf of any Lender) has ascertained the identity of the Guarantor, the Borrower or any Material Subsidiary or Restricted Subsidiary or any authorized signatories of such Person for the purposes of applicable AML Legislation on such Lender’s behalf, then the Agent:

(i)

shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Agent within the meaning of applicable AML Legislation; and

(ii)	shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)

Notwithstanding anything to the contrary in this Section 16.10, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Guarantor, the Borrower or any Material Subsidiary or Restricted Subsidiary or any authorized signatories of such Person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such Person or any such authorized signatory in doing so.

16.11	Platform

(a)

Each of the Borrower and the Guarantor agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(b)

The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications caused by posting such Communications on the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose or freedom from viruses or other code defects, is made by any Agent Party in connection with the Platform. In no event shall the

Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Guarantor or any of its Subsidiaries, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any of its Subsidiaries’ or the Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Guarantor or any Subsidiary thereof provides to the Agent specifically for posting on the Platform pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Lender by means of the Platform.

16.12 Waiver of Jury Trial

To the extent permitted by Applicable Law, each of the Borrower, the Guarantor, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Loan Documents or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

16.13	Electronic Communications

(a)

Any demand, notice or communication to be made or given hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular demands, notices or communications.

(b)

Unless the Agent otherwise prescribes, demands, notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and demands, notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address of notification that such notice or communication is available and identifying the website address therefor, provided that, if such demand, notice, email or other communication is not sent within normal business hours of the recipient, such demand, notice or other communication shall be deemed to have been sent at the opening of business on the next Business Day.

16.14	Counterparts

This Agreement may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier, PDF or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

16.15	Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its Lender Parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

(Remainder of page intentionally left blank.)

Notice Address:

500 Centre Street S.E.

P.O. Box 2850

Calgary, Alberta

T2P 2S5

Attention: Chief Financial Officer

Facsimile: (403) 645-4853

with a copy to:

Treasury Department

Facsimile: (403) 645-4613

Notice Address:

370 17th Street, Suite 1700

Denver, Colorado 80202

Attention: Treasurer

Facsimile: (303) 623-2400

OVINTIV CANADA ULC, AS BORROWER

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: Chief Financial Officer

By:	/s/ H. Jason Verhaest
Name: H. Jason Verhaest
Title: Treasurer

OVINTIV INC., AS GUARANTOR

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: Executive Vice-President & Chief Financial Officer

By:	/s/ H. Jason Verhaest
Name: H. Jason Verhaest
Title: Treasurer

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

ROYAL BANK OF CANADA, as Agent

By:	/s/ Yvonne Brazier
Name: Yvonne Brazier
Title: Manager, Agency Services

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

ROYAL BANK OF CANADA

By:	/s/ Mike Gaudet
Name: Mike Gaudet
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

By:	/s/ Arina Mavilian
Name: Arina Mavilian
Title: Executive Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Joelle Chatwin
Name: Joelle Chatwin
Title: Managing Director

By:	/s/ Kezia Burke
Name: Kezia Burke
Title: Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

THE TORONTO-DOMINION BANK

By:	/s/ Cathy McGee
Name: Cathy McGee
Title: Director

By:	/s/ Anil Nayak
Name: Anil Nayak
Title: Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

CITIBANK, N.A., CANADIAN BRANCH

By:	/s/ Jonathan Cain
Name: Jonathan Cain
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

ATB FINANCIAL

By:	/s/ Brian Spilchen
Name: Brian Spilchen
Title: Senior Director, Corporate Financial Services

By:	/s/ Yang Zhao
Name: Yang Zhao
Title: Associate Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

BANK OF MONTREAL

By:	/s/ Ebba Jantz
Name: Ebba Jantz
Title: Managing Director

By:	/s/ Kyle Duperron
Name: Kyle Duperron
Title: Analyst

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

THE BANK OF NOVA SCOTIA

By:	/s/ Albert Kwan
Name: Albert Kwan
Title: Director

By:	/s/ Kayla Keim
Name: Kayla Keim
Title: Associate

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

NATIONAL BANK OF CANADA

By:	/s/ Chuck Warinca
Name: Chuck Warinca
Title: Authorized Signatory

By:	/s/ Mark Williamson
Name: Mark Williamson
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

FÉDÉRATION DES CAISSES DESJARDINS DU QUÉBEC

By:	/s/ Oliver Sumugod
Name: Oliver Sumugod
Title: Director

By:	/s/ Matt van Remmen
Name: Matt van Remmen
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

SUMITOMO MITSUI BANKING CORPORATION, CANADA BRANCH

By:	/s/ Alfred Lee
Name: Alfred Lee
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

CREDIT SUISSE AG, TORONTO BRANCH

By:	/s/ Chris Gage
Name: Chris Gage
Title: Authorized Signatory

By:	/s/ Szymon Ordys
Name: Szymon Ordys
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

WELLS FARGO BANK, N.A.

By:	/s/ Brandon Dunn
Name: Brandon Dunn
Title: Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

BANK OF AMERICA, N.A., CANADA BRANCH

By:	/s/ Adrian Plummer
Name: Adrian Plummer
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

MUFG BANK, LTD., CANADA BRANCH

By:	/s/ John Hunt
Name: John Hunt
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

MIZUHO BANK, LTD.

By:	/s/ Carmen Angelescu
Name: Carmen Angelescu
Title: Director

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

BANK OF CHINA (CANADA)

By:	/s/ Gordon Sun
Name: Gordon Sun
Title: Relationship Manager

By:	/s/ Jian Shi
Name: Jian Shi
Title: Head of Corporate Banking Department

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]

MORGAN STANLEY BANK, N.A.

By:	/s/ Julie Lilienfeld
Name: Julie Lilienfeld
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement – Ovintiv Canada ULC]